As filed with the Securities and Exchange Commission on April 27, 2010
Registration No.  333-163867

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDIA GLOBALIZATION CAPITAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1600	20-2760393
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4336 Montgomery Ave.
Bethesda, Maryland 20814
(301) 983-0998
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Ram Mukunda
Chief Executive Officer and President
India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, Maryland, 20814
(301) 983-0998
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Stanley S. Jutkowitz, Esq.
Seyfarth Shaw LLP
975 F Street, N.W.
Washington, D.C. 20004
Telephone: (202) 463-2400
Facsimile: (202) 828-5393

Approximate date of commencement of proposed sale to public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered (1)	Price (2)	Registration Fee (2)
Common Stock, $0.0001 par value per share
Warrants (3)
Shares of Common Stock, $0.0001 par value per share, underlying Warrants
Total	$17,000,000	$1212.10	(4)

(1)	Any securities registered hereunder may be sold separately or together with other securities registered hereunder.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)
Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants because the Registrant is registering these securities in the same Registration Statement as the underlying common stock to be offered pursuant thereto.  Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable upon exercise of warrants registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(4)	A registration fee of $223.20 was paid concurrently with the filing of the initial S-1 on December 18, 2009. The balance of the fee is being paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2010

PROSPECTUS

India Globalization Capital, Inc.

Units, each Unit Consisting of
Share(s) Common Stock and
Warrant(s) to purchase up to shares of Common Stock

We are offering up to      units, each unit consisting of        share(s) of our common stock, par value $0.0001 per share, and      warrant(s) to purchase up to     shares of our common stock.  Each warrants entitles its Holder to purchase     shares of our common stock at an exercise price of $   per share.  Units will not be issued or certificated.  The units will separate immediately and the common stock and warrants will be issued separately and the common stock will trade separately.  The units are being offered and sold at a price of $       per unit.  The price per unit is being allocated as $         per share of common stock and $       per warrant.

This is a reasonable best efforts offering by us, with Source Capital Group, Inc. and _______ acting as our exclusive co-placement agents. We have entered into a letter agreement with the placement agents, relating to the units offered by this prospectus. The placement agents are not purchasing or selling any securities pursuant to this prospectus, nor are they required to sell any specific number or dollar amount of the securities offered hereby, but will use their reasonable best efforts to arrange for the sale of the securities being offered. See the section entitled “Plan of Distribution” beginning on page S-_ of this prospectus for more information regarding these arrangements. The placement agents will receive compensation for sales of the securities offered hereby at a fixed commission rate of  _% of the gross proceeds of the offering, provided that the commission rate shall be reduced to _% for sales to certain investors identified by us.

At the election of us, Source Capital Group, Inc. and ________, we may elect to increase the aggregate offering amount in this offering by up to 20%, not to exceed $20,400,000 in the aggregate.

All funds we receive from purchasers will be placed in a non-interest-bearing escrow account with Continental Stock Transfer & Trust Company, Inc. which we refer to as the escrow agent. At the closing of the offering, retail purchasers will make payments to the placement agents who will deposit the funds in that account and institutional purchasers will make payments directly to that account. We will then issue and deliver the securities. . We expect the closing to occur on or about _____ __, 2010.  Our units, shares of common stock and warrants are currently traded on the NYSE Amex Equities (“NYSE Amex”) under the symbols “IGC.U,” “IGC” and “IGC.WS,” respectively. As of April 27, 2010, the closing sale price of our common stock was $2.05, the closing sale price of our units was $2.45, and the closing sale price of our warrants was $0.10.

Investing in the offered securities involves substantial risks.  In reviewing this prospectus, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 4, and in other documents incorporated by reference, including our Annual Report on Form 10-K for our fiscal year ended March 31, 2009.

	Per Share	Total
Price to Public	$	$

Placement agents’ fees (1)	$	$

Proceeds, before expenses, to India Globalization Capital, Inc. (1)	$	$

(1)	For the purpose of estimating the placement agents’ fees, we have assumed that they will receive their maximum commission on all sales made in the offering.

(2)	We estimate total expenses of this offering, excluding the placement agents’ fees, will be approximately $156,000.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2010.

All references to “IGC,” “we,” “our,” “us,” and similar terms in this prospectus refer to India Globalization Capital, Inc.

Some of the industry data contained in this prospectus are derived from data from various third-party sources. While we are not aware of any misstatements regarding any industry data presented herein, such data is subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) utilizing a registration process. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus before making a decision whether to invest in the common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference into this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be.

PROSPECTUS SUMMARY
The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks relating to our business and common stock discussed under the heading “Risk Factors” and our financial statements.

India Globalization Capital, Inc.

Our Business

Background of India Globalization Capital, Inc. (IGC)

IGC, a Maryland corporation, was organized on April 29, 2005 as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. On March 8, 2006, we completed an initial public offering.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) and 77% of the equity of Techni Bharathi Limited (TBL). The shares of the two Indian companies, Sricon and TBL, are held by IGC-M.

Most of the shares of Sricon and TBL acquired by IGC were purchased directly from the companies. IGC purchased a portion of the shares from the existing owners of the companies.  The founders and management of Sricon own 78% of Sricon (after giving effect to the deconsolidation described below) and the founders and management of TBL own 23% of TBL.

In connection with the acquisitions, IGC borrowed approximately $17 million from Sricon.   According to the original purchase agreement, if the loan is not repaid, then the result could be a reduction in IGC’s ownership percentage of Sricon.

The acquisitions were accounted for under the purchase method of accounting.  Under this method of accounting, for accounting and financial purposes, IGC-M, Limited was treated as the acquiring entity and TBL as the acquired entity

Effective October 1, 2009 we decreased our ownership in Sricon Infrastructure from 63% to 22.3%.   As described earlier, on March 7, 2008 we consummated the Sricon Acquisition by purchasing 63% for about $29 million (based on an exchange rate of 40 INR for $1 USD).  We subsequently borrowed around $17.9 million (based on 40 INR for 1 USD) from Sricon.  Through 2008 and 2009 we expanded our business offerings beyond construction to include a rapidly growing materials business. We have successfully repositioned the company as a materials and construction company; with construction activity in our TBL subsidiary and materials activity in our other subsidiaries.  Rather than continue to owe Sricon $17.9 million, and more importantly, continue to fund two construction companies, we decreased our ownership in Sricon by an amount proportionate to the loan.  The impact of this is that we no longer owe Sricon $17.9 million and our corresponding ownership is a non-controlling interest.  The deconsolidation of Sricon from the balance sheet of IGC, resulted  in shrinkage of the IGC balance sheet, compared to March 31, 2009, and a one-time charge on the P&L in the quarter ended December 31, 2009.  Post deconsolidation, earnings and losses from Sricon are accounted for using the equity method of accounting.

 The consolidated IGC financial statements provided after the date of deconsolidation (October 1, 2009) do not include a line by line consolidation of Sricon.   However, the consolidated IGC financials before October 1, 2009 include a line by line consolidation of Sricon.

Unless the context requires otherwise, all references in this report to the “Company”, “IGC”, “we”, “our”, and “us” refer to India Globalization Capital, Inc, together with its wholly owned subsidiary IGC-M, and its subsidiaries and non-controlling interests (TBL, IGC-MPL, IGC-LPL, IGC IMT and Sricon,).

Background of India based  Subsidiaries

Techni Bharathi Limited (“TBL”) was incorporated as a public (but not listed on the stock market) limited company on June 19, 1982 in Cochin, India.  TBL is an engineering and construction company engaged in the execution of civil construction and structural engineering projects.  TBL has a focus in the Indian states of Andhra Pradesh, Karnataka, Assam and Tamil Nadu. Its present and past clients include various Indian government organizations.

IGC Materials, Private Limited (“IGC-MPL”) and  IGC Logistics, Private Limited (“IGC-LPL”), are based in Nagpur India and were incorporated in June 2009.  The two companies focus on infrastructure materials like rock aggregate, bricks, concrete and other material as well as the logistical support for the transportation of infrastructure material.  IGC India Mining and Trading (“IGC-IMT”) was incorporated in December 2008 in Chennai, India.   IGC-IMT is involved in the export of iron ore to China. IGC-MPL, IGC-LPL and IGC-IMT are all wholly owned subsidiaries of IGC-M.

Our approach is to offer a suite of services to customers involving construction as well as sale and transportation of materials.

Core Business Competencies

We offer an integrated approach in our customer service delivery based on core competencies that we have demonstrated over the years.  This integrated approach provides us with an advantage over our competitors.

Our core business competencies include the following:

1)	Highway and heavy construction
2)	Mining and Quarrying
3)	Construction and maintenance of high temperature plants

Our Growth Strategy and Business Model

Our growth strategy and business model is the following:

1)	Deepen our relationships with our existing construction customers by providing them infrastructure materials like iron ore, rock aggregate, concrete, coal and associated logistical support.

2)	Expand our materials offering by expanding the number of rock aggregate quarries and other material infrastructure.

3)
Leverage our expertise in the logistics and supply of iron ore by increasing the number of shipping hubs we operate from and expand our offering into China and other Asian countries to take advantage of the infrastructure growth in India, China and other Asian countries.

4)	Expand the number of recurring contracts for infrastructure build out to customers that can benefit from our portfolio of offerings.

5)	As part of our financing plan, aggressively pursue the collection of delay claims in past projects.

Please see the “Risk Factors” section commencing on page 4 for more information concerning the risks of investing in our company.

Where You Can Find More Information

We have three securities listed on the NYSE Amex: (1) common stock, $.0001 par value (ticker symbol: IGC), (2) redeemable warrants to purchase common stock (ticker symbol: IGC.WS) and (3) units consisting of one share of common stock and two redeemable warrants to purchase common stock (ticker symbol: IGC.U).

We will make available on our website, www.indiaglobalcap.com, our annual reports, quarterly reports, proxy statements as well as up to- date investor presentations. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

We have filed a registration statement on Form S-1 with the SEC registering under the Securities Act the common stock that may be distributed under this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us and our common stock, you should consult the registration statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

The Offering

Issuer	India Globalization Capital, Inc., a Maryland corporation

Securities Offered
Up to     units.  Each unit will consist of       share(s) of our common stock, $0.0001 par value per share, and warrant(s) to purchase       shares of our common stock.  In addition, we will issue warrants to purchase up to an additional      shares of our common stock to the placement agent at an exercise price of $    per share.

Offering Price	$ per unit. The price per unit is being allocated as $ per share of common stock and $ per warrant.

Description of Warrants	The warrants will be exercisable on or after the applicable closing date of this offering through and including close of business on , 20 at an exercise price of $ per share.

Shares Outstanding	12,994,207 shares

Number of shares of common stock to be outstanding after this offering	Up to shares, which does not include shares of common stock issuable upon exercise of the warrants included in the offered units.

No Minimum
There is no minimum for this offering. All funds we receive from purchasers will be placed in a non-interest-bearing escrow account with Continental Stock Transfer & Trust Company, Inc. which we refer to as the escrow agent. At the closing of the offering, retail purchasers will make payments to the placement agents who will deposit the funds in that account and institutional purchasers will make payments directly to that account. We will then issue and deliver the securities.

Use of Proceeds
We intend to use the net proceeds from this offering for general corporate purposes, which may include the development and commercialization of our product candidates, repayment of indebtedness, and the acquisitions of businesses, products, technologies or licenses that are complementary to our business. See “Use of Proceeds” on page 13.

NYSE Amex Symbol for Common Stock:	IGC

Risk Factors
You should carefully consider the matters discussed under the heading “Risk Factors” and in the documents incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus in evaluating us and our common stock and other securities. If any of the following risks and uncertainties develop into actual events, they could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock and other securities  also could be adversely affected. We make various statements in this section, which constitute “forward-looking statements.” See “Forward-Looking Statements.”

RISKS ASSOCIATED WITH OUR INDUSTRY AND DOING BUSINESS IN INDIA

 Any downgrading of India’s debt rating by an international rating agency, or an increase in interest rates in India, could have a negative impact on our ability to borrow in India.

As we scale our operations we may increase the amount of money we borrow for working capital and leasing of equipment. Any adverse revisions to India’s credit ratings for domestic and international debt by international rating agencies as well as an increase in Indian interest rates may adversely impact our ability to finance growth through debt and could lead to a tightening of our margins, adversely affecting our operating income.

A change in government policy, a down turn in the Indian economy or a natural disaster could adversely affect our business, financial condition, results of operations and future prospects.

Our construction business is dependent on the government of India as well as the state governments for contracts.  Their operations and financial results may be affected by changes in the government’s policy towards building infrastructure.  In addition, the slow down in the Indian economy has caused the government to slow down the pace of infrastructure building, which if unchanged could adversely affect our future performance.  We foresee no immediate changes to government policy or market conditions that would adversely affect our ability to conduct business other than limited access to credit.

Political, economic, social and other factors in India may adversely affect business.

Our ability to grow our business may be adversely affected by political, economic, social and religious factors, changes in Indian law or regulations and the status of India’s relations with other countries. In addition, the economy of India may differ favorably or unfavorably from the U.S. economy in such respects as the rate of growth of gross domestic product, the rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position. According to the World Factbook published by the United States Central Intelligence Agency, the Indian government has exercised and continues to exercise significant influence over many aspects of the economy, and privatization of government-owned industries proceeds at a slow pace. Accordingly, Indian government actions in the future could have a significant effect on the Indian economy, which could have a material adverse affect on our ability to achieve our business objective.

Since mid-1991, the Indian government has committed itself to implementing an economic structural reform program with the objective of liberalizing India’s exchange and trade policies, reducing the fiscal deficit, controlling inflation, promoting a sound monetary policy, reforming the financial sector, and placing greater reliance on market mechanisms to direct economic activity. A significant component of the program is the promotion of foreign investment in key areas of the economy and the further development of, and the relaxation of restrictions in, the private sector. These policies have been coupled with the express intention to redirect the government’s central planning function away from the allocation of resources and toward the issuance of indicative guidelines. While the government’s policies have resulted in improved economic performance, there can be no assurance that the economic improvement will be sustained. Moreover, there can be no assurance that these economic reforms will persist, and that any newly elected government will continue the program of economic liberalization of previous governments. Any change may adversely affect Indian laws and policies with respect to foreign investment and currency exchange. Such changes in economic policies could negatively affect the general business and economic conditions in India, which could in turn adversely affect our business.

Terrorist attacks and other acts of violence or war within India or involving India and other countries could adversely affect the financial markets and our business.

Terrorist attacks and other acts of violence could have the direct effect of destroying our plant and property causing a loss and interruption of business.  According to the World Factbook, religious and border disputes persist in India and remain pressing problems. For example, India has from time to time experienced civil unrest and hostilities with neighboring countries such as Pakistan. The longstanding dispute with Pakistan over the border Indian states of Jammu and Kashmir, a majority of whose population is Muslim, remains unresolved. If the Indian government is unable to control the violence and disruption associated with these tensions, the results could destabilize the economy and, consequently, adversely affect our business.

Since early 2003, there have also been military hostilities and civil unrest in Afghanistan, Iraq, Pakistan and other Asian countries. These events could adversely influence the Indian economy and, as a result, negatively affect our business.

While we may have insurance to cover some of these risks and can file claims against the contracting agencies, there can be no guarantee that we will be able to collect in a timely manner.  Further, India has seen an increase in politically motivated insurgencies and a fairly active communist following.  Any uprising from these groups can delay our roadwork and disrupt our business.  Terrorist attacks, insurgencies or the threat of violence could slow down road building activity and acquisition of materials which could adversely affect our business.

Exchange controls that exist in India may limit our ability to utilize our cash flow effectively.

We are subject to India’s rules and regulations on currency conversion. In India, the Foreign Exchange Management Act or FEMA, regulates the conversion of the Indian rupee into foreign currencies.  However, comprehensive amendments have been made to FEMA to support the economic liberalization.  Companies are now permitted to operate in India without any special restrictions, effectively placing them on par with wholly Indian owned companies. In addition, foreign exchange controls have been substantially relaxed. Notwithstanding these changes, the Indian foreign exchange market is not yet fully developed and we cannot assure that the Indian authorities will not revert back to regulating companies and imposing new restrictions on the convertibility of the Indian rupee. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of India.

Changes in the exchange rate of the Indian rupee may negatively impact our revenues and expenses.

Our operations are primarily located in India and we receive payment in Indian rupees.  As the results of operations are reported in US dollars, to the extent that there is a decrease in the exchange rate of Indian rupees into US dollars, such a decrease could have a material impact on our operating results or financial condition.

Returns on investment in Indian companies may be decreased by withholding and other taxes.

Our investments in India will incur tax risk unique to investment in India and in developing economies in general. Income that might otherwise not be subject to withholding of local income tax under normal international conventions may be subject to withholding of Indian income tax.  Under treaties with India and under local Indian income tax law, income is generally sourced in India and subject to Indian tax if paid from India. This is true whether or not the services or the earning of the income would normally be considered as from sources outside India in other contexts. Additionally, proof of payment of withholding taxes may be required as part of the remittance procedure. Any withholding taxes paid by us on income from our investments in India may or may not be creditable on our income tax returns.

We intend to avail ourselves of income tax treaties with India and minimize any Indian withholding tax or local taxes.  However, there is no assurance that the Indian tax authorities will always recognize such treaties and its applications. We have also created a foreign subsidiary in Mauritius, in order to limit the potential tax exposure.

RISKS ASSOCIATED WITH OUR BUSINESS

The cost of obtaining bank financing may reduce our income.

TBL has restructured some of its bank debt and may, in the future, face higher interest rates or will require higher collateral with the banks.  This increases the cost of money for the construction business and could decrease our margins.   IGC expects to provide collateral support for two to three years, by which time we expect the credit worthiness of the construction business to increase to adequate levels.  Further, collateral that has been provided to the banks consists mostly of real estate, which has fallen in value, thus reducing our ability to borrow.

Availability of raw materials at competitive prices.

Construction contracts are primarily dependent on adequate and timely supply of raw materials, such as cement, steel and aggregates, at competitive prices. As the demand from competing larger and well-established firms increases for procuring raw materials, we could face an increase in the price of raw materials that may negatively impact profitability.

Some of our business is dependent on contracts awarded by the Government and its agencies.

The construction business is dependent on central and state budget allocations to the infrastructure sector. We derive the bulk of our construction revenue from contracts awarded by the central and state governments of India and their agencies.  If there are delays in the payment of invoices by the government, our working capital requirements could increase.

Compliance with the Foreign Corrupt Practices Act could adversely impact our competitive position. Failure to comply could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States public companies from engaging in bribery of or other prohibited payments to foreign officials to obtain or retain business. While we will take precautions to educate the employees of our subsidiaries of the Foreign Corrupt Practices Act, there can be no assurance that we or the employees or agents of our subsidiaries will not engage in such conduct, for which we might be held responsible. We could suffer penalties that may have a material adverse effect on our business, financial condition and results of operations.

We may issue shares of our capital stock, including through convertible debt securities, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 75,000,000 shares of common stock, par value $.0001 per share and 1,000,000 shares of preferred stock, par value $.0001 per share. There are currently approximately 47,000,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Ferris, Baker Watts, Inc. and shares authorized for issuance under our 2008 Omnibus Incentive Plan, including outstanding options issued there under) and all of the 1,000,000 shares of preferred stock available for issuance. We issued an aggregate of 1,060,000 shares of our common stock in connection with a private placement of debt securities and an exchange of previously issued debt securities for new debt securities and the common stock in October 2009 and may engage in similar private placements in the future.  The issuance of additional shares of our common stock including upon conversion of any debt securities:

•	may significantly reduce the equity interest of our existing shareholders; and

•	may adversely affect prevailing market prices for our common stock, warrants or units.

We may issue notes or other debt securities, which may adversely affect our leverage and financial condition.

During each of 2008 and 2009, we sold debt securities in the principal amount of $2,000,000 in a private placement  and may engage in similar private placements in the future. The incurrence of this debt:

•	may lead to default and foreclosure on our assets if our operating revenues are insufficient to pay our debt obligations;

•	may cause an acceleration of our obligations to repay the debt even if we make all principal and interest payments when due if we breach the covenants contained in the terms of the debt documents;

•	may create an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand; and

•
may hinder our ability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such security is outstanding, or to the extent our existing leverage discourages other potential investors.

Additional capital may be costly or difficult to obtain.

Additional capital, whether through the offering of equity or debt securities, may not be available on reasonable terms or at all, especially in light of the recent downturn in the economy and dislocations in the credit and capital markets. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.  We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Leveled penalties for time overruns may adversely affect our economic performance.

TBL executes construction contracts primarily in the roads and infrastructure development sectors. TBL typically enters into high value contracts for these activities, which impose penalties if contracts are not executed in a timely manner.  If TBL is unable to meet the performance criteria as prescribed by respective contracts, then levied penalties may adversely affect our financial performance.

Our business is dependent on continuing relationships with clients and strategic partners.

Our business is dependent on developing and maintaining strategic alliances with contractors that undertake turnkey contracts for infrastructure development projects as well as government organizations.  The business and our results could be adversely affected if we are unable to maintain continuing relationships and pre-qualified status with key clients and strategic partners.

Our business model relies heavily on our management team and any unexpected loss of key officers may adversely affect our operations

The continued success of our business is largely dependent on the continued services of key employees.  The loss of the services of certain key personnel, without adequate replacement, could have an adverse effect on our performance. Our senior management as well as the senior management of our subsidiaries have played a significant role in developing and executing the overall business plan, maintaining client relationships, proprietary processes and technology.  While no one is irreplaceable, the loss of the services of any would be disruptive to our business.    Our strategy, management, financial and operational oversight are heavily dependent on our Founder and CEO. The loss of our CEO could have a significant adverse effect on our business.  In order to mitigate these risk factors we are recruiting professional managers and expanding the executive ranks as well as pursuing succession-planning initiatives, but this will take time and there can be no guarantees that these mitigation efforts will be successful.

Quarterly financial results will vary.

Factors that may contribute to the variability of quarterly revenue, operating results or profitability include:

•
Fluctuations in revenue due to seasonality:  For example, during the monsoon season, the heavy rains slow down  construction work resulting in an overall slow down of the supply of materials as well as construction activity.  This results in uneven revenue and operating results through the quarters.  In general, the months between June and September are the rainy seasons and these tend to be slower quarters than the others.

•	Commencement, completion and termination of contracts during any particular quarter.
•	Additions and departures of key personnel.
•	Claims filed against the contractee for delays and changes in scope, among others, can sometimes enter arbitration and take time to settle. This could result in a tightening of working capital.
•	Strategic decisions made by us and our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments and changes in business strategy.
Our revenue recognition policy records contract revenue for those stages of a project that we complete, after we receive certification from the client that such stage has been successfully completed. Since revenue is not recognized until we receive a certification from our clients, revenue recognition can be uneven.

Our future operating results and the market price of our common stock could be materially adversely affected if we are required to write down the carrying value of goodwill associated with any of our businesses in the future.

We review our goodwill balance for impairment on at least an annual basis through the application of a fair value-based test. Our estimate of fair value is based primarily on projected future results and cash flows and other assumptions. In addition, we review long-lived assets whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. In the fourth quarter of our 2009 fiscal year, we performed our annual test for goodwill impairment and determined that our goodwill was not impaired. In the future, if our projected discounted cash flows associated with our businesses do not exceed the carrying value of their net assets, we may be required to record write downs of the carrying value of goodwill or other long-lived assets associated with any of our businesses and our operating results and the market price of our common stock may be materially adversely affected.

As of March 31 2009 our goodwill balance was $17.5 million and as of December 31 2009  our goodwill balance was $6.9 million respectively. We perform an annual goodwill impairment test during the fourth quarter of each fiscal year, or more frequently if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The 2008-2009 recession has impacted our financial results and has reduced near-term purchases from certain of our key customers. We may determine that our expectations of future financial results and cash flows from one or more of our businesses has decreased or a decrease in stock valuation may occur, which could result in a review of our goodwill associated with these businesses. Since a large portion of the value of our intangibles has been ascribed to projected revenues from certain key customers, a change in our expectation of future cash from one or more of these customers could indicate potential impairment to the carrying value of our assets.

Our subsidiaries may become involved in litigation in the future.

Our subsidiaries are fairly large companies and may have to initiate actions in the Indian Courts to enforce their rights and may also be drawn into legal litigation.  The expenses of litigation and any judgments against us could have a material adverse effect on us.

We face competition in the Indian infrastructure industry.

The Indian real estate and infrastructure industries are increasingly attracting foreign capital.  We currently have competition from international as well as domestic companies that operate at the national level.  Smaller localized contractors and companies are also competing in their respective regions.  If we are unable to offer competitive prices and obtain contracts, there could be a significant reduction in our revenue.

A down turn in the economy could adversely affect our business, financial condition, results of operations and future prospects.

A generally adverse financial global economy  or a regional recession including one in India and or China could adversely affect commodity prices and infrastructure build out in Asia, which in turn could adversely affect our future performance and result in a drop in our stock price.

Our operations are sensitive to weather conditions.

Our business activities in India could be materially and adversely affected by severe weather conditions. Severe weather conditions may require us to evacuate personnel or curtail services and may result in damage to a portion of our fleet of equipment or to our facilities, resulting in the suspension of operations, and may further prevent us from delivering materials to project sites in accordance with contract schedules or generally reduce our productivity.  Difficult working conditions and extremely high temperatures also adversely affect our operations during summer months and during monsoon season, which restrict our ability to carry on construction and mining activities and fully utilize our resources.

Depending on the onset of the monsoons, revenue recorded in the first half of our fiscal year, particularly between June through September, is traditionally lower than revenue recorded during the second half of our fiscal year.  During periods of curtailed activity due to adverse weather conditions, we may continue to incur operating expenses as well as build material reserves reducing profitability.

We incur costs as a result of operating as a public company. Our management is required to devote substantial time to new compliance initiatives.  Because we report in USGAAP, we may experience untimely close of our books and records, in India, and delays in the preparation of financial statements and related disclosures.

As part of a public company with substantial operations, we are experiencing an increase in legal, accounting and other expenses.  In addition the Sarbanes-Oxley Act of 2002 (the “SOX” act), as well as new rules subsequently implemented by the SEC and the NYSE Amex, have imposed various requirements on public companies, including requiring changes in corporate governance practices.  Our management and other personnel need to devote a substantial amount of time to these compliance initiatives.  We have completed the testing of internal controls in all our subsidiaries.  We expect to carry out the evaluations and  install systems and processes as required. However, we cannot be certain as to the timing of completion of evaluation testing and remediation actions or the impact of the same on our operations.  Further, it is difficult to hire personnel in India that are familiar with USGAAP.  However, we have hired several reputed consultants to help review internal reporting and disclosures as well as train our India based staff in the rigors of SEC reporting and USGAAP.  We currently, do not foresee a problem other than the time required to adequately train and streamline the processes.

The audit report provided by Yoganandh and Ram will require a review by a US firm.

While our audit firm, Yoganandh & Ram, is registered with the Public Company Accounting Oversight Board (the “PCAOB”), the SEC requires that the audits conducted by Yoganandh & Ram, be reviewed by another PCAOB registered firm.  If the review identifies changes to an audit, we will be required to amend our annual report as filed on Form 10-K incorporating the audited financial statements.  The requirement of the review is expected to increase our legal, accounting and other expenses.

RISKS RELATED TO OUR SECURITIES

The Company has warrants outstanding, which could dilute the number of shares outstanding.

At the time the warrants are exercised, the company will get the exercise price, unless the exercise is cashless.   In either case, such an exercise will also increase the number of shares outstanding.  This may adversely affect the share price as the supply of shares eligible for sale in the public market will increase.  The increased number of shares offered for sale in the public market may exceed the public demand to buy shares at a given market price resulting in the market price adjusting downward to equalize supply and demand.

Although we are required to use our best efforts to have an effective registration statement covering the issuance of the shares underlying the public warrants at the time that our warrant holders exercise their public warrants, we cannot guarantee that a registration statement will be effective, in which case our warrant holders may not be able to exercise our public warrants and such warrants may expire worthless.

Holders of our public warrants will be able to exercise the warrants only if a current registration statement under the Securities Act of 1933 relating to the shares of our common stock underlying the warrants is then effective. Although we have undertaken in the warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the public warrants to the extent required by federal securities laws, and we intend to comply with such undertaking, with such a registration statement currently effective, we cannot assure you that we will be able to do so. In no event shall we be liable for, or any registered holder of any warrant be entitled to receive, (a) physical settlement in securities unless the conditions and requirements set forth in the warrant agreement have been satisfied or (b) any net-cash settlement or other consideration in lieu of physical settlement in securities. The value of the public warrants may be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current. Such warrants may expire worthless.

Because the warrants sold in the private placements were originally issued pursuant to an exemption from registration requirements under the federal securities laws, the holders of the warrants sold in the private placement will be able to exercise their warrants even if, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of such warrants is not current. As a result, the holders of the warrants purchased in the private placements will not have any restrictions with respect to the exercise of their warrants. As described above, the holders of the public warrants will not be able to exercise them unless we have a current registration statement covering the shares issuable upon their exercise.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about our business and us. We do not control these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about our business or us.

We do not currently intend to pay dividends, which may limit the return on your investment in us.

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

We are currently not in compliance with the NYSE Amex listing requirements and are at risk of being delisted from the NYSE Amex equities market which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

On March 31, 2010, we received notice from the NYSE Amex LLC (the “NYSE Amex”) stating that the Company is not in compliance with Section 704 of the Exchange’s Company Guide. Specifically, we failed to hold an annual meeting of its stockholders during 2009.  As a result, we have become subject to the procedures and requirements of Section 1009 of the Company Guide. To maintain its NYSE Amex listing, we must submit a plan to the NYSE Amex by April 30, 2010, advising the NYSE Amex that we intend to regain compliance with Section 704 of the Company Guide by September 30, 2010.  The Company has submitted a plan to the NYSE Amex providing for holding a meeting of stockholders on or before September 30, 2010 which can reasonably be expected to bring us into compliance within the plan period.  The NYSE Amex Corporate Compliance Department will evaluate our plan and determine whether we have made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards by September 30, 2010.  If the plan is accepted, we may be able to continue our listing during the plan period up to September 30, 2010, during which time we will be subject to periodic review to determine if we are making progress consistent with the plan. If our plan is not accepted, or if our plan is accepted but we fail to make progress consistent with our plan, or we are not in compliance by September 30, 2010, we will be subject to delisting proceedings. Under NYSE Amex rules, we have the right to appeal any determination by NYSE Amex to initiate delisting proceedings.

If the NYSE Amex delists our securities from trading on its exchange, we could face significant material adverse consequences, including:
•	a limited availability of market quotations for our securities;
•
a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for our company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future
If our common stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock in the secondary market.

If our common stock were removed from listing with the NYSE Amex, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If our common stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock on the secondary market. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “should,” “believes,” “expects,” “intends,” “anticipates,” “thinks,” “plans,” “estimates,” “seeks,” “predicts,” “potential” or similar words or the negative of these words or other variations on these words or comparable terminology. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial conditions or state or other forward looking information.

While we believe it is important to communicate our expectations to our stockholders, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•            Competition in the road building sector.

•            Legislation by the government of India.

•            General economic conditions and the Indian growth rates.

•            Our ability to win licenses, contracts and execute.

You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to us or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Before you decide to invest in our securities, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on us.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities offered in this prospectus for general corporate purposes, which may include the development and commercialization of our product candidates, repayment of indebtedness, and the acquisitions of businesses, products, technologies or licenses that are complementary to our business.  We are contractually required to use 40% of the net proceeds of this offering in excess of $500,000 to repay two outstanding promissory notes in the principal amount of $2,120,000 and $2,000,000, respectively.  The notes bear no interest and are due and payable on October 5, 2010 and October 16, 2010 respectively or earlier upon a change in control of the company or an event of default as set forth in the notes.  The proceeds of the notes were used for general working capital purposes, primarily for our iron ore export business in the case of the $2,000,000 note.  We intend to use the balance of the proceeds for working capital, operating expenses and other general corporate purposes. We may also use the balance of the proceeds to further repay outstanding indebtedness, although we do not currently expect to do so.

DIVIDEND POLICY

We have not paid any cash dividends on its common stock to date.  It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations, and consequently, the board does not anticipate declaring any dividends in the foreseeable future.  The payment of any dividends will be with the discretion of the board of directors and will be contingent upon our financial condition, results of operations, capital requirements and other factors our board deems relevant.

MARKET PRICE OF OUR COMMON STOCK, WARRANTS AND UNITS

The following table shows, for the last eight fiscal quarters, the high and low closing prices per share of the Common Stock, Warrants and Units as quoted on the NYSE Amex:

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
June 30, 2008	$5.90	$3.81	$1.30	$0.58	$8.80	$5.28
September 30, 2008	$4.99	$4.50	$1.00	$0.55	$6.86	$5.65
December 31, 2008	$4.78	$0.70	$0.53	$0.01	$5.75	$0.01
March 31, 2009	$1.10	$0.33	$0.13	$0.02	$1.07	$0.40
June 30, 2009	$1.25	$1.12	$0.06	$0.06	$1.80	$1.02
September 30, 2009	$1.86	$0.88	$0.20	$0.05	$2.32	$1.00
December 31, 2009	$2.20	$1.33	$0.22	$0.04	$2.50	$1.34
March 31, 2010	$1.67	$1.17	$0.13	$0.03	$1.41	$1.20

A recent reported closing price for our common stock, warrants and units  is set forth on the cover page of this prospectus. Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. As of September 30, 2009, we had 946 holders of record of our common stock, 173 holders of record of our units and 1,054 holders of record of our warrants.

PLAN OF DISTRIBUTION

We are offering units consisting of       shares of common stock, $0.0001 par value, and warrant(s) to purchase        shares of common stock for $             per unit. The terms of the warrants are described below under the caption “Description of Warrants.” Pursuant to a Placement Agency Agreement, we have engaged Source Capital Group, Inc. and ________ to act as our exclusive co-placement agents on a reasonable best efforts basis. The placement agents are not purchasing or selling any securities pursuant to this prospectus, nor are they required to sell any specific number or dollar amount of the securities offered hereby. Therefore, we may not sell the entire amount of units offered pursuant to this prospectus.

Confirmations and definitive prospectuses will be delivered, or otherwise made available, to all purchasers who agree to purchase units, informing purchasers of the closing date as to such units. With respect to certain purchasers, at our election, we may enter into separate written purchase agreements for the purchase and sale of the units offered hereunder. All funds we receive from purchasers will be placed in a non-interest-bearing escrow account with Continental Stock Transfer & Trust Company, Inc. which we refer to as the escrow agent. We currently anticipate the closing of the sale of the common stock and warrants on or about _____ __, 2010.  Purchasers will also be informed of the date and manner in which they must transmit the purchase price for their units.

On such closing date, the following will occur:

•	we will receive from escrow funds in the amount of the aggregate purchase price of the securities being sold by us on such closing date;
•	we will deliver the warrants and shares of common stock being sold on such closing date in book-entry form; and
•	we will pay the placement agents, a placement agent fee in accordance with the terms of our Placement Agency Agreement.
We have agreed to pay the placement agents a cash fee equal to   % of the gross proceeds of the offering, reimburse certain expenses of the placement agents incurred in connection with the offering, and to issue warrants to the placement agents to purchase the number of shares of common stock equal to   % of the aggregate shares of common stock sold in this offering, excluding the shares that may be issued upon exercise of the warrants, at an exercise price of    % of the unit price described herein. The warrants issued to the placement agents will be substantially identical to the warrants offered by this prospectus except that the warrants issued to the placement agents will have an exercise price per share of   % of the public offering price, or $            , and the expiration date of such warrants shall be     , or the five year anniversary of the effective date of this offering. Pursuant to FINRA Rule 5110(g), for a period of six months after the issuance date of the placement agent warrants, neither the placement agent warrants nor any warrant shares issued upon exercise of the placement agent warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:
(i)	by operation of law or by reason of reorganization of the Company;
(ii)
to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

(iii)	if the aggregate amount of securities of the Company held by the holder of the placement agent warrants or related person do not exceed 1% of the securities being offered;
(iv)	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or
(v)	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The estimated offering expenses payable by us, in addition to the placement agents’ fees, are $     , which include legal, accounting and printing costs and various other fees associated with registering the units and listing the common stock.

The following table sets forth the cash fee to be paid to the placement agents for this offering on a per unit basis and assuming all of the units offered pursuant to this prospectus are sold at closing and that the maximum fee is paid for the sale of each unit.
	Per Unit	Maximum Total
Placement Agents’ Fees	$	$

We have also agreed to reimburse the placement agents for their non-accountable expenses such as their attorney fees, in an amount equal to $     . We are offering pursuant to this prospectus up to              of our units, but there can be no assurance that the offering will be fully subscribed. Accordingly, we may sell substantially less than              of our units, in which case our net proceeds would be substantially reduced and the total placement agent fees may be substantially less than the maximum total set forth above.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended or the Securities Act. We may also be required to contribute to payments the placement agents may be required to make in respect of such liabilities.

The Placement Agency Agreement with the placement agents will be filed as an exhibit to a Current Report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act and any commission received by them and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the placement agents would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agents. Under these rules and regulations, the placement agents may not engage in any stabilization activity in connection with our securities; and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

The placement agents may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of its business, but we have no present arrangements or understandings to do so.

SELECTED HISTORICAL FINANCIAL INFORMATION.

IGC’s historical information is derived from its audited financial statements for the period from its inception (April 29, 2005) to March 31, 2006, for the fiscal years ended March 31, 2007, 2008 and 2009.  In addition, historical information is derived from its unaudited financial statements for the 9 months period ended December 31, 2009 and 2008.  The information is only a summary and should be read in conjunction with IGC’s historical financial statements and related notes and IGC’s respective Management’s Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. The historical results included below and elsewhere herein are not indicative of the future financial performance of IGC.

India Globalization Capital, Inc.
Selected Summary Statement of Income Data
(Audited)
Annual results:

Selected Statement of Operations Data:	Year Ended	Year Ended	Year Ended	29-Apr-05
	31-Mar-09	31-Mar-08	31-Mar-07	To March 31, 2006
Revenue	$35,338,725	$2,188,018	$	$
Other Income-Interest, net	(577,934)	471,698	3,171,818	210,584
Net Income (loss)	(521,576)	(5,215,270)	1,517,997	(443,840)
Per Share Data
Earnings per share – basic	$(0.05)	$(0.61)	$0.11	$(0.14)
Earnings per share - diluted	$(0.05)	$(0.61)
Weighted Average Shares
Basic	10,091,171	8,570,107	13,974,500	3,191,000
Diluted	10,091,171	8,570,107

India Globalization Capital, Inc.
Selected Summary Statement of Income Data
(unaudited)
Most recent quarterly results:

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Nine Months Ended December 31, 2009	Nine Months Ended December 31, 2008
Revenue:	$5,909,024	$3,836,428	13,994,503	$32,263,680
Other income (expense)	(389,953)	(304,602)	(1,051,428)	(920,288
Equity in (gain) loss of affiliates	16,446		16,446
Net Income attributable to non-controlling interest	(7,574)	550,207	(72,599)	(936,996
Net income (loss) attributed to controlling interest	$(6,175,518)	$(1,734,078)	$(7,291,708)	$(374,835
Weighted average number of shares outstanding:
Basic	12,898,291	8,780,107	12,898,291	8,780,107
Diluted	13,559,184	8,780,107	13,559,184	8,780,107)
Net income per share:					)
Basis	$(0.48)	$(0.20)	$(0.56)	$(0.04
Diluted	$(0.45)	$(0.20)	$(0.54)	$(0.04

India Globalization Capital, Inc.
Selected Summary Balance Sheet Data
	31-Dec-09	31-Mar-09	31-Mar-08	31-Mar-07
	(unaudited)	(audited)	(audited)	(audited)
ASSETS
Investments held in trust fund	$	$-	$-	$66,104,275
Total Current Assets	15,946,918	19,498,584	32,896,447	70,385,373
Total Assets	35,965,433	51,832,513	67,626,973	70,686,764
LIABILITIES
Current Liabilities	11,064,632	9,446,345	17,384,059	5,000,280
Total Liabilities	12,466,165	13,974,638	26,755,261	5,000,280
Common stock subject to possible conversion				12,762,785
Total stockholders’ equity	$21,860,767	$23,595,269	$27,326,056	$52,923,699

The following table sets forth certain selected financial data of Techni Bharathi Limited (TBL).   The selected financial data presented below was derived from TBL’s  audited consolidated financial statements for the period April 1, 2007 through March 7, 2008 (date of acquisition) and for the three year period ended March 31, 2007, and from TBL’s unaudited consolidated financial statements for the year ended March 31, 2004.  The information is only a summary and should be read in conjunction with IGC’s historical financial statements and related notes and our Management’s Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. Additional information regarding TBL’s historical performance can be found in the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2008. The historical results included below and elsewhere herein are not indicative of the future financial performance of IGC and its subsidiaries.

Techni Bharathi Limited (Predecessor)
Selected Summary Statement of Income Data

(Amounts in Thousand US Dollars, except share data and as stated otherwise)	April 1 2007 to March 7, 2008	31-Mar-07	31-Mar-06

Revenue	$5,321	$4,318	$2,285
Income (loss) before income taxes	2,245	401	(2,369)
Income taxes	(86)	135	62
Net (loss)/income	1,988	536	(2,307)
Per Share Data
Basic	$0.46	$0.13	$(0.54)
Diluted	$0.22	$0.13	$(0.54)
Weighted Average Shares
Basic	4,287,500	4,287,500	4,287,500
Diluted	9,089,928	4,287,500	4,287,500

(Amounts in Thousand US Dollars, except share data and as stated otherwise)	31-Mar-05	Unaudited 31-Mar-04
Revenue	$8,954	$8,773
Income (loss) before income taxes	(3,823)	(2,609)
Income taxes	515	(63)
Net (loss)/income	(3,308)	(2,672)
Per Share Data
Basic	$(0.77)	$(0.62)
Diluted	$(0.77)	$(0.62)
Weighted Average Shares
Basic	4,287,500	4,287,500
Diluted	4,287,500	4,287,500

Techni Bharathi Limited (Predecessor)
Selected Summary Balance Sheet Data

(Amounts in Thousand US Dollars)	7-Mar-08	31-Mar-07	31-Mar-06
ASSETS
Cash and cash equivalents	$736	$1,208	$69
Inventories	1,428	1,284	4,182
Prepaid and other assets	271	1,231	1,275
Property, plant and equipment (net)	1,979	2,265	2,417
LIABILITIES
Short term borrowings and current portion of long-term loan	2,437	6,079	8,125
Trade payable	2,222	1,502	987
Long term debts, net of current portion	-	2,333	3,656
Advance from customers	824	1,877	2,997
Total Stockholders' equity	$(397)	$(4,895)	$(5,438)

		Unaudited
(Amounts in Thousand US Dollars)	31-Mar-05	31-Mar-04
ASSETS
Cash and cash equivalents	$83	$107
Inventories	4,459	4,922
Prepaid and other assets	1,765	2,070
Property, plant and equipment (net)	3,463	3,985
LIABILITIES
Short term borrowings and current portion of long-term loan	6,291	6,614
Trade payable	3,341	2,738
Long term debts, net of current portion	3,897	2,892
Advance from customers	3,057	2,755
Total Stockholders' equity	$(3,032)	$320

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and notes thereto included in this prospectus. Except for the historical information contained herein, the discussion in this prospectus contains certain forward-looking statements that involve risk and uncertainties, such as statements of the Company’s plans, objectives, expectations and intentions as of the date of this filing. The cautionary statements made in this document should be read as being applicable to all related forward-looking statements wherever they appear in this document. The Company’s actual results could differ materially from those discussed here. Factors that could cause differences include those discussed in the “Risk Factors” section as well as discussed elsewhere herein.

Overview

In response to India’s rapidly expanding economy, our primary focus is to execute infrastructure projects through our subsidiaries such as constructing interstate highways, rural roads, mining and quarrying, and construction of high temperature cement and steel plants.

IGC, a Maryland corporation was organized on April 29, 2005 as a blank check company for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. The operations of IGC are based in India. IGC owns 100% of a subsidiary in Mauritius called IGC-Mauritius (IGC-M).  This company in turn operates through five subsidiaries in India.   We own twenty two (22.3%) percent of Sricon Infrastructure Private Limited (“Sricon”) and seventy seven (77%) percent of Techni Bharathi, Limited (“TBL”).  We also beneficially own one hundred percent of IGC India Mining and Trading, Private Limited, IGC Logistic, Private Limited, and IGC Materials, Private Limited. Through our subsidiaries we operate in the infrastructure industry.  Operating as a fully integrated infrastructure company, IGC, through its subsidiaries, has expertise in road building, mining and quarrying and engineering of high temperature plants. The Company’s medium term plans are to expand each of these core competencies while offering an integrated suite of service offerings to our customers.

The financial statements provided after the date of deconsolidation (October 1, 2009) are the consolidated statements of IGC, which include IGC-M and our other subsidiaries.   Accordingly, the financial statements provided prior to the date of deconsolidation (October 1, 2009) are the consolidated statements of IGC, which include IGC-M, Sricon, TBL and our other subsidiaries.  However, historical description of our business for periods and dates prior to March 7, 2008 (Acquisition Date) include information on Sricon and TBL. The consolidated financial statements  of our business for periods prior to March 7, 2008 (acquisition  date) do not include information on Sricon and TBL.

On February 19, 2009 IGC-M beneficially purchased 100% of IGC Mining and Trading, Limited based in Chennai India.  On July 4, 2009 IGC-M beneficially purchased 100% of IGC Materials, Private Limited, and 100% of IGC Logistics, Private Limited.  Both these companies are based in Nagpur, India. Indian IGC Materials, Private Limited (IGC-MPL) and  IGC Logistics, Private Limited (IGC-LPL), is also involved in the building of rock quarries, the export of iron ore and the transport of materials.

As stated above, IGC divested part of its interest in Sricon effective October 1, 2009.  Its ownership share of Sricon effective October 1, 2009 is 22.3% and is considered a non-controlling interest.

The financial statements provided here and going forward are the consolidated statements of IGC, which includes all the aforementioned subsidiaries.

Company Overview

We are a materials and construction company offering a suit of services including: 1) civil construction of roads and highways, 2) the construction and maintenance of high temperature cement and steel plants, 3) operations and supply of rock aggregate and 4) the export of iron ore to China.   Our present and past clients include various Indian government organizations and steel mills in China.   Including our subsidiaries, we have approximately 400 employees and contractors.  We are focused on winning construction contracts, building out rock aggregate quarries and setting up relations and export hubs for the export of iron ore to China.

The Indian government has articulated plans to modernize the Indian Infrastructure.  It expects to spend around $22 billion in the next 12 months on roads and highways. We believe that these initiatives will continue to be favorable to our business.  Our model is three fold: 1) we bid on construction and engineering contracts which provide us with a backlog which translates into greater revenues and earnings, 2) we are in the process of building rock quarries and selling rock aggregate to the infrastructure industry and 3) we export iron ore to China.  There is seasonality in our business as outdoor construction activity slows down during the Indian monsoons.  The rains typically last intermittently from June through September.  Our expansion plans include 1) building out 10 rock aggregate quarries to create a pure play one-stop shop for rock aggregate (a business not prevalent in India), 2) obtaining licenses for the mining of iron ore in India (to fill customer orders from China), and 3) win and execute construction contracts.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These items are regularly monitored and analyzed by management for changes in facts and circumstances, and material changes in these estimates could occur in the future. These estimates include, among others, our revenue recognition policies related to the proportional performance and percentage of completion methodologies of revenue recognition of contracts and assessing our goodwill for impairment annually. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances. Actual results will differ and may differ materially from the estimates if past experience or other assumptions do not turn out to be substantially accurate.

Our significant accounting policies are presented within Note 2 to our consolidated financial statements and the following summaries should be read in conjunction with the unaudited consolidated financial statements and the related notes included in this Report. While all accounting policies impact the financial statements, certain policies may be viewed as critical. Critical accounting policies are those that are both most important to the portrayal of financial condition and results of operations and that require management’s most subjective or complex judgments and estimates. Our management believes the policies that fall within this category are the policies on revenue recognition, accounting for stock-based compensation, goodwill and income taxes.

Revenue Recognition

The majority of the revenue recognized for three and nine month periods ended December 31, 2009 was derived from the Company’s subsidiaries and as accordingly:

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured.

In Government contracting we recognize revenue when a Government consultant verifies and certifies an invoice for payment.

Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.

Revenue from construction/project related activity and contracts for supply/commissioning of complex plant and equipment is recognized as follows:

a)	Cost plus contracts: Contract revenue is determined by adding the aggregate cost plus proportionate margin as agreed with the customer and expected to be realized.

b)
Fixed price contracts: Contract revenue is recognized using the percentage completion method. Percentage of completion is determined as a proportion of cost incurred-to-date to the total estimated contract cost. Changes in estimates for revenues, costs to complete and profit margins are recognized in the period in which they are reasonably determinable

Full provision is made for any loss in the period in which it is foreseen.

Revenue from property development activity is recognized when all significant risks and rewards of ownership in the land and/or building are transferred to the customer and a reasonable expectation of collection of the sale consideration from the customer exists.

Revenue from service related activities and miscellaneous other contracts are recognized when the service is rendered using the proportionate completion method or completed service contract method.

Employee Stock Options or Share Based Payments

We grant options to purchase our common stock and award restricted stock to our employees and directors under our equity incentive plans. The benefits provided under these plans are share-based payments subject to the provisions of FASB ASC 718 (Previously referred to as FAS 123R), Accounting for Stock Options and Other Stock Based Compensation.  Under FASB ASC 718, we use the fair value method with  modified prospective application, which provides for certain changes to the method for valuing share-based compensation.  Share-based compensation expense recognized under FASB ASC 718 for the 9-month period ended December 31, 2009 was $130,407.  At December 31, 2009, total unrecognized estimated compensation expense related to non-vested awards granted prior to that date was zero.  Stock options vest immediately.   At the close of this offering the Company will grant options for the fiscal year 2010, which ends March 31. 2010, to Directors, Employees and Advisors at a price that is at least a 10% premium to the offering price. The number of options that will be granted will be determined by the Compensation Committee and approved by the Board.

As a result of FASB ASC 718, we estimate the value of share-based awards on the date of grant using a Black-Scholes option-pricing model.  The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate, and expected dividends.

If factors change and we employ different assumptions in the application of FASB ASC 718 during future periods, the compensation expense that we record under FASB ASC 718 may differ significantly from what we have recorded in the current period. Therefore, we believe it is important for investors to be aware of the high degree of subjectivity involved when using option-pricing models to estimate share-based compensation under FASB ASC 718. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions, are fully transferable and do not cause dilution. Because our share-based payments have characteristics significantly different from those of freely traded options, and because changes in the subjective input assumptions can materially affect our estimates of fair values, in our opinion, existing valuation models, including the Black-Scholes Option Pricing model, may not provide reliable measures of the fair values of our share-based compensation. Consequently, there is a risk that our estimates of the fair values of our share-based compensation awards on the grant dates may bear little resemblance to the intrinsic values realized upon the exercise, expiration, cancellation, or forfeiture of those share-based payments in the future. Certain share-based payments, such as employee stock options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and expensed in our financial statements. Alternatively, value may be realized from these instruments that are significantly in excess of the fair values originally estimated on the grant date and expensed in our financial statements. There currently is neither a market-based mechanism nor other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models, nor a way to compare and adjust the estimates to actual values. Although the fair value of employee share-based awards is determined in accordance with FASB ASC 718 using a qualified option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. Estimates of share-based compensation expenses are significant to our financial statements, but these expenses are based on the aforementioned option valuation model and will never result in the payment of cash by us.

Theoretical valuation models and market-based methods are evolving and may result in lower or higher fair value estimates for share-based compensation. The timing, readiness, adoption, general acceptance, reliability, and testing of these methods is uncertain. Sophisticated mathematical models may require voluminous historical information, modeling expertise, financial analyses, correlation analyses, integrated software and databases, consulting fees, customization, and testing for adequacy of internal controls.

For purposes of estimating the fair value of stock options granted during the nine months ended December 31, 2009 using the Black-Scholes model, we used the historical volatility of our stock for the expected volatility assumption input to the Black-Scholes model, consistent with the guidance in FASB ASC 718. The risk-free interest rate is based on the risk-free zero-coupon rate for a period consistent with the expected option term at the time of grant. We do not currently pay nor do we anticipate paying dividends, but we are required to assume a dividend yield as an input to the Black-Scholes model. As such, we use a zero dividend rate. The expected option term is estimated using both historical term measures and projected termination estimates.

Goodwill

We account for goodwill in accordance with FASB ASC 350 (Previously referred to as SFAS No. 132), “Goodwill and Other Intangible Assets”. FASB ASC 350 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill and certain intangibles exceeds its fair value. We have elected to perform our annual impairment test in the fourth quarter of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For purposes of performing the goodwill impairment test, we concluded there is one reporting unit. During the fourth quarter of the year ending March 31, 2009, we completed the required annual test, which indicated there was no impairment.

Accounting for Income Taxes

In connection with preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves the assessment of our net operating loss carry forwards and credits, as well as estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items, such as reserves and accrued  liabilities, for tax and accounting purposes. We then assess the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. We expect to realize our differed tax assets as we expect to generate revenue and profit at the parent level through service fees charged to the subsidiaries and ore contracts obtained at the parent level.  We have therefore not provided an allowance against the deferred tax asset.

Results of Operations

Three Months Ended December 31, 2009 Compared to Three Months Ended December 31, 2008

Revenue - Total revenue was $5.9 million for the three months ended December 31, 2009, as compared $3.8 million for the three months ended December 31, 2008.  The revenue reported in December 2009 does not include Sricon revenue, due to the deconsolidation of Sricon.  The revenue reported in December 2008 however, includes revenue from Sricon.  Despite deconsolidation, the Company grew its top line, year over year, by 55%.  The revenue reported in the quarter ended September 30, 2009 was $5.36 million.  This revenue also included Sricon. The quarter over quarter growth is 10% despite the deconsolidation of Sricon.  This revenue growth is from the materials business as well as the construction business.

Cost of Revenue - Cost of revenue consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs.  It also includes the cost associated with buying raw materials.  Cost of revenue for the quarter ended December 31, 2009 was $5.3 million compared to $2.9 million for the quarter ended December 31, 2008.  As a percentage of revenue, the cost of revenue increased, primarily because the Company has contracts for rock aggregate and iron ore that it is filling before its quarries become operational.  This practice will continue till our quarries and ore mines are functional.  At that point, we will fill orders for infrastructure materials from a much-improved cost basis.  We expect two rock quarries to come on line in the quarter ending March 31, 2010 and the ore mines to come on line towards the end of this calendar year.   In the mean time our strategy is to gain market share, establish our brand, and expand the customer base.

Selling, General and Administrative - Selling, general and administrative expenses were $3.0 million for the quarter ended December 31, 2009 compared to $2.1 million for the quarter ended December 31, 2008.   The December 2009 SG&A has a total of $2.44 million of one time charges, about $1.85 million relating to the deconsolidation of Sricon, and $587 thousand relating to the extinguishment of the debt.   Adjusting for the one-time charges the SG&A for the quarter ended December 31, 2009 would be around $600 thousand, or around 10% of revenue, compared to $2.1 million, or around 55% of revenue, incurred in the quarter ended December 31, 2008.  The SG&A for the quarter ended December 31, 2009 also had increased legal fees from the capital raise as well as the deconsolidation.

Operating Income (loss) - In the quarter ended December 31, 2009, operating loss was $2.6 million compared to an operating loss of $1.4 million for the quarter ended December 31, 2008.  The operating loss in the quarter ended December 2009, stem partly from a large one-time charge of $2.44 M in SG&A  reflecting the de consolidation of Sricon and the extinguishment of debt.  With an adjustment for one-time charges the operating loss for the quarter is around $127 thousand.  We expect operating income to increase as our revenue ramps up and our quarries become operational.

Early extinguishment of debt, interest expense, and amortization of debt discount – the early extinguishment of debt resulted in a one-time charge of about $586,785 thousand, that is included in the SG&A.  The interest expense and amortization of debt discount for the quarter ended December 31, 2009 was $430,837 compared to $442,265 for the quarter ended December 31, 2008.  The interest expense and amortization of debt discount are for $5.11 million of short and long term debt.  The annual effective rate of interest is 34%, albeit much of it non-cash.  If the Company raises equity and pays of some of the loans, it can potentially save around $400,000 per quarter, or $1.6 million a year, which would increase our bottom line substantially.

AOCI & Loss on dilution of Sricon – AOCI stands for Accumulated Other Comprehensive Income.  As a result of the deconsolidation of Sricon, we have taken a one-time charge for about $2.1 million, which represents a portion of the Other Comprehensive Income of Sricon that accumulated from the time that IGC acquired 63% of Sricon. We recorded a one-time loss of $1.1 million, as a result of decreasing our ownership from 63% to 22.3% in Sricon and extinguishing the loan of $17.9 million due to Sricon.

Inter Company Loans- IGC borrowed $17.9 million from Sricon.  As a result of the decrease in ownership, this loan is eliminated.

Consolidated Net Income (loss) – Consolidated Net loss for the quarter ended December 31, 2009 was ($6.2) million compared to a consolidated net loss of  ($2.3) million for the quarter ended December 31, 2008.  The net loss in the 2009 December quarter includes one-time and non-cash charges of $6.0 million.

Cash, cash equivalents, restricted cash and working capital – As on December 31, 2009 the company had $3.9 million of cash, cash equivalents and restricted cash.  Restricted cash is cash in a fixed deposit used to secure a bank guarantee.  For the quarter ended December 31, 2009 the Company had about $4.9 million in working capital.

Stock holders equity and Total Assets: Compared to March 31, 2009 our stock holders equity decreased from $23.6 million to $21.9 million and our total assets decreased from $51.8 million to $35.9 million, mostly based on the de consolidation of Sricon.  The decrease in the balance sheet ($15.9) million is primarily due to elimination of debt ($17.9) million that was owed to Sricon, along with accounting adjustments.

Nine Months Ended December 31, 2009 Compared to Nine Months Ended December 31, 2008

Revenue - Total revenue was $13.99 million for the nine months ended December 31, 2009, as compared to $32.3 million for the nine months ended December 31, 2008.  The lower revenue for the nine months ended December 31, 2009 is from decreasing our contracts and backlog of work as a result of the financial turmoil.

Cost of Revenue - Cost of revenue consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs. Cost of Revenue decreased by $12.1 million, compared to the nine-month period ended December 31, 2008.  The decrease was caused by declining revenue and associated costs.

Selling, General and Administrative - Consists primarily of employee-related expenses, professional fees, other corporate expenses and allocated overhead. Selling, general and administrative expenses were $4.4 million for the nine-month period ended December 31, 2009 compared to $4.2 million for the nine-month period ended December 31, 2008, or 13.1% of revenue.  The nine-month period ended December 31, 2009 included $2.44 million of one time charges related to the deconsolidation of Sricon.  Net of deconsolidation charges the SG&A was about $2.0 million or about 14.3% of the revenue for the nine month period ended December 31, 2009.

Operating Income (loss) - In the nine-month period ended December 31, 2009, operating loss was ($2.8) million, compared to operating income of $3.4 million for the nine-month period ending December 31, 2008.

Net Interest Income (Expense) – Net interest expense decreased by $47 thousand compared to the nine-month period ending December 31, 2008.

Consolidated Net Income (loss) – Net loss for the nine months ended December 31, 2009 was ($7.2) million compared to consolidated net income of $562 thousand for the nine months ended December 31, 2008.  As explained in the quarterly comparisons, one-time charges were taken in the quarter ended December 31, 2009 for the deconsolidation of Sricon as well as for the extinguishment of debt.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Regulation S-K promulgated under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

This liquidity and capital resources discussion compares the consolidated company results for nine months period ended December 31, 2009 and 2008.

Cash used for operating activities from continuing operations is our net loss adjusted for certain non-cash items and changes in operating assets and liabilities. During the first nine months of 2009, cash used for operating activities was ($2.8) million compared to cash used for operating activities of ($6.3) million during the first nine months of 2008. The uses of cash in the first nine months of 2009 relate primarily to the payment of general operating expenses of our subsidiary companies.  The large change is due to less business volume.

During the first nine months of 2009, investing activities from continuing operations used ($985) thousand of cash as compared to $2.6 million provided during the comparable period in 2008.

Financing cash flows from continuing operations consist primarily of transactions related to our debt and equity structure. In the first nine months of 2009 there was financing cash provided of approximately $3.7 million, compared to cash used of approximately ($2.3) million for the first nine months of 2008.  The increase of cash from financing was due to the issuance of 1,599,000 shares of stock.

Our future liquidity needs will depend on, among other factors, stability of construction costs, interest rates, and a continued increase in infrastructure contracts in India. We believe that our current cash balances and anticipated operating cash flow will be sufficient to fund our normal operating requirements for at least the next 12 months. However, we may seek to secure additional capital to fund further growth of our business, or the repayment of debt, in the near term.

Annual Pro Forma and Adjusted Pro Forma Financial Information

In prior annual filings, we compared annual consolidated results of operations and cash flows to the preceding year.   Since we acquired both TBL and Sricon at the close of year ending March 31, 2008, we believe a comparison of the December 31, 2009 consolidated results of operations and cash flows to March 31, 2008 is not an adequate comparison.  Only the operating results for March 8, 2008 to March 31, 2008 are included in our 2008 consolidated results of operations and cash flows.  To reflect a better comparison of operating results, we are presenting in this Management’s Discussion and Analysis section, the Pro Forma results of operations for the Company  as if the acquisitions occurred on April 1, 2007 and April 1, 2008, respectively.  We are basing our Pro Forma results of operations from (1) the audited financial statements of Sricon for the period ended March 7, 2008, (2) the unaudited financial statements of Sricon for the period March 8, 2008 to March 31, 2008, (3) the audited financial statements of TBL for the period ended March 7, 2008, (4) the unaudited financial statements of TBL for the period March 8, 2008 to March 31, 2008, and (5) the audited consolidated financial statements of the Company for the year ended March 31, 2009 and 2008.

We believe that the presented Pro Forma financial statements and analysis is a more meaningful comparison of our operating results.

The following tables represent our Pro Forma Consolidated Financial Statements.

India Globalization Capital, Inc.
Adjusted Pro Forma Consolidated Statements of Operations

(unaudited)

	Year Ended March 31, 2009	Year Ended March 31, 2008	Percentage Increase (Decrease)
Revenue	$35,338,725	$30,123,348	$17.3%
Cost of revenue	(27,179,494)	(22,462,592)	21.0%
Gross profit	8,159,231	7,660,756	6.5%
Selling, general and administrative expenses	(4,977,815)	(2,997,983)	66.0%
Depreciation	(873,022)	(921,382)	(5.2%)
Operating income	2,308,394	3,741,392	(38.3%)
Legal and formation, travel and other start up costs		(5,765,620)	(100.0%)

Interest expense	(1,753,952)	(3,411,357)	48.6%
Interest income	1,176,018	319,984	267.5%
Other Income		2,997,495	(100.0%)
Income / (loss) before income taxes	1,730,461	(2,118,106)	(181.7%)
Provision for income taxes, net	(1,535,087)	(946,939)	(62.1%)
Income after Income Taxes	195,373	(3,065,046)	106.4%
Provision for Dividend on Preference Stock and its Tax
Minority interest	(716,950)	(1,343,845)	46.6%
Net income / (loss)	$(521,576)	$(4,408,891)	$88.2%

Net income / (loss) per share: basic and diluted	$(0.05)
Weighted average number of shares outstanding-basic and diluted	10,091,171

 Pro Forma Adjustments

The Consolidated Pro Forma Statement of Operations contains US GAAP to Pro Forma adjustments consisting of the elimination of interest income held in trust and provision for income taxes.  Had the merger occurred during April 1, 2007, interest income in the amount of $2,192,402 would not have been earned because funds as reported in US GAAP results would have not been held in trust.  Therefore, we eliminate the applicable interest earned from the Pro Forma statement of operations for the year ended March 31, 2008.  Accordingly, the provision for income taxes is reduced by $16,955.

Year Ended March 31, 2009 and March 31, 2008

The following discussion relates to IGC for the years ended March 31, 2009 and March 31, 2008:

Revenues

Total pro forma revenue increased 17.1% from $35.3 million for the year ended March 31, 2009, as compared to $30.1 million for the year ended March 31, 2008.  Due to increased liquidity requirements in maintaining a high level of growth, we have curtailed the number of contracts we are working on by sub-contracting some and cancelling others.

Cost of Revenues

Costs of revenue consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs. Cost of revenue increased by 4.7 million or 21.0%, compared to the year ended March 31, 2008.  The increase was due to the increase of construction material.

Selling, General and Administrative Expenses

Consist primarily of employee-related expenses, professional fees, other corporate expenses and allocated overhead. Selling, general and administrative expenses increased by $2 million or 67.5% for the year ended March 31, 2009, compared to the year ended March 31, 2008.  The increase in SG&A stem partly from overheads related to US compliance, USGAAP filings with the SEC, and legal costs associated with the warrant tender offer and general fund raising activity.

Net Interest Income (Expense) – Net interest expense increased by $484 thousand for the year ended March 31, 2009 compared to the year ended March 31, 2008.  The main reason is that the interest income from money in trust is not included in the pro forma statements.

Net Income (loss)

Net loss for the years ended March 31, 2009 and March 31, 2008 was $522 thousand and $4.4 million, respectively.  The 2008 net loss included compensation expense, legal, interest expense, formation, travel, other and start-up costs net of interest income related to the cash held in our trust account.  The 2009 loss includes approximately $1.5 million of one time expenses related to fund raising and non cash expenses related to warrants, as well as approximately $300,000 of losses due to a strengthening US dollar against the Indian Rupee.

Impairment of Goodwill

As a result of our annual impairment tests which occurred during the fourth quarter, we have not recorded an impairment adjustment to goodwill.  Factors that influence the analysis include, contracts, potential contracts, ability to grow the quarry and ore business, among others.   While there is an overall liquidity constraint and we require more cash to grow, the market potential for the infrastructure business in India remains unabated.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(a) (4) (ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

Cash used for operating activities from continuing operations is our net loss adjusted for certain non-cash items and changes in operating assets and liabilities. During the first three months of 2009, cash used for operating activities was $470 thousand compared to cash used for operating activities of $5.5 million during the first three months of 2008. The uses of cash in the first three months of 2009 relates primarily to the payment of general operating expenses of our subsidiary companies.  The large change is due to less business volume.

During the first three months of 2009, investing activities from continuing operations used $242 thousand of cash as compared to $5.3 million used during the comparable period in 2008.

Financing cash flows from continuing operations consist primarily of transactions related to our debt and equity structure. In the first three months of 2009 there was financing cash used of approximately $332 thousand, compared to cash provided of approximately $4.1 million for the first three months of 2008.  The cash provided in 2009 was primarily due to use of bank credit lines.  The cash used in 2008 was primarily due to repayment of long-term notes.

Our future liquidity needs will depend on, among other factors, stability of construction costs, interest rates, and a continued increase in infrastructure contracts in India. We believe that our current cash balances and anticipated operating cash flow, will be sufficient to fund our normal operating requirements for at least the next 12 months. However, we may seek to secure additional capital to fund further growth of our business, or the repayment of debt, in the near term.

Quantitative and Qualitative Disclosure about Market Risks

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks.  Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices.  The disclosures are not meant to be precise indicators of expected future losses, but rather, indicators of reasonably possible losses.  This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.

Customer Risk

The Company’s customers are the Indian government, state government, private companies and Indian government owned companies.   Therefore, our business requires that we continue to maintain a pre-qualified status with our clients so we are not disqualified from bidding on future work.  The loss of a significant client, like the National Highway Authority of India (NHAI), may have an adverse effect on Company.  Disqualification can occur if, for example, we run out of capital to finish contracts that we have undertaken.

Commodity Prices and Vendor Risk

The Company is affected by the availability, cost and quality of raw materials including cement, asphalt, steel, rock aggregate and fuel.    The prices and supply of raw materials and fuel depend on factors beyond the control of the Company, including general economic conditions, competition, production levels, transportation costs and import duties.  The Company typically builds contingencies into the contracts, including indexing key commodity prices into escalation clauses.  However, drastic changes in the global markets for raw material and fuel could affect our vendors, which may create disruptions in delivery schedules that could affect our ability to execute contracts in a timely manner.  We are taking steps to mitigate some of this risk by attempting to control the supply of raw materials.    We do not currently hedge commodity prices on capital markets.

Labor Risk

The building boom in India and the Middle East (India, Pakistan, and Bangladesh export labor to the Middle East) had created pressure on the availability of skilled labor like welders, equipment operators, etc.  While this has recently changed with the shortage of financial liquidity and falling oil prices, we expect a construction boom and although manageable, some regional shortage of skilled labor.

Compliance, Legal and Operational Risks

We operate under regulatory and legal obligations imposed by the Indian governments and U.S. securities regulators.  Those obligations relate, among other things, to the company’s financial reporting, trading activities, capital requirements and the supervision of its employees.   For example, we file our financial statements in three countries under three different Generally Accepted Accounting Standards, (GAAP).  Failure to fulfill legal or regulatory obligations can lead to fines, censure or disqualification of management and/or staff and other measures that could have negative consequences for our subsidiaries’ activities and financial performance. We are mitigating this risk by hiring local consultants and staff who can manage the compliance in the various jurisdictions in which we operate.  However, the cost of compliance in various jurisdictions could have an impact on our future earnings.

Interest Rate Risk

The infrastructure development industry is one in which leverage plays a large role. A typical contract requires that we furnish an earnest money deposit and a performance guaranty.  Furthermore, most contracts demand that we reserve between 7 and 11 percent of contract value in the form of bank guaranties and/or deposits.  Finally, as interest rates rise, our cost of capital increases thus impacting our margins.

Exchange Rate Sensitivity

Our Indian subsidiaries conduct all business in Indian Rupees with the exception of foreign equipment that is purchased from the U.S. or Europe.  Exchange rates have an insignificant impact on our financial results.  However, as we convert from Indian Rupees to USD and subsequently report in U.S. dollars, we may see an impact on translated revenue and earnings.  Essentially, a stronger USD decreases our reported earnings and a weakening USD increases our reported earnings.

Accounting Developments and their impact

In December 2007, the FASB issued ASC 810-10-65 “Consolidation — Transition and Open Effective Date Information” (previously referred to as SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”). ASC 810-10 establishes accounting and reporting standards for a non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. ASC 810-10-65 establishes accounting and reporting standards that require (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent’s equity, (ii) the amount of consolidated net income attributable to the parent and the non-controlling interest to be clearly identified and presented on the face of the consolidated statements of income, and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently. Effective April 1, 2009, the Company adopted ASC 810-10-65. See “Consolidated Balance Sheets”, “Consolidated Statements of Income”, “Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)”, and note 2 for information and related disclosures regarding non-controlling interest.

In December 2007, the FASB issued ASC 805 “Business Combinations” (previously referred to as SFAS No. 141 (revised 2007), “Business Combinations”, which was a revision of SFAS No. 141, “Business Combinations”). This Statement establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling interest in an acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Effective April 1, 2009, the Company adopted ASC 805 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In February 2008, the FASB approved ASC 820-10 “Fair Value Measurements and Disclosures” (previously referred to as FASB Staff Position FAS No.157-2, “Effective Date of FASB statement No. 157” (FSP FAS 157-2), which grants a one-year deferral of SFAS No. 157’s fair-value measurement requirements for non-financial assets and liabilities, except for items that are measured or disclosed at fair value in the financial statements on a recurring basis). Effective April 1, 2009, the Company has adopted ASC 820-10 for non-financial assets and liabilities. The adoption of ASC 820-10 for non-financial assets and liabilities did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In November 2008, the FASB’s Emerging Issues Task Force reached a consensus on ASC 323-10 “Investments-Equity Method and Joint Ventures” (previously referred to as EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations”). ASC 323-10 continues to account for the initial carrying value of equity method investments on a cost accumulation model, which generally excludes contingent consideration. ASC 323-10 also specifies that other-than-temporary impairment testing by the investor should be performed at the investment level and that a separate impairment assessment of the underlying assets is not required. An impairment charge by the investee should result in an adjustment of the investor’s basis of the impaired asset for the investor’s pro-rata share of such impairment. In addition, ASC 323-10 reached a consensus on how to account for an issuance of shares by an investee that reduces the investor’s ownership share of the investee. An investor should account for such transactions as if it had sold a proportionate share of its investment with any gains or losses recorded through earnings. ASC 323-10 also addresses the accounting for a change in an investment from the equity method to the cost method after adoption of ASC 810-10 (previously referred to as SFAS No. 160). ASC 323-10 affirms existing guidance which requires cessation of the equity method of accounting and application of ASC 320-10 (previously referred to as FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”), or the cost method under ASC 323-10-35, as appropriate. Effective April 1, 2009, the Company adopted ASC 323-10 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In April 2009, the FASB issued ASC 805-20 “Business Combinations — Identifiable Assets and Liabilities, and Any Non-controlling Interest” (previously referred to as FASB Staff Position FAS No. 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (FSP FAS No. 141R-1). ASC 805-20 eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria, in ASC 805 and instead carries forward most of the provisions in FASB Statement No. 141, Business Combinations, for acquired contingencies. ASC 805-20 is effective for contingent assets or contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Effective April 1, 2009, the Company adopted ASC 805-20 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In April 2009, the FASB issued the following three ASCs intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

ASC 820-10-65 “Fair Value Measurements and Disclosures — Transition and Open Effective Date Information” (previously referred to as FASB Staff Positions FAS 157-4 “ Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”) provides additional guidance for estimating fair value in accordance with ASC 820-10 “Fair Value Measurements and Disclosures” (previously referred to as  SFAS No. 157) when the volume and level of activity for the asset or liability have decreased significantly. ASC 820-10-65 also provides guidance on identifying circumstances that indicate a transaction is not orderly. The provisions of ASC 820-10-65 are effective for the Company’s interim period ending on June 30, 2009. Effective April 1, 2009, the Company adopted ASC 820-10-65 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

ASC 825-10-65 “Financial Instruments - Transition and Open Effective Date Information” (previously referred to as FASB Staff Positions FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”), requires disclosures about the fair value of financial instruments in interim reporting periods of publicly traded companies that were previously only required to be disclosed in annual financial statements. The provisions of ASC 825-10-65 are effective for the Company’s interim period ending on June 30, 2009. Effective April 1, 2009, the Company adopted ASC 825-10-65 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

ASC 320-10-65 “Investments-Debt and Equity Securities - Transition and Open Effective Date Information” (previously referred to as FASB Staff Positions FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”) amends current other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This ASC does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The provisions of ASC 320-10-65 are effective for the Company’s interim period ending on June 30, 2009. Effective April 1, 2009, the Company adopted ASC 320-10-65 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In May 2009, the FASB issued ASC 855-10 “Subsequent events” (previously referred to as SFAS No. 165, “Subsequent Events” (“SFAS 165”)), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. ASC 855-10 is effective for interim and annual periods ending after June 15, 2009. Effective April 1, 2009, the Company adopted ASC 855-10 which only requires additional disclosures and the adoption did not have any impact on its consolidated financial position, results of operations or cash flows. The Company evaluated all events or transactions that occurred after December 31, 2009 up through February 6, 2010. Based on this evaluation, the Company is not aware of any events or transactions that would require recognition or disclosure in the consolidated financial statements.

In June 2009, the FASB issued ASC 105-10 “Generally Accepted Accounting Principles” (previously referred to as SFAS No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162”). The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. ASC 105-10 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in ASC 105-10. Effective October 1, 2009, the Company adopted ASC 105-10 and the adoption did not have any material impact on its consolidated financial position, results of operations or cash flows.

Recently issued accounting pronouncements

In October 2009, the FASB issued ASU 2009-13 (EITF No. 08-1) which amends ASC 605-25 “Revenue Recognition—Multiple-Element Arrangements”. ASU 2009-13 amends ASC 605-25 to eliminate the requirement that all undelivered elements have Vendor Specific Objective Evidence (VSOE) or Third Party Evidence (TPE) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, the overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative estimated selling prices. Application of the “residual method” of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted upon adoption of ASU 2009-13. The provisions of ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption will be permitted. The Company is currently evaluating the effect of adoption of the provisions of the ASU 2009-13 on the Company’s consolidated financial Statements.

In August 2009, the FASB issued ASU 2009-05 which amends Subtopic 820-10 “Fair Value Measurements and Disclosures” for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value utilizing one or more of the following techniques (1) a valuation technique that uses the quoted market price of an identical liability or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820, such as a present value technique or a market approach. The provisions of ASU No. 2009-05 are effective for the first reporting period (including the interim periods) beginning after issuance. The provisions of ASU No. 2009-05 will be effective for interim and annual periods beginning after August 27, 2009. The Company is currently evaluating the effect of the provisions of the ASU 2009-05 on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

BUSINESS

Background of India Globalization Capital, Inc. (IGC)

IGC, a Maryland corporation, was organized on April 29, 2005 as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. On March 8, 2006, we completed an initial public offering.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) and 77% of the equity of Techni Bharathi Limited (TBL). The shares of the two Indian companies, Sricon and TBL, are held by IGC-M. Most of the shares of Sricon and TBL acquired by IGC were purchased directly from the companies. IGC purchased a portion of the shares from the existing owners of the companies.  The founders and management of Sricon own 78% of Sricon (after giving effect to the deconsolidation described below) and the founders and management of TBL own 23% of TBL.

The acquisitions were accounted for under the purchase method of accounting.  Under this method of accounting, for accounting and financial purposes, IGC-M, Limited was treated as the acquiring entity and Sricon and TBL as the acquired entities.

On February 19, 2009 IGC-M beneficially purchased 100% of IGC Mining and Trading, Limited (IGC-IMT based in Chennai, India).  IGC-IMT was formed on December 16, 2008 as a privately held start-up company engaged in the business of mining and trading.  Its current activity is to operate a shipping hub and export iron ore to China.  On July 4, 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited (IGC-MPL based in Nagpur, India), which will conduct IGC’s quarrying business, and 100% of IGC Logistics, Private Limited (IGC-LPL based in Nagpur, India), which will be involved in the transport and delivery of ore, cement, aggregate and other material.   Each of IGC-IMT, IGC-MPL and IGC-LPL were formed by third parties at the behest of IGC-M to facilitate the creation of the subsidiaries, and the purchase price paid for each of IGC-IMT. IGC-MPL and IGC-LPL was equal to the expenses incurred in incorporating the respective entities with no premium paid.  No officer or director of IGC had a financial interest in the subsidiaries at the time of their acquisition by IGC-M.   India Globalization Capital, Inc. (the Registrant, the Company, or we) and its subsidiaries are significantly engaged in one segment, infrastructure construction.

Effective October 1, 2009 we decreased our ownership in Sricon Infrastructure from 63% to 22.3%.   On March 7, 2008 we consummated the Sricon Acquisition by purchasing a 63% interest for about $29 million (based on an exchange rate of 40 INR for $1 USD).  We subsequently borrowed around $17.9 million (based on 40 INR for 1 USD) from Sricon.  Through 2008 and 2009 we expanded our business offerings beyond construction to include a rapidly growing materials business. We have successfully repositioned the company as a materials and construction company; with construction activity in our TBL subsidiary and materials activity in our other subsidiaries.  Rather than continue to owe Sricon $17.9 million, and more importantly, continue to fund two construction companies, we decreased our ownership in Sricon by an amount proportionate to the loan.  The impact of this is that we no longer owe Sricon $17.9 million and our corresponding ownership is a non-controlling interest.  The deconsolidation of Sricon from the balance sheet of IGC, results in shrinking the IGC balance sheet and a one-time charge on the P&L.  Post deconsolidation, earnings and losses from Sricon are accounted for using the equity method of accounting.

IGC’s organizational structure is as follows:

Unless the context requires otherwise, all references in this report to the “Company”, “IGC”, “we”, “our”, and “us” refer to India Globalization Capital, Inc, together with its wholly owned subsidiary IGC-M, its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-MPL and IGC-LPL) and Sricon, in which we hold a non-controlling interest.

Overview

Techni Bharathi Limited (“TBL”) was incorporated as a public (but not listed on the stock market) limited company on June 19, 1982 in Cochin, India.  TBL is an engineering and construction company engaged in the execution of civil construction and structural engineering projects.  TBL has a focus in the Indian states of Andhra Pradesh, Karnataka, Assam and Tamil Nadu. Its present and past clients include various Indian government organizations.  The overall lack of liquidity led TBL to curtail its construction contracts and cut its costs through layoffs.  TBL is re-focused on smaller construction contracts and the settlement of claims.

IGC-Mauritius (IGC-M), through its wholly owned Indian subsidiaries (IGC India Mining and Trading (IGC-IMT),  IGC Materials, Private Limited (IGC-MPL) and  IGC Logistics, Private Limited (IGC-LPL), is also involved in the building of rock quarries, the export of iron ore and the transport of materials.  IGC-M operates a shipping hub in the Krishnapatnam port on the west coast of India and one at Goa on the east coast of India.   We aggregate ore from smaller mines before shipping to China.  We are also engaged in the production of rock aggregate and the development of rock quarries.  Rock aggregate is used in the construction of roads, railways, dams, and other infrastructure development.  We are in the process of developing several quarries through partnerships with landowners. Iron ore is rock and minerals from which metallic iron can be extracted.  The primary form used in industry today is hematite and is often the principle raw material used to make “pig iron”, a material critical to the production of industrial steel.

Industry Overview

The CIA World Fact Book estimates the the Indian GDP around $1.095 Trillion for 2009.  According to the World Bank, only fourteen economies including India, Mexico and Australia generated more than $1 Trillion in GDP in 2008. According to the CIA World Fact Book, India’s growth rates have been ranging from 6.2% to 9.6% since 2003.  The GDP growth rate for fiscal year ending March 31, 2008 was 7.4% (estimated) and 7.5% for 2009 (estimated).  The Indian stock markets experienced significant growth with the SENSEX peaking at 21,000 (January 8, 2008).   The current global financial crisis created a liquidity crunch starting in October 2008, which has partially abated.

India’s GDP growth for fiscal year ended March 31, 2009 is estimated to be about the same as 2008’s growth rate.  The slowing of the GDP was caused by the global financial crisis. However, it does indicate that India has withstood the global downturn better than many nations. The factors contributing to maintaining the relatively high growth included growth in the agriculture and service industries, favorable demographic dynamics (India has a large youth population that exceeds 550 Million), the savings rate and spending habits of the Indian middle class. Other factors are attributed to changing investment patterns, increasing consumerism, healthy business confidence, inflows of foreign investment (India ranks #2 behind China in the A.T. Kearney “FDI Confidence Index” for 2007) and improvements in the Indian banking system.

To sustain India’s fast growing economy, the share of infrastructure investment in India is expected to increase to 9 per cent of GDP by 2014, which is an increase from 5 per cent in 2006-07.  This forecast is based on The Indian Planning Commission’s statement in its annual publication that for the Eleventh Plan period (2007-12), a large investment of approximately $494 Billion is required for Infrastructure build out and modernization.  This industry is one of the largest employers in the country – the construction industry alone employs more than 30 million people.  According to the Business Monitor International (BMI), by 2012, the construction industry’s contribution to India’s GDP is forecasted to be 16.98%.

This ambitious infrastructure development mandate by the Indian Government will require funding.  The Government of India has already raised funds from multi-lateral agencies such as the World Bank and the Asian Development Bank.   The India Infrastructure Company was set up to support projects by guaranteeing up to $2 Billion annually.  In addition, the Indian Government has identified public-private partnerships (PPP) as the cornerstone of its infrastructure development policy.  The government is also proactively seeking additional FDI and approval is not required for up to 100% of FDI in most infrastructure areas.  According to Indian Prime Minister Dr. Manmohan Singh, addressing the Finance Ministers of ASEAN countries, at the Indo ASEAN Summit at New Delhi, in August 2007, India needs $150 billion at the rate of $15 billion per annum for the next 10 years.

The Government of India is also permitting External Commercial Borrowings (ECB’s) as a source of financing Indian Companies looking to expand existing capacity as well as incubation for new startups.   ECB’s  include commercial bank loans, buyers' credit, suppliers' credit, securitized instruments such as Floating Rate Notes and Fixed Rate Bonds, credit from official export credit agencies, and commercial borrowings from private sector Multilateral Financial Institutions such as International Finance Corporation (Washington), ADB, AFIC, CDC, etc.  National credit policies seek to keep an annual cap or ceiling on access to ECB, consistent with prudent debt management.   Also, these policies seek to encourage greater emphasis on infrastructure projects and core sectors such as power, oil exploration, telecom, railways, roads & bridges, ports, industrial parks, urban infrastructure, and  fosters exporting.

Applicants will be free to raise ECB from any internationally recognized source such as banks, export credit agencies, suppliers of equipment, foreign collaborators, foreign equity-holders, and international capital markets.

ECB can be accessed in two methods, namely, the Automatic Route and the Approval Route. The Automatic Route is primarily for investment in Indian infrastructure, and will not require Reserve Bank of India (RBI)/Government approval. The maximum amount of ECB’s under the Automatic Route raised by an eligible borrower is limited to $500 million during any financial year. The following are additional requirements under the Automatic route:

a) ECB up to $20 million or equivalent with minimum average maturity of 3 years.
b) ECB above $20 million and up to $500 million or equivalent with minimum average maturity of 5 years.

Some of the areas where ECB’s are utilized is the National Highway Development Project and the National Maritime Development Program.  In addition, the following represent some of the major infrastructure projects planned for the next five years:

1.	Constructing dedicated freight corridors between Mumbai-Delhi and Ludhiana-Kolkata.

2.	Capacity addition of 485 million MT in Major Ports, 345 million MT in Minor Ports.

3.	Modernization and redevelopment of 21 railway stations.

4.	Developing 16 million hectares through major, medium and minor irrigation works.

5.	Modernization and redevelopment of 4 metro and 35 non-metro airports.

6.	Expansion to six-lanes 6,500 km (4,038 Miles) of Golden Quadrilateral and selected National Highways.

7.	Constructing 228,000 miles of new rural roads, while renewing and upgrading the existing 230,000 miles covering 78,304 rural habitations.

Our operations are subject to certain risks and uncertainties, including among others, dependency on the Indian and Asian economy and government policies, competitively priced raw materials, dependence upon key members of the management team and increased competition from existing and new entrants.

Our Securities

We have three securities listed on the NYSE Amex: (1) common stock, $.0001 par value (ticker symbol: IGC), (2) redeemable warrants to purchase common stock (ticker symbol: IGC.WS) and (3) units consisting of one share of common stock and two redeemable warrants to purchase common stock (ticker symbol: IGC.U).  On March 8, 2006, we sold 11,304,500 units in our initial public offering.  These 11,304,500 units include 9,830,000 units sold to the public and the over-allotment option of 1,474,500 units exercised by the underwriters of the public offering. The units may be separated into common stock and warrants.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00.  The warrants expire on March 3, 2011, or earlier upon redemption.  The registration statement for initial public offering was declared effective on March 2, 2006.  The warrants are exercisable and may be exercised by contacting the Company or the transfer agent Continental Stock Transfer & Trust Company.  We have a right to call the warrants, provided the common stock has traded at a closing price of at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.  If we call the warrants, the holder will either have to redeem the warrants by purchasing the common stock from us for $5.00 or the warrants will expire.

On March 7, 2008, we bought and redeemed a total of 6,159,346 shares.  As a result of the redemption and the subsequent issuance of 210,000 shares of common stock in private placements, on September 30, 2008, we had 8,780,107 shares outstanding (including shares sold to our founders in a private placement prior to the public offering) and 24,874,000 shares of common stock were reserved for issuance upon exercise of redeemable warrants and underwriters’ purchase option.

On January 9, 2009 we completed an exchange of 11,943,878 public and private warrants for 1,311,064 new shares of common stock.

In September 2009 we sold 1,599,000 shares of our common stock and warrants to purchase an aggregate of 319,800 shares of our common stock (the “New Warrants”) in a registered direct offering.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $1.60.  The warrants expire on September 18 2012.  The New Warrants are exercisable and may be exercised by contacting the Company or the transfer agent Continental Stock Transfer & Trust Company.  We do not have a right to call the New Warrants.

On October 5, 2009, the Company issued 530,000 new shares of common stock as partial consideration for the exchange of an outstanding promissory note for a new note with an extended maturity date

On October 16, 2009, the Company issued 530,000 new shares of common stock in a private placement in connection with the sale of a promissory note to an investor.

In November 2009 we sold 3,300 shares of our common stock in a registered at the market offering.

Between January 1, 2010 and April 6, 2010 we sold 95,916 shares of our common stock in a registered at the market offering.

Following the issuance of the shares in the preceding transactions, we have 12,994,207 shares of common stock outstanding, warrants to purchase 11,855,122 shares of common stock outstanding and New Warrants to purchase 268,800 shares of common stock outstanding.

Core Business Competencies

We offer an integrated approach in our customer service delivery based on core competencies that we have demonstrated over the years.  This integrated approach provides us with an advantage over our competitors.

Our core business competencies include the following:

Highway and heavy construction:

The Indian government has articulated a plan to build and modernize Indian infrastructure.  The government’s plan, calls for spending over $475 billion over the next five years for the expansion and construction of rural roads, major highways, airports, seaports, freight corridors, railroads and townships.  A significant number of our customers involve highway and heavy construction contracts.

Mining and Quarrying

As Indian infrastructure modernizes, the demand for raw materials like stone aggregate, coal, ore and similar resources is projected to increase. In 2006, according to the Freedonia Group, India was the fourth largest stone aggregate market in the world with demand of up to 1.1 billion metric tons.  We are in the process of teaming with landowners to build out rock quarries; in addition we have licenses for the installation and production of rock aggregate quarries.   Our mining and trading activity centers on the export of Iron ore to China.   India is the fourth largest producer of ore.

Construction and maintenance of high temperature plants

We have an expertise in the civil engineering, construction and maintenance of high temperature plants.  This requires specialized skills to build and maintain high temperature chimneys and kilns.

Customers

Over the past 10 years, Sricon has qualified in all states in India and has worked in several, including Maharashtra, Gujarat, Orissa and Madhya Pradesh.  The National Highway Authority of India (NHAI) awards interstate highway contracts on a national level, while intra-state contracts are awarded by state agencies. The National Thermal Power Corporation (NTPC) awards contacts for civil work associated with power plants. The National Coal Limited (NCL) awards large mining contracts. Our customers include, or have included, NHAI, NTPC, and various state public works departments.  Sricon is registered across India and is qualified to bid on contracts anywhere in India.  For the export of iron ore from India, we are developing customers in Asia including China.

Contract bidding process

In order to create transparency, the Indian government has centralized the contract awarding process for  building  inter-state roads.  The new process is as follows: At the “federal” level, as an example, NHAI publishes a Statement of Work for an interstate highway construction project.  The Statement of Work has a detailed description of the work to be performed as well as the completion time frame. The bidder prepares two proposals in response to the Statement of Work. The first proposal demonstrates technical capabilities, prior work experience, specialized machinery, and manpower required, and other criteria required to complete the project. The second proposal includes a financial bid.  NHAI evaluates the technical bids and short lists technically qualified companies. Next, the short list of technically qualified companies are  invited to place a detailed financial bid and show adequate financial strength in terms of  revenue, net worth, credit lines,  and balance sheets. Typically, the lowest bid wins the contract. Also, contract bidders must demonstrate an adequate level of capital reserves such as the following:  1) An earnest money deposit between 2% to 10% of project costs, 2) performance guarantee of between 5% and 10%, 3) adequate working capital and 4) additional capital for plant and machinery.   Bidding qualifications for larger NHAI projects are set by NHAI which are imposed on each contractor.  As the contractor executes larger highway projects, the ceiling is increased by NHAI.

Our Growth Strategy and Business Model

Our business model for the construction business is simple.  We bid on construction, over burden removal at mining sites and or maintenance contracts.   Successful bids increase our backlog of orders, which favorably impacts our revenues and margins.   The contracting process typically takes approximately six months. Over the years, we have been successful in winning one out of every seven bids on average.  We currently have one bid team.    In the next year we will focus on the following: 1) build out between two and five rock quarries, begin production and obtain long term contracts for the sale of rock aggregate, 2) leverage our shipping hub, develop a second shipping hub, obtain long term contracts for the delivery and sale of iron ore, 3) execute and expand recurring contracts for infrastructure build out, 4) aggressively pursue the collection of accounts receivables and delay claims.

Competition

We operate in an industry that is fairly competitive.  However, there is a large gap in the supply of well qualified and financed contractors and the demand for contractors.  Large domestic and international firms compete for jumbo contracts over $250 million in size, while locally based contractors vie for contracts less than $5 million. The recent capital markets crisis has made it more difficult for smaller companies to maturate into mid-sized companies, as their access to capital has been restrained. Therefore, we would like to be positioned in the $5 million to $50 million contract range, above locally based contractors and below the large firms, creating a distinct technical and financial advantage in this market niche.  Rock aggregate is supplied to the industry through small crushing units, which supply low quality material.  Frequently, high quality aggregate is unavailable, or is transported over large distances.  We fill this gap by providing high quality material in large quantities.  We compete on price, quantity and quality.  Iron ore is produced in India where our core assets are located, and exported to China.  While this is a fairly established business, we compete by aggregating ore from smaller suppliers who do not have access to customers outside India. Further, at our second shipping hub we expect to install a crusher that can grind ore pebbles into dust, again providing a value added service to the smaller mine owners.

Seasonality

The construction industry (road building) typically experiences recurring and natural seasonal patterns throughout India.  The North East Monsoons, historically, arrive on June 1, followed by the South West Monsoons, which usually lasts intermittently until September.  Historically, the monsoon months are slower than the other months because of the rains.  Activity such as engineering, maintenance of high temperature plants, and export of iron ore are less susceptible to the rains.  The reduced paced in construction activity has historically been used to bid and win contracts. The contract bidding activity is typically very high during the monsoon season in preparation for work activity when the rains abate.  During the monsoon season the rock quarries operate to build up and distribute reserves to the various construction sites.

Employees and Consultants

As of December 31, 2009, we employed a work force of approximately 400 employees and contract workers worldwide.  Employees are typically skilled workers including executives, welders, drivers, and other specialized experts. Contract workers require less specialized skills. We make diligent efforts to comply with all employment and labor regulations, including immigration laws in the many jurisdictions in which we operate.  In order to attract and retain skilled employees, we have implemented a performance based incentive program, offered career development programs, improved working conditions, and provided United States work assignments, technology training, and other fringe benefits. We are hoping that our efforts will make our companies more attractive.  While we have not done so yet, we are exploring adopting best practices for creating and providing vastly improved labor camps for our labor force.  We are hoping that our efforts will make our companies “employers of choice” and best of breed.  As of December 31, 2009 our Executive Chairman,  Chief Executive Officer is Ram Mukunda and our Non Executive Chairman is Ranga Krishna.  Our over all Country Head in India is Mr. K. Parthasarathy.  Our Managing Director for Construction is Ravindra Lal Srivastava, our Managing Director for Materials, Mining and Trading is P. M. Shivaraman.   Our Treasurer and Principal Accounting officer is John Selvaraj.  Our General Manager of Accounting based in India is Santhosh Kumar.  We also utilize the services of several consultants who provide USGAAP systems expertise among others.

Environmental Regulations

India has very strict environmental, occupational, health and safety regulations.  In most instances, the contracting agency regulates and enforces all regulatory requirements.   We internally monitor and manage regulatory issues on a continuous basis, and we believe that we are in compliance in all material respects with the regulatory requirements of the jurisdictions in which we operate. Furthermore, we do not believe that compliance will have a material adverse effect on our business activities.

Information and timely reporting

Our operations are located in India where the accepted accounting standards is Indian GAAP, which in many cases, is  not congruent  to USGAAP.  Indian accounting standards are evolving towards adopting IFRS (International Financial Reporting Standards).    We annually conduct PCAOB (USGAAP) audits for the company.  We acknowledge that this process is at times cumbersome and places significant restraints on our existing staff.  We believe we are still 6 to 12 months away from having processes and adequately trained personal in place to meet the reporting timetables set out by the U.S. reporting requirements.  Until then we expect to file for extensions to meet the reporting timetables.  We will make available on our website, www.indiaglobalcap.com, our annual reports, quarterly reports, proxy statements as well as up to- date investor presentations.  Our SEC filings are also available at www.sec.gov.

MANAGEMENT

Our Directors, Executive Officers and Advisory Board Members

The board of directors, executive officers, advisors and key employees of IGC, Sricon and TBL are as follows:

Directors, Executive Officers and Special Advisors of IGC

Name	Age	Position
Dr. Ranga Krishna	45	Non Executive Chairman
Ram Mukunda	51	Chief Executive Officer, Executive Chairman, President and Director
John Selvaraj	65	Principal Accounting Officer
Sudhakar Shenoy	62	Director
Richard Prins	52	Director
Suhail Nathani	44	Director
Larry Pressler	67	Special Advisor

P.G. Kakodkar	73	Special Advisor
Shakti Sinha	53	Special Advisor
Dr. Prabuddha Ganguli	60	Special Advisor
Dr. Anil K. Gupta	60	Special Advisor

Directors and Executive Officers of TBL

Name	Age	Position
Jortin Antony	43	Director
M. Santhosh Kumar	44	General Manager of Accounting
Ram Mukunda	51	Director

Ranga Krishna, has served as our Chairman of the Board since December 15, 2005. Dr. Krishna previously served as a Director from May 25, 2005 to December 15, 2005 and as our Special Advisor from April 29, 2005 through June 29, 2005.  In 1998, he founded Rising Sun Holding, LLC, a $120 million construction and land banking company.  In September 1999, he co-founded Fastscribe, Inc., an Internet-based medical and legal transcription company with its operations in India with over 200 employees. He has served as a director of Fastscribe since September 1999. He is currently the Managing Partner.  In February 2003, Dr. Krishna founded International Pharma Trials, Inc., a company with operations in India and over 150 employees, which assists U.S. pharmaceutical companies performing Phase II clinical trials in India. He is currently the Chairman and CEO of that company.  In April 2004, Dr. Krishna founded Global Medical Staffing Solutions, Inc., a company that recruits nurses and other medical professionals from India and places them in U.S. hospitals. Dr. Krishna is currently serving as the Chairman and CEO of that company. On November 7, 2008 he joined the board of TransTech Service Partners, a SPAC which initiated liquidation on May 23 rd, 2009.  Dr. Krishna is a member of several organizations, including the American Academy of Neurology and the Medical Society of the State of New York. He is also a member of the Medical Arbitration panel for the New York State Worker’s Compensation Board. Dr. Krishna was trained at New York’s Mount Sinai Medical Center (1991-1994) and New York University (1994-1996).

Ram Mukunda has served as our Founder, Chief Executive Officer, President and a Director since our inception on April 29, 2005 and was Chairman of the Board from April 29, 2005 through December 15, 2005. Since September 2004 Mr. Mukunda has served as Chief Executive Officer of Integrated Global Networks, LLC, a communications contractor in the U.S. Government. From January 1990 to May 2004, Mr. Mukunda served as Founder, Chairman and Chief Executive Officer of Startec Global Communications, an international telecommunications carrier focused on providing voice over Internet protocol (VOIP) services to the emerging economies. Startec was among the first carriers to have a direct operating agreement with India for the provision of telecom services. Mr. Mukunda was responsible for the organizing, structuring, and integrating a number of companies owned by Startec. Many of these companies provided strategic investments in India-based operations or provided services to India-based companies. Under Mr. Mukunda’s tenure at Startec, the company made an initial public offering of its equity securities in 1997 and conducted a public high-yield debt offering in 1998.

From June 1987 to January 1990, Mr. Mukunda served as Strategic Planning Advisor at INTELSAT, a provider of satellite capacity. Mr. Mukunda serves on the Board of Visitors at the University of Maryland School of Engineering. From 2001-2003, he was a Council Member at Harvard’s Kennedy School of Government, Belfer Center of Science and International Affairs. Mr. Mukunda is the recipient of several awards, including the University of Maryland’s 2001 Distinguished Engineering Alumnus Award and the 1998 Ernst & Young, LLP’s Entrepreneur of the Year Award. He holds B.S. degrees in electrical engineering and mathematics and a MS in Engineering from the University of Maryland.

John B. Selvaraj has served as our Treasurer and Principal Accounting Officer since November 27, 2006.  From November 15, 1997 to August 10, 2007, Mr. Selvaraj served in various capacities with Startec, Inc., including from January 2001 to April 2006 as Vice President of Finance and Accounting where he was responsible for SEC reporting and international subsidiary consolidation.  Prior to joining Startec, from July 1984 to December 1994, Mr. Selvaraj served as the Chief Financial and Administration Officer for the US office of the European Union.  In 1969, Mr. Selvaraj received a BBA in Accounting from Spicer Memorial College India, and an Executive MBA, in 1993, from Averette University, Virginia.  Mr. Selvaraj is a Charted Accountant (CA, 1971).

Sudhakar Shenoy, has served as our Director since May 25, 2005. Since January 1981, Mr. Shenoy has been the Founder, Chairman and CEO of Information Management Consulting, Inc., a business solutions and technology provider to the government, business, health and life science sectors. Mr. Shenoy is a member of the Non Resident Indian Advisory Group that advises the Prime Minister of India on strategies for attracting foreign direct investment. Mr. Shenoy was selected for the United States Presidential Trade and Development Mission to India in 1995. From 2002 to June 2005 he served as the chairman of the Northern Virginia Technology Council.  In 1970, Mr. Shenoy received a B. Tech (Hons.) in electrical engineering from the Indian Institute of Technology. In 1971 and 1973, he received an M.S. in electrical engineering and an M.B.A. from the University of Connecticut Schools of Engineering and Business Administration, respectively.

Richard Prins, has served as our Director since May 2007 and as Lead Director since March 2010.  Mr. Prins has 25 years of experience in all aspects of corporate finance and has participated directly in more than 150 transactions with both private and public companies across a number of industries in North America, Europe, and Asia.  Mr. Prins was the Director of Investment Banking for Ferris, Baker Watts, Inc., or FBW, from 1996 until June of 2008 when FBW was acquired by Royal Bank of Canada.  At FBW, he managed all of the firm's industry groups and product offerings including public offerings, mergers and acquisitions, private placements, restructurings, as well as other corporate advisory services activities.  He was also responsible for executing a variety of financial and strategic transactions.  Mr. Prins served as a consultant to Royal Bank of Canada Capital Markets through December 2008 to facilitate the post-acquisition transition.  Currently Mr. Prins is a private investor and involved in various charitable organizations.   Prior to FBW, Mr. Prins was a Managing Director for eight years at Crestar Bank (now SunTrust Bank) in charge of Mergers and Acquisitions. Mr. Prins began his career in 1983 as the Assistant to the Chairman of the leverage buyout company, Tuscarora Corp.  He currently serves on the boards of directors of Amphastar Pharmaceutical, Advancing Native Missions and The Hope Foundation.  Mr. Prins received a B.A. in liberal arts from Colgate University and an M.B.A. from Oral Roberts University.

Suhail Nathani, has served as our Director since May 25, 2005. Since September 2001, he has served as a partner at the Economics Laws Practice in India, which he co-founded. The 25-person firm focuses on consulting, general corporate law, tax regulations, foreign investments and issues relating to the World Trade Organization (WTO). From December 1998 to September 2001, Mr. Nathani was the Proprietor of the Strategic Law Group, also in India, where he practiced telecommunications law, general litigation and licensing.  Mr. Nathani currently serves on the  boards of the following companies based in India: BLA Industries Pvt. Ltd, BLA Power Pvt. Ltd., Development Credit Bank Ltd., Phoenix Mills Limited, Salaam Bombay Foundation, and Siddhesh Capital Market Services Pvt. Ltd.

Mr. Nathani earned a LLM in 1991 from Duke University School of Law. In 1990 Mr. Nathani graduated from Cambridge University, in England, with a MA (Hons) in Law. In 1987, he graduated from Sydenham College of Commerce and Economics, Bombay, India.

Sricon & TBL Management

Rabindralal B. Srivastava is Founder and Chairman of Sricon. In 1974, he started his career at Larsen and Toubro (L&T), one of India’s premier engineering and construction companies.   In 1994, his company,  Vijay Engineering, became a civil engineering sub-contractor to L&T.  He worked as a sub-contractor for L&T in Haldia, West Bengal and Tuticorin in South India among others.  Under his leadership, Vijay Engineering expanded to include civil engineering and construction of power plants, water treatment plants, steel mills, sugar plants and mining.  In 1996, Mr. Srivastava founded Srivastava Construction Limited, which in 2004 changed its name to Sricon Infrastructure to address the larger infrastructure needs in India like highway construction. He merged Vijay Engineering and Sricon in 2004.  Mr. Srivastava graduated with a BS from Banaras University in 1974.  Mr. Srivastava founded Hi-tech Pro-Oil Complex in 1996.  The company is involved in the extraction of soy bean oil.  He founded Aurobindo Laminations Limited in 2003.  The company manufactures laminated particleboards.

Jortin Antony, has been a  Director of TBL since 2000.  Prior to that, he held various positions at Bhagheeratha starting as a management trainee in 1991.  From 1997 to 2000, he was the Director of Projects at Bhagheeratha. In 2003, Mr. Jortin Antony was awarded the Young Entrepreneur Award from the Rashtra Deepika.  He graduated with a B.Eng, in 1991, from Bangalore Institute of Technology, University of Bangalore.

M Santhosh Kumar, has been with TBL since 1991. Since 2008 he has been the General Manager of Accounting and Finance.  From  2002 to January 2008 he has been the Deputy Manager (Finance and Accounting).  From 2000 to 2002, he was the Marketing Executive for Techni Soft (India) Limited, a subsidiary of Techni Bharathi Limited.  From 1991 to 2000, he held various positions at TBL in the Finance and Accounting department.  From 1986 to 1991, he worked as an accountant in the Chartered Account firm of Balan and Company.  In 1986 Mr. Santhosh Kumar graduated with a BA in Commerce from, Gandhi University, Kerala, India.

Special Advisors

Senator Larry Pressler has served as our Special Advisor since February 3, 2006. Since leaving the U.S. Senate in 1997, Mr. Pressler has been a combination of businessman, lawyer, corporate board director and lecturer at universities. From March 2002 to present, he has been a partner in the New York firm, Brock law Partners. He was a law partner with O’Connor & Hannan from  March 1997 to March 2002.

In November 2009 President Obama appointed Mr. Pressler as a Member for the Commission for the Preservation of America’s Heritage Abroad.  From 1979 to 1997, Mr. Pressler served as a member of the United States Senate. He served as the Chairman of the Senate Commerce Committee on Science and Transportation, and the Chairman of the Subcommittee on Telecommunications (1994 to 1997). From 1995 to 1997, he served as a Member of the Committee on Finance and from 1981 to 1995 on the Committee on Foreign Relations. From 1975 to 1979, Mr. Pressler served as a member of the United States House of  Representatives. Among other bills, Senator Pressler authored the Telecommunications Act of 1996. As a member of the Senate Foreign Relations Committee, he authored the “Pressler Amendment,” which became the parity for nuclear weapons in Asia from 1980 to 1996.

In 2000, Senator Pressler accompanied President Clinton on a visit to India. He is a frequent traveler to India where he lectures at universities and business forums. He serves on the board of directors for The Philadelphia Stock Exchange and Flight Safety Technologies, Inc. (FLST). From 2002 to 2005 he served on the board of advisors at Chrys Capital, a fund focused on investments in India. He was on the board of directors of Spectramind from its inception in 1999 until its sale to WIPRO, Ltd (WIT) in 2003.
In 1971, Mr. Pressler earned a Juris Doctor from Harvard Law School and a Masters in Public Administration from the Kennedy School of Government at Harvard. From 1964 to 1965 he was a Rhodes Scholar at Oxford University, England where he earned a diploma in public administration. Mr. Pressler is a Vietnam war veteran having served in the U.S. Army in Vietnam in 1967-68. He is an active member of the Veterans of Foreign Wars Association.

P. G. Kakodkar has served as our Special Advisor since February 3, 2006. Mr. Kakodkar serves on the boards of several Indian companies, many of which are public in India. Since January of 2005 he has been a member of the board of directors of State Bank of India (SBI) Fund Management, Private Ltd., which runs one of the largest mutual funds in India. Mr. Kakodkar’s career spans 40 years at the State Bank of India. He served as its Chairman from October 1995 to March 1997. Prior to his Chairmanship, he was the Managing Director of State Bank of India (SBI) Fund Management Private Ltd., which operates the SBI Mutual Fund.

Since July 2005, he has served on the board of directors of the Multi Commodity Exchange of India. Since April 2000, he has been on the board of Mastek, Ltd, an Indian software house specializing in client server applications. In June 2001, he joined the board of Centrum Capital Ltd, a financial services company. Since March 2000, he has been on the board of Sesa Goa Ltd., the second largest mining company in India. In April 2000, he joined the board at Uttam Galva Steel and in April 1999 he joined the board of Goa Carbon Ltd, a manufacturer-exporter of petcoke. Mr. Kakodkar received a BA from Karnataka University and an MA from Bombay University in economics, in 1954 and 1956, respectively. Mr. Kakodkar currently is an advisor to Societe Generale, India, which is an affiliate of SG Americas Securities, LLC and one of the underwriters of the our IPO.

Shakti Sinha, has served as our Special Advisor since May 25, 2005. Since July 2004, Mr. Sinha has been working as a Visiting Senior Fellow, on economic development, with the Government of Bihar, India. From January 2000 to June 2004, he was a Senior Advisor to the Executive Director on the Board of the World Bank. From March 1998 to November 1999, he was the Private Secretary to the Prime Minister of India. He was also the Chief of the Office of the Prime Minister. Prior to that he has held high level positions in the Government of India, including from January 1998 to March 1998 as a Board Member responsible for Administration in the Electricity Utility Board of Delhi. From January 1996 to January 1998, he was the Secretary to the Leader of the Opposition in the lower house of the Indian Parliament. From December 1995 to May 1996, he was a Director in the Ministry of Commerce. In 2002, Mr. Sinha earned a M.S. in International Commerce and Policy from the George Mason University, USA. In 1978 he earned a M.A. in History from the University of Delhi and in 1976 he earned a BA (Honors) in Economics from the University of Delhi.

Prabuddha Ganguli has served as our Special Advisor since May 25, 2005. Since September 1996, Dr. Ganguli has been the CEO of Vision-IPR. The company offers management consulting on the protection of intellectual property rights. His clients include companies in the pharmaceutical, chemical and engineering industries. He is an adjunct professor of intellectual property rights at the Indian Institute of Technology, Bombay. Prior to 1996, from August 1991 to August 1996, he was the Head of Information Services and Patents at the Hindustan Lever Research Center. In 1986, he was elected as a fellow to the Maharashtra Academy of Sciences. In 1966, he received the National Science Talent Scholarship (NSTS). In 1977, he was awarded the Alexander von Humboldt Foundation Fellow (Germany). He is Honorary Scientific Consultant to the Principal Scientific Adviser to the Government of India. He is a Member of the National Expert Group on Issues linked to Access to Biological materials vis-à-vis TRIPS and CBD Agreements constituted by the Indian Ministry of Commerce and Industry. He is also a Member of the Editorial Board of the intellectual property rights journal “World Patent Information” published by Elsevier Science Limited, UK. He is a Consultant to the World Intellectual Property Organization (WIPO), Geneva in intellectual property rights capability building training programs in various parts of the world. In 1976, Dr. Ganguli received a PhD from the Tata Institute of Fundamental Research, Bombay in chemical physics. In 1971, he received a M.Sc. in Chemistry from the Indian Institute of Technology (Kanpur) and in 1969 he earned a BS from the Institute of Science (Bombay University).

Anil K. Gupta has served as our Special Advisor since May 25, 2005.  Dr. Gupta has been Professor of Strategy and Organization at the University of Maryland since 1986.  He has been Chair of the Management & Organization Department, Ralph J. Tyser Professor of Strategy and Organization, and Research Director of the Dingman Center for Entrepreneurship at the Robert H. Smith School of Business, The University of Maryland at College Park, since July 2003.  Dr. Gupta earned a Bachelor of Technology from the Indian Institute of Technology in 1970, an MBA from the Indian Institute of Management in 1972, and a Doctor of Business Administration from the Harvard Business School in 1980.  Dr. Gupta has served on the board of directors of NeoMagic Corporation (NMGC) since October 2000 and has previously served as a director of Omega Worldwide (OWWP) from October 1899 through August 2003 and Vitalink Pharmacy Services (VTK) from July 1992 through July 1999.

Board of Directors

Our board of directors is divided into three classes (Class A, Class B and Class C) with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the Class A directors, consisting of Mr. Nathani and Mr. Shenoy, will expire at our fourth annual meeting of stockholders. The term of office of the Class B directors, consisting of Mr. Prins and Dr. Krishna, will expire at the second annual meeting of stockholders. The term of office of the Class C director, consisting of Mr. Mukunda, will expire at the third annual meeting of stockholders.  These individuals have played a key role in identifying and evaluating prospective acquisition candidates, selecting the target businesses, and structuring, negotiating and consummating the acquisition. The NYSE Amex, where we are listed, has rules mandating that the majority of the board be independent.  Our board of directors will consult with counsel to ensure that the boards of directors’ determinations are consistent with those rules and all relevant securities laws and regulations regarding the independence of directors. The NYSE Amex listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these standards, the board of directors has determined that Messrs. Krishna, Shenoy and Nathani are independent directors.

Committee of the Board of Directors

Our Board of Directors has established an Audit Committee currently composed of two independent directors who report to the Board of Directors.  Messrs. Krishna and Shenoy, each of whom is an independent director under the NYSE Amex’s listing standards, serve as members of our Audit Committee.  In addition, we have determined that Messrs. Krishna and Shenoy are “audit committee financial experts” as that term is defined under Item 407 of Regulation S-K of the Securities Exchange Act of 1934, as amended.  The Audit Committee is responsible for meeting with our independent accountants regarding, among other issues, audits and adequacy of our accounting and control systems.  We intend to locate and appoint at least one additional independent director to our Audit Committee to increase the size of the Audit Committee to three members.

The Audit Committee will monitor our compliance on a quarterly basis with the terms of our initial pubic offering.  If any noncompliance issues are identified, then the Audit Committee is charged with the responsibility to take immediately all action necessary to rectify such noncompliance or otherwise cause compliance with our initial pubic offering.  The Board currently does not have a nominating and corporate governance committee. However, the majority of the independent directors of the Board make all nominations.

Audit Committee Financial Expert

The Audit Committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the NYSE Amex listing standards.  The NYSE Amex listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the NYSE Amex that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.  The Board of Directors has determined that Messrs. Krishna and Shenoy satisfy the NYSE Amex’s definition of financial sophistication and qualify as “audit committee financial experts,” as defined under rules and regulations of the Securities and Exchange Commission.

Compensation Committee

Our Board of Directors has established a Compensation Committee composed of two independent directors, Messrs. Krishna and Shenoy and one non-independent director Richard Prins. The Board determined that Richard Prins is not a current officer or employee or an immediate family member of such person.  The Board deemed Mr. Prins to be non-independent because his firm Ferris Baker Watts received compensation for the IPO and bridge financing.  The Board, however, determined that the best interests of the Company and its shareholders require his membership on the compensation committee, as Mr. Prins brings a great deal of prior experience with memberships on public compensation committees.  The Board used the exception provided under Section 805(b) of the NYSE Amex Company Guide in appointing Richard Prins to the Compensation Committee.  The compensation committee’s purpose will be to review and approve compensation paid to our officers and directors and to administer the Stock Plan.

Nominating and Corporate Governance Committee

We intend to establish a nominating and corporate governance committee. The primary purpose of the nominating and corporate governance committee will be to identify individuals qualified to become directors, recommend to the board of directors the candidates for election by stockholders or appointment by the board of directors to fill a vacancy, recommend to the board of directors the composition and chairs of board of directors committees, develop and recommend to the board of directors guidelines for effective corporate governance, and lead an annual review of the performance of the board of directors and each of its committees.

We do not have any formal process for stockholders to nominate a director for election to our board of directors. Currently, nominations are selected or recommended by a majority of the independent directors as stated in Section 804 (a) of the NYSE Amex Company Guide.   Any stockholder wishing to recommend an individual to be considered by our board of directors as a nominee for election as a director should send a signed letter of recommendation to the following address: India Globalization Capital, Inc. c/o Corporate Secretary, 4336 Montgomery Avenue, Bethesda, MD 20817. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. We may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. The board of directors does not intend to evaluate candidates proposed by stockholders differently than it evaluates candidates that are suggested by our board members, execution officers or other sources.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of the NYSE Amex. Investors may view our code of ethics on the corporate governance subsection of the investor relations portion of our website at www.indiaglobalcap.com.

Board Meetings

During the fiscal year ended March 31, 2009, our board of directors held four meetings. Although we do not have any formal policy regarding director attendance at our annual meetings, we will attempt to schedule our annual meetings so that all of our directors can attend. During the fiscal year ended March 31, 2009, all of our directors attended 100% of the meetings of the board of directors.

Compensation of Directors

Our directors do not currently receive any cash compensation for their service as members of the board of directors. In 2009 all board members were awarded stock options or restricted stock pursuant to our 2008 Omnibus Incentive Plan.   Messers. Prins, Shenoy and Nathani each received options to purchase 125,000 shares of common stock at an exercise price of $1.00 per share that were exercisable at the time of grant and which expire on May 13, 2014, five years from the date of grant.  Mr. Mukunda and Dr. Krishna each received grants of 39,410 shares of common stock which vest on December 31, 2009.

We pay IGN, LLC, an affiliate of Mr. Mukunda, $4,000 per month for office space and certain general and administrative services.  Mr. Mukunda is the Chief Executive Officer of IGN, LLC.  We believe, based on rents and fees for similar services in the Washington, DC metropolitan area that the fee charged by IGN LLC was at least as favorable as we could have obtained from an unaffiliated third party. The agreement is on a month-to-month basis and may be terminated by the board with out notice.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of their ownership of shares with the Securities and Exchange Commission.  Such executive officers, directors and stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.  Based solely upon review of the copies of such reports received by us, our senior management believes that all reports required to be filed under Section 16(a) for the fiscal year ended March 31, 2009 were filed in a timely manner.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Policy

The Company’s Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors the annual compensation for the executive officers of the Company. This Committee has the responsibility for establishing, implementing, and monitoring the Company’s compensation strategy and policy. Among its principal duties, the Committee ensures that the total compensation of the executive officers is fair, reasonable and competitive.

Objectives and Philosophies of Compensation

The primary objective of the Company’s compensation policy, including the executive compensation policy, is to help attract and retain qualified, energetic managers who are enthusiastic about the Company’s mission and products. The policy is designed to reward the achievement of specific annual and long-term strategic goals aligning executive performance with company growth and shareholder value. In addition, the Board of Directors strives to promote an ownership mentality among key leaders and the Board of Directors.

Setting Executive Compensation

The compensation policy is designed to reward performance. In measuring executive officers’ contribution to the Company, the Compensation Committee considers numerous factors including the Company’s growth and financial performance as measured by revenue, gross margin and net income before taxes among other key performance indicators.

Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. The Compensation Committee does not currently engage any consultant related to executive and/or director compensation matters.

Stock price performance has not been a factor in determining annual compensation because the price of the Company’s common stock is subject to a variety of factors outside of management’s control. The Company does not subscribe to an exact formula for allocating cash and non-cash compensation. However, a significant percentage of total executive compensation is performance-based. Historically, the majority of the incentives to executives have been in the form of non-cash incentives in order to better align the goals of executives with the goals of stockholders.

Elements of Company's Compensation Plan

The principal components of compensation for the Company's executive officers are:

•	base salary

•	performance-based incentive cash compensation

•	right to purchase the company’s stock at a preset price (stock options)

•	retirement and other benefits

 Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility.

During its review of base salaries for executives, the Committee primarily considers:

•	market data;

•	internal review of the executives’ compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Salary levels are typically evaluated annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

Performance-Based Incentive Compensation

The management incentive plan gives the Committee the latitude to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals, encourage the growth of stockholder value and allow key employees to participate in the long-term growth and profitability of the Company. So that stock-based compensation may continue to be a viable part of the Company’s compensation strategy, management is currently seeking shareholder approval of a proposal to increase the number of shares of Company common stock reserved for issuance pursuant to the Company’s Stock Plan.

Ownership Guidelines

To directly align the interests of the Board of Directors with the interests of the stockholders, the Committee recommends that each Board member maintain a minimum ownership interest in the Company. Currently, the Compensation Committee recommends that each Board member own a minimum of 5,000 shares of the Company’s common stock with such stock to be acquired within a reasonable time following election to the Board.

Stock Option Program

The Stock Option Program assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Stock option award levels are determined based on market data and vary among participants based on their positions within the Company and are granted at the Committee’s regularly scheduled meeting. As of April 15, 2010, we had granted 78,820 shares of common stock and 1,883,000 stock options under our Stock Plan.

Perquisites and Other Personal Benefits

The Company provides some executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Some executive officers are provided use of  company automobiles, an entertainment budget and  assistants based in the US and in India to alleviate the extensive overseas travel.  All employees can participate in the plans and programs described above.

Each employee of the Company is entitled to term life insurance, premiums for which are paid by the Company. In addition, each employee is entitled to receive certain medical and dental benefits and part of the cost is funded by the employee.

Accounting and Tax Considerations

The Company’s stock option grant policy will be impacted by the implementation of FASB ASC 718 (Previously referred to as SFAS No. 123R), which was adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, the Company is required to value unvested stock options granted prior to the adoption of FASB ASC 718 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to the Company’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

Compensation for Executive Officers of the Company

Prior March 8, 2008, we did not pay any cash compensation to our executive officers or their affiliates except as follows.   As described above in “Directors, Executive Officers And Special Advisors of the Company – Director Compensation”, we pay IGN, LLC, an affiliate of Mr. Mukunda, $4,000 per month for office space and certain general and administrative services, an amount which is not intended as compensation for Mr. Mukunda.   On or around November 27, 2006, we engaged SJS Associates, an affiliate of Mr. Selvaraj, which provides the services of Mr. John Selvaraj as our Treasurer.  We have agreed to pay SJS Associates $5,000 per month for these services.  Mr. Selvaraj is the Chief Executive Officer of SJS Associates.  Effective November 1, 2007 the Company and SJS Associates terminated the agreement.  We subsequently entered into a new agreement with SJS Associates on identical terms subsequent to the acquisition of Sricon and TBL. On May 22, 2008, the Company and its subsidiary India Globalization Capital Mauritius  (“IGC-M”) entered into an employment agreement (the “Employment Agreement”) with Ram Mukunda, pursuant to which he will receive a salary of $300,000 per year for services to IGC and IGC-M as Chief Executive Officer.   The Employment Agreement was approved in May 2008 and made effective as of March 8, 2008.  For fiscal year 2009, Mr. Mukunda was paid $300,000.

The annual executive compensation for the Chief Executive Officer and Chief Financial Officer of the Company is set out below.

Summary compensation
	FY 2008	FY 2009
Ram Mukunda	$15,000	$450,000
John Selvaraj	$35,000	$63,300

Compensation of Directors

No compensation was paid to the Company’s Board of Directors for the one-year period ended March 31, 2009.

Certain Relationships and Related Transactions

As of March 31, 2009, there were no related party transactions other than the agreements with IGN, an affiliate of Ram Mukunda, and SJS Associates, an affiliate of John Selvaraj, described above. We are party to indemnification agreements with each of the executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Employment Contracts

Ram Mukunda has served as President and Chief Executive Officer of the Company since its inception.  The Company, IGC-M and Mr. Mukunda entered into an Employment Agreement on May 22, 2008, which agreement was made effective as of March 8, 2008, the date on which the Company completed its acquisition of Sricon and TBL. Pursuant to the agreement, the Company pays Mr. Mukunda a base salary of $300,000 per year. Mr. Mukunda is also entitled to receive bonuses of at least $225,000 for meeting certain targets for net income (before one time charges including charges for employee options, warrants and other items) for fiscal year 2009   and  $150,000 for meeting targets with respect to obtaining new contracts.  The Agreement further provides that the Board of Directors of the Company may review and update the targets and amounts for the net revenue and contract bonuses on an annual basis.  The Agreement also provides for benefits, including insurance, 20 days of paid vacation, a car (subject to partial reimbursement by Mr. Mukunda of lease payments for the car) and reimbursement of business expenses. The term of the Employment Agreement is five years, after which employment will become at-will. The Employment Agreement is terminable by the Company and IGC-M for death, disability and cause.  In the event of a termination without cause, the Company would be required to pay Mr. Mukunda his full compensation for 18 months or until the term of the Employment Agreement was set to expire, whichever is earlier.

In partial consideration for the equity shares in Sricon purchased by the Company, pursuant to the terms of a Shareholders Agreement dated as of September 15, 2007 by and among IGC, Sricon and the Promoters or Sricon, the stockholders of Sricon as of the date of the acquisition, including Ravindra Lal Srivastava, who currently serves as the Chairman and Managing Director of Sricon, shall have the right to receive up to an aggregate of 418,431 equity shares of Sricon over a three-year period if Sricon achieves certain profit after tax targets for its 2008-2010 fiscal years.  The maximum number of shares the Promoters may receive in any given fiscal year is 139,477 shares.  If Sricon’s profits after taxes for a given fiscal year are less than 100% of the target for that year but are equal to at least 85% of the target, the Promoters shall receive a pro rated portion of the maximum share award for that fiscal year.  A copy of this agreement was filed with the SEC in the Company’s definitive proxy statement filed February 8, 2008 and is incorporated here by reference.

In partial consideration for the equity shares in TBL purchased by the Company, pursuant to the terms of a Shareholders Agreement dated as of September 16, 2007 by and among IGC, TBL and the Promoters of TBL, Jortin Anthony, who currently serves as the Managing Director of TBL, shall have the right to receive  up to an aggregate of 1,204,000 equity shares of TBL over a five-year period if TBL achieves certain profit after tax targets for its 2008-2012 fiscal years.   The maximum number of shares Mr. Anthony may receive is 140,800 shares for fiscal year 2008 and 265,800 shares for each of the following fiscal years.  If TBL’s profits after taxes for a given fiscal year are less than 100% of the target for that year but are equal to at least 85% of the target Mr. Anthony shall receive a pro rated portion of the maximum share award for that fiscal year.  A copy of this agreement was filed with the SEC in the Company’s definitive proxy statement filed February 8, 2008 and is incorporated here by reference.

Compensation Committee Interlocks and Insider Participation

A Compensation Committee comprised of two independent members of the Board of Directors, Ranga Krishna and Sudhakar Shenoy, and a non-independent director Richard Prins, administer executive compensation.  No executive officer of the Company served as a director or member of the compensation committee of any other entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Party Transactions

We do not maintain a formal written procedure for the review and approval of transactions with related persons.  It is our policy for the disinterested members of our board to review all related party transactions on a case-by-case basis.  To receive approval, a related-party transaction must have a business purpose for IGC and be on terms that are fair and reasonable to IGC and as favorable to IGC as would be available from non-related entities in comparable transactions.

 Pursuant to the terms of a registration rights agreement with the Company, the holders of the majority of these shares issued to our officers and directors prior to our initial public offering are be entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which the lock-up period expires. The lock-up period expired on September 8, 2008.  In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.  We have registered these shares for resale on a registration statement on Form S-1 that was declared effective on November 12, 2008.

BENEFICIAL OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 6, 2010 by:

•           each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•           each of our executive officers, directors and our special advisors; and

•           all of our officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, which is based upon 12,994,207 shares of common stock outstanding as of April 6, 2010, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise noted, the nature of the ownership set forth in the table below is common stock of the Company.

The table below sets forth as of April 6, 2010, except as noted in the footnotes to the table, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the executive officers named in the Summary Compensation Table, and (iv) all such executive officers and directors of the Company as a group.

	Shares Owned
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Class
Wells Fargo and Company (2) 420 Montgomery Street San Francisco, CA 94104	1,934,424	14.9%
Sage Master Investments Ltd (3) 500 Fifth Avenue, Suite 930 New York, New York 10110	1,067,300	8.2%
UBS AG (4) Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	859,742	6.6%
Brightline Capital Management, LLC (5) 1120 Avenue of the Americas, Suite 1505 New York, New York 10036	608,100	4.7%
Ram Mukunda (6)	1,449,914	10.5%
Ranga Krishna (7)	2,215,624	16.7%
Richard Prins (8)	196,250	1.5%
Sudhakar Shenoy(9)	175,000	1.3%
Suhail Nathani(10)	150,000	1.1%
Larry Pressler	25,000	*
Dr. Anil K. Gupta	25,000	*
P.G. Kakodkar	12,500	*
Shakti Sinha	12,500	*
Dr. Prabuddha Ganguli	12,500	*
All Executive Officers and Directors as a group (5 Persons)(11)	4,186,788	28.9%

* Represents less than 1%

(1)	Unless otherwise indicated, the address of each of the individuals listed in the table is: c/o India Globalization Capital, Inc., 4336 Montgomery Avenue, Bethesda, MD 20814.
(2)
Based on an amended Schedule 13G filed with the SEC on January 13, 2010 by Wells Fargo Company on behalf of its subsidiary Wachovia Bank, National Association which is the direct holder of the shares.   Dr. Ranga Krishna is entitled to 100% of the economic benefits of the shares.

(3)
Based on an amended Schedule 13G filed with the SEC on February 16, 2010 by Sage Master Investments Ltd., a Cayman Islands exempted company (“Sage Master”), Sage Opportunity Fund (QP), L.P., a Delaware limited partnership (“QP Fund”), Sage Asset Management, L.P., a Delaware limited partnership (“SAM”), Sage Asset Inc., a Delaware corporation (“Sage Inc.”), Barry G. Haimes and Katherine R. Hensel (collectively, the “Reporting Persons”). As disclosed in the Schedule 13G, Each of the Reporting Persons’ beneficial ownership of 1,067,300 shares of Common Stock constitutes 8.2% of all of the outstanding shares of Common Stock. The address for each of the foregoing parties is c/o 500 Fifth Avenue, Suite 930, New York, New York 10110.

(4)
Based on an amended Schedule 13G filed with the SEC on February 11, 2010 by UBS AG for the benefit and on behalf of UBS Investment Bank, Wealth Management USA, and Global Wealth Management and Business Banking business groups of UBS AG.  As disclosed in the amended Schedule 13G, UBS AG is the beneficial owners of 859,742 shares of common stock (6.6%).

(5)
Based on an amended Schedule 13G jointly filed with the SEC on February 17, 2010 by Brightline Capital Management, LLC (“Management”), Brightline Capital Partners, LP (“Partners”), Brightline GP, LLC (“GP”), Nick Khera (“Khera”) and Edward B. Smith, III (“Smith”).  As disclosed in the amended Schedule 13G, Management and Khera are each the beneficial owners of 608,100 shares of common stock (4.7%), Smith is the beneficial owner of 889,600 shares of common stock (6.8%) including 281,500 shares over which he holds sole control of their voting and disposition, and Partners and GP are each the beneficial owners of 595,103 shares of common stock (4.6%), respectively.  The address for each of the foregoing parties is 1120 Avenue of the Americas, Suite 1505, New York, New York 10036.

(6)
Includes(i) 245,175 shares of common stock directly owned by Mr. Mukunda, (ii) 425,000 shares of common stock owned by Mr. Mukunda’s wife Parveen Mukunda, (iii) options to purchase 635,000 shares of common stock which are exercisable within sixty (60) days of April 6, 2010, all of which are currently exercisable and (iv) warrants to purchase 144,739 shares of common stock, of which warrants to purchase 28,571 shares of common stock are owned by Mr. Mukunda’s wife Parveen Mukunda and all  which are exercisable within sixty (60) days of April 6, 2010, all of which are currently exercisable.

(7)
Includes warrants to purchase 290,000 shares of common stock which are exercisable within sixty (60) days of April 6, 2010, all of which are currently exercisable.  Includes 1,934,424 shares beneficially owned by Wells Fargo & Company, which has sole voting and dispositive control over the shares.   Dr. Krishna is entitled to 100% of the economic benefits of the shares.

(8)
Based on a Form 4 filed with the SEC on May 18, 2009 by Richard Prins.  Includes options to purchase 125,000 shares of common stock and a unit purchase option to purchase 71,250 units, each consisting of 1 share of common stock and 2 warrants to purchase a share of common stock and does not include the warrants underlying the units that may be acquired upon exercise of the unit purchase option.  Both the  options, and the unit purchase option are both exercisable within sixty (60) days of April 6, 2010 and currently exercisable.

(9)
Based on a Form 4 filed with the SEC on May 18, 2009 by Sudhakar Shenoy.   Includes options to purchase 125,000 shares of common stock, which are both exercisable within sixty (60) days of April 6, 2010 and currently exercisable.

(10)
Based on a Form 4 filed with the SEC on May 18, 2009 by Suhail Nathani.  Includes options to purchase 125,000 shares of common stock, which are both exercisable within sixty (60) days of April 6, 2010 and currently exercisable.

(11)
Does not include shares owned by our special advisors.  Includes: (i) 2,670,799 shares of common stock, (ii) warrants to purchase 434,,739 shares of common stock, (iii) options to purchase 1,010,000 shares of common stock and (iv) a unit purchase option to purchase 71,250 units, each consisting of 1 share of common stock and 2 warrants to purchase a share of common stock and does not include the warrants underlying the units that may be acquired upon exercise of the unit purchase option.  The warrants, options, and the unit purchase option are all both exercisable within sixty (60) days of April 6, 2010 and currently exercisable.   Includes 1,934,424 shares beneficially owned by Wells Fargo & Company, which has sole voting and dispositive control over the shares.

Messrs. Mukunda and Krishna may be deemed our “parent,” “founder” and “promoter,” as these terms are defined under the Federal securities laws.

DESCRIPTION OF CAPITAL STOCK
General

We are authorized to issue 75,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of April 6, 2010, 12,994,207 shares of common stock are outstanding, held by 946 record holders and no shares of preferred stock are outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. Each of the common stock and warrants can be traded separately.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our board of directors is divided into three classes (Class A, Class B and Class C), each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock.  We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Maryland Anti-Takeover Provisions and Certain Anti-Takeover Effects of our Charter and Bylaws

Business Combinations

Under the Maryland General Corporation Law, some business combinations, including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, are prohibited for a period of time and require an extraordinary vote. These transactions include those between a Maryland corporation and the following persons (a “Specified Person”):

       •an interested stockholder, which is defined as any person (other than a subsidiary) who beneficially owns 10% or more of the corporation’s voting stock, or who is an affiliate or an associate of the corporation who, at any time within a two-year period prior to the transaction, was the beneficial owner of 10% or more of the voting power of the corporation’s voting stock or

       •an affiliate of an interested stockholder.

A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors of a Maryland corporation also may exempt a person from these business combination restrictions prior to the time the person becomes a Specified Person and may provide that its exemption is subject to compliance with any terms and conditions determined by the board of directors. Transactions between a corporation and a Specified Person are prohibited for five years after the most recent date on which such stockholder becomes a Specified Person. After five years, any business combination must be recommended by the board of directors of the corporation and approved by at least 80% of the votes entitled to be cast by holders of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than voting stock held by the Specified Person with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price as defined by Maryland law and other conditions under Maryland law are satisfied.

A Maryland corporation may elect not to be governed by these provisions by having its board of directors exempt various Specified Persons, by including a provision in its charter expressly electing not to be governed by the applicable provision of Maryland law or by amending its existing charter with the approval of at least 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than those held by any Specified Person. Our Charter does not include any provision opting out of these business combination provisions.

Control Share Acquisitions

The Maryland General Corporation Law also prevents, subject to exceptions, an acquiror who acquires sufficient shares to exercise specified percentages of voting power of a corporation from having any voting rights except to the extent approved by two-thirds of the votes entitled to be cast on the matter not including shares of stock owned by the acquiring person, any directors who are employees of the corporation and any officers of the corporation. These provisions are referred to as the control share acquisition statute.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted prior to the acquisition by a provision contained in the corporation’s charter or bylaws. Our Bylaws include a provision exempting IGC from the restrictions of the control share acquisition statute, but this provision could be amended or rescinded either before or after a person acquired control shares. As a result, the control share acquisition statute could discourage offers to acquire IGC stock and could increase the difficulty of completing an offer.

Board of Directors

The Maryland General Corporation Law provides that a Maryland corporation which is subject to the Exchange Act and has at least three outside directors (who are not affiliated with an acquirer of the company) under certain circumstances may elect by resolution of the board of directors or by amendment of its charter or bylaws to be subject to statutory corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under these provisions, a board of directors may divide itself into three separate classes without the vote of stockholders such that only one-third of the directors are elected each year. A board of directors classified in this manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing to be covered by the applicable statutory provisions and notwithstanding the corporation’s charter or bylaws:

       • provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

       •  reserve for itself the right to fix the number of directors,

       •  provide that a director may be removed only by the vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and

       •  retain for itself sole authority to fill vacancies created by an increase in the size of the board or the death, removal or resignation of a director.

In addition, a director elected to fill a vacancy under these provisions serves for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. Although a corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute, we have not adopted such a prohibition. We have adopted a staggered board of directors with 3 separate classes in our charter and given the board the right to fix the number of directors, but we have not prohibited the amendment of these provisions.  The adoption of the staggered board may discourage offers to acquire IGC stock and may increase the difficulty of completing an offer to acquire our stock. If our board chose to implement the statutory provisions, it could further discourage offers to acquire IGC stock and could further increase the difficulty of completing an offer to acquire our stock.

Effect of Certain Provisions of our Charter and Bylaws

In addition to the Charter and Bylaws provisions discussed above, certain other provisions of our Bylaws may have the effect of impeding the acquisition of control of IGC by means of a tender offer, proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. These provisions of Bylaws are intended to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which our board believes is otherwise unfair to our stockholders. These provisions, however, also could have the effect of delaying, deterring or preventing a change in control of IGC.

Stockholder Meetings; Advance Notice of Director Nominations and New Business . Our Bylaws provide that with respect to annual meetings of stockholders, (i) nominations of individuals for election to our board of directors and (ii) the proposal of business to be considered by stockholders may be made only:

       •  pursuant to IGC’s notice of the meeting,

       •  by or at the direction of our board of directors or

       •  by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

Special meetings of stockholders may be called only by the chief executive officer, the board of directors or the secretary of IGC (upon the written request of the holders of a majority of the shares entitled to vote). At a special meeting of stockholders, the only business that may be conducted is the business specified in IGC’s notice of meeting. With respect to nominations of persons for election to our board of directors, nominations may be made at a special meeting of stockholders only:

       •  pursuant to IGC’s notice of meeting,

       •   by or at the direction of our board of directors or

       •    if our board of directors has determined that directors will be elected at the special meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

The following is a brief summary of the material terms and provisions of the warrants issuable in this offering. The summary of the warrants is subject to and qualified in its entirety by the form of warrant.  We urge you to review the form of warrant, which will be filed as an exhibit to a Current Report on Form 8-K with the SEC in connection with this offering, for a complete description of the terms and conditions applicable to the warrants.  This prospectus also relates to the offering of the shares of our common stock upon the exercise, if any, of the warrants issued to the investors in this offering.

The warrants will have an exercise price of $      per share of our common stock and will be exercisable at the option of the holder at any time after                    , which will be the closing date of this offering, through and including the date that is the     anniversary of the initial exercise date.  The prospectus will contain, where applicable, additional terms of and other information relating to the warrants.

Our warrants are currently traded on the NYSE Amex under the symbol “IGC.WS.”

SHARES ELIGIBLE FOR FUTURE SALE

We have an aggregate of 12,994,207 shares of common stock outstanding.   Of these shares, 9,429,107 shares are either freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933, or registered for resale. Shares purchased by our affiliates include the 170,000 shares included in the units purchased in a private placement by our officers and directors or their nominees, which were the subject of a lock-up agreement with us and the representative of the underwriters until we completed a business combination. Since we have completed a business combination, the lock-up has terminated with respect to those shares.  All of the remaining 3,560,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 until the one year holding period has elapsed with respect to each purchase and the additional conditions described in “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below are satisfied.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares of our common stock for at least six months, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which currently equals 128,983 shares; and
•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common stock has been held for one year.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff had taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in recent amendments by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company.  The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We have satisfied the preceding requirements and as a result, pursuant to Rule 144, our initial shareholders are able to sell their initial shares freely without registration.

SEC Position on Rule 144 Sales

The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act of 1933 when reselling the securities of a blank check company. Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The officer, director and our special advisor holders of our 2,500,000 shares of common stock that are issued and outstanding on the date of this prospectus are entitled to registration rights pursuant to an agreement dated as of March 8, 2005. The 170,000 shares purchased by such persons in the private placement are also be entitled to registration rights pursuant to the agreement. Our Chairman, Dr. Ranga Krishna, also owns 446,226 shares of our common stock that he acquired in a separate private placement in connection with his lending money to us that are  be entitled to registration rights pursuant to the agreement The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which the lock-up period expires. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.

Oliveira Capital, LLC which acquired warrants to purchase 425,000 shares of our common stock (at an initial exercise price of $5.00 per share) and 103,774 shares of our common stock (at an initial exercise price of $5.00 per share) in two private placements in connection with it lending money to us is entitled to  “piggy-back” registration rights for the shares, the warrants and the warrants underlying the shares, pursuant to an agreement dated as of February 5, 2007, on registration statements filed subsequent to such date.

The holders of an aggregate of 204,953 shares of our common stock acquired in a private placement in connection with the purchase of promissory notes from the Company entered into a registration rights agreement providing registration rights similar to those provided to the Company’s founders except that they are only entitled to one demand registration.

Steven M. Oliveira 1998 Charitable Remainder Unitrust, the holder of an aggregate of 200,000 shares of our common stock acquired in a private placement in connection with the purchase of a promissory note from the Company entered into a registration rights agreement requiring the Company to file a registration statement registering the shares for resale on or before November 14, 2008 and to have that registration statement effective by December 14, 2008 (subject to extension if certain conditions are met)  If the Company fails to meet those deadlines, the trust will be entitled to an additional 50,000 shares of common stock and, if the deadline is unmet for 30 days, an additional 10,000 shares and a further 10,000 shares for each subsequent 30 day period such deadline is unmet.

We satisfied the registration rights described in the preceding paragraphs by registering all of the shares and warrants described in the preceding paragraphs for resale on a registration statement on Form S-1 that was declared effective on November 12, 2008.

Bricoleur Partners, L.P., the holder of an aggregate of 530,000 shares of our common stock acquired in a private placement in connection with the purchase of a promissory note from the Company entered into a registration rights agreement requiring the Company to file a registration statement registering the shares for resale on or before November 30, 2009 and to have that registration statement effective by December 30, 2009 (subject to extension if certain conditions are met)  If the Company fails to meet those deadlines, Bricoleur will be entitled to an additional 50,000 shares of common stock and, if the deadline is unmet for 60 days, an additional 10,000 shares and a further 10,000 shares for each subsequent 60 day period such deadline is unmet.  We satisfied the registration rights described in this paragraph by registering all of the shares for resale on a registration statement on Form S-3 that was declared effective on February 4, 2010.

Shares Issuable Upon Default of Notes

Pursuant to the terms of Note and Shares Purchase Agreements entered into by the Company with each of Steven M. Oliveira 1998 Charitable Remainder Unitrust and Bricoleur Partners, L.P., if an event of default occurs with respect to the promissory notes issued by the Company to the Unitrust and Bricoleur and such default is uncured for a period of 30 days, the Company is required to issue to the Unitrust and/or Bricoleur, as applicable, 200,000 shares of the Company’s common stock.

Employee Stock Options

We intend to file a registration statement on Form S-8 under the Securities Act to register up to 1,869,083 shares of common stock that are issuable under our 2008 Omnibus Incentive Plan. Shares issued upon the exercise of options after the effective date of such registration statement, when filed, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Seyfarth Shaw LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of IGC for the years ending March 31, 2009 and March 31, 2008 included herein have been audited by Yoganandh & Ram, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and exhibits filed with the registration statement.

You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings, including reports, proxy statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
India Globalization Capital, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and comprehensive loss, and of cash flows present fairly, in all material respects, the financial position of India Globalization Capital, Incorporated and its subsidiaries at March 31, 2009 and 2008, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Yoganandh & Ram
Independent Auditors registered with
Public Company Accounting Oversight Board (USA)

India Globalization Capital, Inc.
CONSOLIDATED BALANCE SHEET

	March 31, 2009	March 31, 2008

ASSETS

Current Assets:
Cash and cash equivalents	$2,129,365	$8,397,441
Accounts Receivable	9,307,088	8,708,861
Unbilled Receivables	2,759,632	5,208,722
Inventories	2,121,837	1,550,080
Interest Receivable - Convertible Debenture		277,479
Convertible debenture in MBL		3,000,000
Prepaid taxes	88,683	49,289
Restricted cash		6,257
Short term investments		671
Prepaid expenses and other current assets	2,801,148	4,324,201
Due from related parties	290,831	1,373,446

Total Current Assets	19,498,584	32,896,447

Property and equipment, net	6,601,394	7,337,361
Accounts Receivable – Long Term	2,769,196	3,519,965
Goodwill	17,483,501	17,483,501
Investment	70,743	1,688,303
Deposits towards acquisitions	261,479	187,500
Restricted cash, non-current	1,430,137	2,124,160
Deferred tax assets - Federal and State, net of valuation allowance	898,792	1,013,611
Other Assets	2,818,687	1,376,126

Total Assets	$51,832,513	$67,626,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings and current portion of long-term debt	$3,422,239	$5,635,408
Trade payables	462,354	1,771,151
Advance from Customers	206,058	931,092
Accrued expenses	555,741	1,368,219
Taxes payable	76,569	58,590
Notes Payable to Oliveira Capital, LLC	1,517,328	3,000,000
Due to related parties	1,214,685	1,330,291
Other current liabilities	1,991,371	3,289,307

Total current liabilities	$9,446,345	$17,384,059

Long-term debt, net of current portion	1,497,458	1,212,841
Advance from Customers		832,717
Deferred taxes on income	590,159	608,535
Other liabilities	2,440,676	6,717,109
Total Liabilities	$13,974,638	$26,755,261

Minority Interest	14,262,606	13,545,656

Common stock subject to possible conversion, 11,855,122 shares at conversion value	-	-

COMMITMENTS AND CONTINGENCY

STOCKHOLDERS’ EQUITY

Preferred stock $.0001 par value; 1,000,000 shares authorized; none issued and outstanding		-
Common stock — $.0001 par value; 75,000,000 shares authorized; 10,091,171 issued and outstanding at March 31, 2009 and 8,570,107 issued and outstanding at March 31, 2008.	1,009	857
Additional paid-in capital	33,186,530	31,470,134
Retained Earnings (Deficit)	(4,662,689)	(4,141,113)
Accumulated other comprehensive (loss) income	(4,929,581)	(3,822)
Total stockholders’ equity	23,595,269	27,326,056

Total liabilities and stockholders’ equity	$51,832,513	$67,626,973

The accompanying notes should be read in connection with the financial statements.

India Globalization Capital, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31, 2009	Year Ended March 31, 2008
Revenue	$35,338,725	$2,188,018
Cost of revenue	(27,179,494)	(1,783,117)

Gross profit	8,159,231	404,901

Selling, general and administrative expenses	(4,977,815)	(367,647)
Depreciation	(873,022)	(58,376)
Operating income	2,308,394	5,153
Legal and formation, travel and other start up costs		(5,765,620)
Interest expense	(1,753,952)	(1,944,660)
Interest income	1,176,018	2,213,499
Other Income		202,858
Income / (loss) before income taxes	1,730,461	(5,315,044)
Provision for income taxes, net	(1,535,087)	(76,089)
Income after Income Taxes	195,373	(5,391,134)
Provision for Dividend on Preference Stock and its Tax		171,084
Minority interest	(716,950)	4,780
Net income / (loss)	$(521,576)	$(5,215,270)
Net income / (loss) per share: basic and diluted	$(0.05)	$(0.61)
Weighted average number of shares outstanding-basic and diluted	10,091,171	8,570,107

The accompanying notes should be read in connection with the financial statements.

India Globalization Capital, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended March 31, 2009	Year Ended March 31, 2008
Net income / (loss)	$(521,576)	$(5,215,270)
Foreign currency translation adjustments	(4,925,759)	(3,822)
Comprehensive income (loss)	$(5,447,335)	$(5,219,092)

The accompanying notes should be read in connection with the financial statements.

India Globalization Capital, Inc.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in	Accumulated Earnings		Accumulated Other Comprehensive Income	Total Stockholders'
	Shares	Amount	Capital	(Deficit)		/ Loss	Equity
Balance at April 1, 2007	13,974,500	$1,397	$51,848,145	$1,074,157	$		$52,923,699
Redemption of 1,910,469 shares on March 7, 2008 and balance in shares subject to possible conversion transferred to paid in capital	(1,910,469)	(191)	1,689,164				1,688,973
Buyback of 4,248,877 shares on March 7, 2008	(4,248,877)	(425)	(25,237,905)				(25,238,330)
"Issuance of common stock to Bridge Investors at $.01 per share	754,953	76	3,170,730				3,170,805
Net Loss for the year	-	-	-	(5,215,270)		(3,822)	(5,219,091)
Balance at March 31, 2008	8,570,107	$857	$31,470,134	$(4,141,113)		$(3,822)	$27,326,056
Fair value of 425,000 warrants issued to Oliveira Capital, LLC			403,750				403,750
Issuance of common stock to RedChip Companies at $4.71 per share	10,000	1	47,098				47,099
Fair value of 200,000 common stock issued to Oliveira Trust	200,000	20	967,980				968,000
Conversion of Warrants to Equity shares – 1,311,064 shares	1,311,064	131	297,568				297,699
Net income / (Loss)				(521,576)			(521,576)
Foreign currency translation adjustments						(4,925,759)	(4,925,759)
Balance at March 31, 2009	10,091,171	$1,009	$33,186,530	$(4,662,689)		$(4,929,581)	$23,595,269

The accompanying notes should be read in connection with the financial statements.

India Globalization Capital, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended March 31, 2009	Year Ended March 31, 2008
Cash flows from operating activities:
Net income (loss)	$(521,576)	$(5,215,270)
Adjustment to reconcile net income (loss) to net cash used in operating activities:
Interest earned on Treasury Bills		(2,119,104)
Non-cash compensation expense	450,850
Deferred taxes	221,037	(743,652)
Depreciation	873,022	58,376
Loss / (Gain) on sale of property, plant and equipment	211,509	29
Amortization of debt discount on Oliveira debt	2,652	4,052,988
Amortization of loan acquisition cost		250,000
Changes in:
Accounts receivable	(2,725,195)	808,978
Unbilled Receivable	1,484,960	(635,207)
Inventories	(1,001,389)	341,950
Prepaid expenses and other current assets	1,099,188	(3,063,771)
Trade Payable	(1,033,319)	(1,744,137)
Other Current Liabilities	(832,556)	(884,639)
Advance from Customers	(1,311,200)	(97,946)
Other non-current liabilities	(3,155,767)	3,050,821
Non-current assets	(1,926,571)	928,696
Accounts receivable – Long Term		(50)
Interest receivable - convertible debenture	277,479	(240,000)
Deferred interest liability		(3,597,998)
Accrued expenses	(922,300)	854,902
Prepaid / taxes payable	(21,415)	(569,283)
Minority Interest	716,950	(4,780)
Net cash used in operating activities	$(8,113,641)	$(8,569,097)

Cash flows from investing activities:
Purchase of treasury bills		(585,326,579)
Maturity of treasury bills		653,554,076
Purchase of property and equipment	(2,493,417)	(3,447)
Proceeds from sale of property and equipment	488,886	(13,521)
Purchase of short term investments	698	(1)
Non Current Investments	1,395,444	(498,677)
Restricted cash	272,754	(1,714,422)
Decrease (increase) in cash held in trust		(4,116)
Redemption of convertible debenture	3,000,000
Deposit towards acquisitions, net of cash acquired	220,890	(6,253,028)
Payment of deferred acquisition costs		(2,482,431)
Net cash provided/(used) in investing activities	$2,885,255	$57,257,854

Cash flows from financing activities:
Issuance of common stock to founders		(541)
Net movement in cash credit and bank overdraft	(1,215,253)	646,515
Proceeds from other short-term borrowings		(275,114)
Proceeds from long-term borrowings	1,287,940	(3,075,012)
Repayment of long-term borrowings	(591,927)	(1,023)
Due to related parties, net	583,235	(255,093)
Issue of Equity Shares	297,699	0
Money received pending allotment		(3,669,574)
Proceeds from notes payable to stockholders		(270,000)
Proceeds from notes payable to stockholders		(600,000)
Gross proceeds from initial public offering		(33,140,796)
Proceeds from note payable to Oliveira Capital, LLC	2,000,000	(769,400)
Repayment of note payable to Oliveira Capital, LLC	(2,517,324)
Proceeds from other financing		31,047
Net cash provided/(used) by financing activities	$(155,630)	$(41,378,991)
Effect of exchange rate changes on cash and cash equivalents	(884,059)	(81,747)
Net increase/(decrease) in cash and cash equivalent	(6,268,075)	7,228,019
Cash and cash equivalent at the beginning of the period	8,397,440	1,169,422
Cash and cash equivalent at the end of the period	$2,129,365	$8,397,441

Supplemental schedule of non cash financing activities:
Accrual of deferred acquisition costs		$26,000
Accrual of loan acquisition cost		$250,000
Value of Common Stock to Bridge Investors		$3,170,806

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended March 31, 2009 and 2008

NOTE A — BASIS OF PRESENTATION

The financial statements for March 31, 2009 and 2008 are audited.  The statements ending March 31, 2009 and 2008 are consolidated with all of our subsidiaries. Sricon and TBL were acquired on March 8, 2008.   IGC Mining and Trading, Limited (IGC-IMT) was formed beneficially by IGC India Globalization Capital, Mauritius, Limited (IGC-M) on December 16, 2008.  All our companies have financial years that end on March 31.

In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of the Company as of March 31, 2009 and the results of its operation and cash flows for the three years ended March 31, 2009 and 2008.

These financial statements should be read in conjunction with the financial statements that were included in the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2008.  The March 31, 2008 and 2009 balance sheets, statements of operations, statements of cash flows, and the statements of stockholders’ equity have been derived from the audited financial statements.

NOTE B — ORGANIZATION AND BUSINESS OPERATIONS

India Globalization Capital, Inc. (the “Company” or “IGC”), a Maryland corporation, was incorporated on April 29, 2005 as a blank check company, formed for the purpose of acquiring one or more infrastructure businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. On March 8, 2006 the Company completed an initial public offering.  On February 19, 2007 the Company incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.

Through its subsidiaries, the company’s primary focus is to execute major infrastructure projects in India such as constructing interstate highways, rural roads, mining and quarrying, and construction of high temperature cement and steel plants. IGC-IMT has been contracted to operate a shipping hub and export iron ore to China.

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note C) was declared effective March 2, 2006. The Company consummated the Public Offering including the over allotment option on March 8, 2006, and preceding the consummation of the Public Offering on March 2, 2006 certain of the officers and directors of the Company purchased an aggregate of 170,000 units (the “Units”) from the Company in a private placement (the “Private Placement”).  The Units sold in the Private Placement were identical to the 11,304,500 Units sold in the Public Offering, but the purchasers in the Private Placement waived their rights to conversion and receipt of the distribution on liquidation in the event the Company did not complete a business combination (as described below). The Company received net proceeds from the Private Placement and the Public Offering of approximately $62,815,000 (Note C).

As described in Note K, on March 7, 2008 following the stockholder approval of and pursuant to the terms of the purchase agreement, the Company consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) for  approximately $28.75 Million.  As also described in Note K, the Company paid about $12.03 Million for the acquisition of 77% of Techni Bharathi Limited (TBL).  The shares of the two Indian companies, Sricon and TBL, are held by IGC-M.  The founders and management of Sricon own 37% of Sricon and the founders and management of TBL own 23% of TBL.

NOTE C — INITIAL PUBLIC OFFERING

On March 8, 2006, the Company sold 11,304,500 Units in the Public Offering, including the exercise by the Underwriter of the over-allotment in full. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two redeemable common stock purchase warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00. The Company has a right to redeem the Warrants in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading-days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given.  If the Company redeems the Warrants, either the holder will have to exercise the Warrants by purchasing the common stock from the Company for $5.00, or the Warrants will expire. The Warrants expire on March 3, 2011, or earlier upon redemption.

In connection with the Public Offering, the Company issued an option, for $100, to the Underwriter to purchase 500,000 Units at an exercise price of $7.50 per Unit. The Company has accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the Public Offering resulting in a charge directly to stockholders’ equity. The Company estimated, using the Black-Scholes method, the fair value of the option granted to the Underwriter as of the date of grant was approximately $756,200 using the following assumptions: (1) expected volatility of 30.1%, (2) risk-free interest rate of 3.9% and (3) expected life of five years. The estimated volatility was based on a basket of Indian companies that trade in the United States or the United Kingdom.  The option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash. The Warrants underlying such Units are exercisable at $6.25 per share.

NOTE D — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Minority interest in subsidiaries consists of equity securities issued by a subsidiary of the Company. No gain or loss was recognized as a result of the issuance of these securities, and the Company owned a majority of the voting equity of the subsidiary both before and after the transactions. The Company reflects the impact of the equity securities issuances in its investment in subsidiary and additional paid-in-capital accounts for the dilution or anti-dilution of its ownership interest in the subsidiary.

 Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition:

Revenue is recognized based on the nature of activity when consideration can be reasonably measured and there exists reasonable certainty of its recovery.

Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.

Revenue from construction/project related activity and contracts for supply/commissioning of complex plant and equipment is recognized as follows:

a)	Cost plus contracts: Contract revenue is determined by adding the aggregate cost plus proportionate margin as agreed with the customer and expected to be realized.

b)
Fixed price contracts: Contract revenue is recognized using the percentage completion method. Percentage of completion is determined as a proportion of cost incurred-to-date to the total estimated contract cost. Changes in estimates for revenues, costs to complete and profit margins are recognized in the period in which they are reasonably determinable

Full provision is made for any loss in the period in which it is foreseen.

Revenue from property development activity is recognized when all significant risks and rewards of ownership in the land and/or building are transferred to the customer and a reasonable expectation of collection of the sale consideration from the customer exists.

Revenue from service related activities and miscellaneous other contracts are recognized when the service is rendered using the proportionate completion method or completed service contract method.

Income per common share:

Basic earnings per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the additional dilution for all potentially dilutive securities such as stock warrants and options. The effect of the 23,374,000 warrants have been included in the diluted weighted average shares.   However, for the years ending March 31, 2008 and 2009, the weighted average price of the common stock was below the exercise price of all outstanding warrants and therefore the warrants did not contribute to the dilution of basic shares.

 Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Cash and Cash Equivalents:

For financial statement purposes, the Company considers all highly liquid debt instruments with maturity of three months or less when purchased to be cash equivalents. The company maintains its cash in bank accounts in the United States of America and Mauritius, which at times may exceed applicable insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalent.  The company does not invest its cash in securities that have an exposure to U.S. mortgages.

Restricted cash:

Restricted cash consists of deposits pledged with various government authorities and deposits restricted as to usage under lien to banks for guarantees and letters of credit given by the Company. The restricted cash is primarily invested in time deposits with banks.

Accounts receivable:

Accounts receivables are recorded at the invoiced amount. Account balances are written off when the company believes that the receivables will not be recovered. The company’s bad debts are included in selling and general administrative expenses. The company did not recognize any bad debts during the year ended March 31, 2009 and March 31, 2008, respectively.

Inventories:

Inventories primarily comprise finished goods, raw materials, work in progress, stock at customer site, stock in transit, components and accessories, stores and spares, scrap, residue and real estate. Inventories are stated at the lower of cost or estimated net realizable value.

The Cost of various categories of inventories is determined on the following basis:

Raw Material are valued at weighted average of landed cost (Purchase price, Freight inward and transit insurance charges), Work in progress is valued as confirmed, valued & certified by the technicians & site engineers and Finished Goods at material cost plus appropriate share of labor cost and production overhead. Components and accessories, stores erection, materials, spares and loose tools are valued on a First-in-First out basis. Real Estate is valued at the lower of cost or net realizable value.

Accounts Receivable – Long Term:

Known in India as Build-Operate-Transfer (BOT). It is money due to the company by the private or public sector to finance, design, construct, and operate a facility stated in a concession contract over an extended period of time.

Investments:

Investments are initially measured at cost, which is the fair value of the consideration given for them, including transaction costs. Investments generally comprises of fixed deposits with banks.

Property, Plant and Equipment:

Property and equipment are stated at cost less accumulated depreciation. Depreciation of computers, construction, scrap processing and other equipments, buildings and other assets are provided based on the Straight-line method over useful life of the assets.

The value of plant and equipment that are capitalized include the acquisition price and other direct attributable expenses.

The estimated useful life of various categories of assets are as follows:

Category	Useful Life (years)
Building (Flat)	25
Plant and Machinery	20
Computer Equipment	3
Office Equipment	5
Furniture and Fixtures	5
Vehicles	5
Leasehold Improvements	Over the period of lease or useful life (if less)

Upon disposition, cost and related accumulated depreciation of the Property and equipment are removed from the accounts and the gain or loss is reflected in the results of operation. Cost of additions and substantial improvements to property and equipment are capitalized in the books of accounts. The cost of maintenance and repairs of the property and equipment are charged to operating expenses.

Policy for Goodwill / Impairment:

Goodwill represents the excess cost of an acquisition over the fair value of the Group's share of net identifiable assets of the acquired subsidiary at the date of acquisition.  Goodwill on acquisition of subsidiaries is disclosed separately.  Goodwill is stated at cost less accumulated amortization and impairment losses, if any.

The company adopted provisions of FAS No. 142, "Goodwill and Other Intangible Assets" ('FAS 142') which sets forth the accounting for goodwill and intangible assets subsequent to their acquisition. FAS142 requires that goodwill and indefinite-lived intangible assets no longer be amortized, but instead tested for impairment at least annually.

The goodwill impairment test under FAS 142 is performed in two phases during the fourth quarter of each year. The first step of the impairment test, used to identify potential impairment compares the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill of the reporting unit is considered impaired, and step two of the impairment test must be performed. The second step of the impairment test quantifies the amount of the impairment loss by comparing the carrying amount of goodwill to the implied fair value. An impairment loss is recorded to the extent the carrying amount of goodwill exceeds its implied fair value .

Impairment of long – lived assets and intangible assets:

The company reviews its long-lived assets, including identifiable intangible assets with finite lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Such circumstances include, though are not limited to, significant or sustained declines in revenues or earnings and material adverse changes in the economic climate.  For assets that the company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets or subsidiary company is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets.  For assets the company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets.  Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.

Asset retirement obligations:

Asset retirement obligations associated with the Company’s leasehold land are subject to the provisions of FAS No. 143 “Accounting for Asset Retirement Obligations” and related interpretation, FIN No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” . The lease agreements entered into by the Company may contain clauses requiring restoration of the leased site at the end of the lease term and therefore create asset retirement obligations. The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value of each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, the Company either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

Foreign currency transactions:

Monetary assets and liabilities denominated in foreign currencies are expressed in the functional currency Indian Rupees at the rates of exchange in effect at the balance sheet date. Transactions in foreign currencies are recorded at rates ruling on the transaction dates. Adjustments resulting from the translation of functional currency financial statements to reporting currency are accumulated and reported as other comprehensive income/(loss), a separate component of shareholders’ equity.

Operating leases:

Lease payments under operating leases are recognized as an expense on a straight-line basis over the lease term.

Capital leases:

Assets acquired under capital leases are capitalized as assets by the Company at the lower of the fair value of the leased property or the present value of the related lease payments or where applicable, the estimated fair value of such assets. Amortization of leased assets is computed on straight line basis over the useful life of the assets. Amortization charge for capital leases is included in depreciation expense.

Recent Pronouncements:

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”) on April 1, 2007.  FIN 48 clarifies the criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  In May 2007, the FASB issued Staff Position, FIN 48-1, “ Definition of Settlement in FASB Interpretation No. 48 ” (FSP FIN 48-1) which provides guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.   FSP FIN 48-1 was effective with the initial adoption of FIN 48.  The adoption of FIN 48 or FSP FIN 48-1 did not have a material effect on the Company’s financial condition or results of operations.

In September 2006, the FASB issued FAS No.157, “Fair Value Measurements” (FAS No. 157). FAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The Company’s adoption of this Standard on January 1, 2008 did not have a material effect on its financial statements. Relative to FAS 157, the FASB issued FASB Staff Positions (FSP) FAS 157-1, FAS 157-2, and FAS 157-3. FSP FAS 157-1 amends SFAS 157 to exclude SFAS No. 13,“Accounting for Leases” (SFAS 13), and its related interpretive accounting pronouncements that address leasing transactions, while FSP FAS 157-2 delays the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. FSP FAS 157-3 clarifies the application of FAS 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. This FSP is effective immediately and includes those periods for which financial statements have not been issued. We currently do not have any financial assets that are valued using inactive markets, and as such are not impacted by the issuance of this FSP.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—  Including an amendment of FASB Statement No. 115” (FAS No. 159). FAS No. 159 provides companies with a choice to measure certain financial assets and liabilities at fair value that are not currently required to be measured at fair value (the “Fair Value Option”). Election of the Fair Value Option is made on an instrument-by-instrument basis and is irrevocable. The Company’s adoption of this Standard on January 1, 2008 did not have a material effect on its financial statements.

In December 2007, the Financial Accounting Standards Board released SFAS 160 “Non-controlling Interests in Consolidated Financial Statements” that is effective for annual periods beginning December 15, 2008. The pronouncement resulted from a joint project between the FASB and the International Accounting Standards Board and continues the movement toward the greater use of fair values in financial reporting. Upon adoption of SFAS 160, the Company will re-classify any non-controlling interests as a component of equity.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Segment and Geographic Reporting:

India Globalization Capital, Inc. and its subsidiaries are significantly engaged in one segment, infrastructure construction.  Since there is no Chief Officer who allocates resources as described in FAS No. 131, the Company is not required to report its operations by business segment reporting.  All revenue reporting in the years ending March 31, 2009 and March 31, 2008 were earned solely in India.  Therefore, no disclosures indicating source country revenue is provided in this annual report.

NOTE E – SHORT TERM BORROWINGS & CURRENT PORTION OF LONG-TERM DEBT

(Amounts in thousand US Dollars)

Short term debt for the consolidated companies consists of the following:

	As of March 31, 2009	As of March 31, 2008
Secured	$2,502	$4,556
Unsecured	249	3,306
Total	2,751	7,862
Add:
Current portion of long term debt	671	773
Total	$3,422	$8,635

The above debt is secured by hypothecation of materials/stock of spares, Work in Progress, receivables and property & equipment in addition to personal guarantee of three directors & collaterally secured by mortgage of company’s land & other immovable properties of directors and their relatives.

LONG TERM DEBT:

(Amounts in thousand US Dollars)

Long term debt for the consolidated companies consists of the following:

	As March 31, 2009	As of March 31, 2008
Secured	$-	$-
Term loans	-	632
Loan for assets purchased under capital lease	2,169	1,354
Total	2,169	1,986
Less: Current portion (Payable within 1 year)	671	773
Total	$1,498	$1,213

The secured loans were collateralized by:

.	Unencumbered Net Asset Block of the Company
.	Equitable mortgage of properties owned by promoter directors/ guarantors
.	Term Deposits
.	Hypothecation of receivables, assignment of toll rights, machineries and vehicles and collaterally secured by deposit of title deeds of land
.	First charge on Debt-Service Reserve Account

NOTE F — RELATED PARTY TRANSACTIONS

From inception to March 31, 2009, $50,000 was paid to SJS Associates for Mr. Selvaraj’s services.  We entered into an agreement with SJS Associates on substantially the same terms subsequent to the stockholder’s approval of the acquisitions of Sricon and TBL. As a result of the new agreement, an additional $3,871 was accrued as due to SJS Associates for the period between March 8, 2008 and March 31, 2008.  This was paid to SJS Associates in the Company’s 2009 fiscal year.

The Company had agreed to pay Integrated Global Network, LLC (“IGN, LLC”), an affiliate of our Chief Executive Officer, Mr. Mukunda, an administrative fee of $4,000 per month for office space and general and administrative services from the closing of the Public Offering through the date of a Business Combination. From inception to March 31, 2009, approximately $144,000 was paid to IGN, LLC.  During March of 2008, the Company and IGN, LLC agreed to continue the agreement on a month-to-month basis.

The Company uses the services of Economic Law Practice (ELP), a law firm in India. A member of our Board Directors is a Partner with ELP.  Since inception to March 31, 2009, the Company has incurred $186,303 for legal services provided by ELP.

NOTE G — COMMON STOCK

On August 24, 2005, the Company’s Board of Directors authorized a reverse stock split of one share of common stock for each two outstanding shares of common stock and approved an amendment to the Company’s Certificate of Incorporation to decrease the number of authorized shares of common stock to 75,000,000. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect these transactions.  On March 7, 2008 we redeemed and bought a total of 6,159,346 shares at $5.94 per share.  At March 31, 2008 and 2007 we had 8,570,107 and 13, 974,500 shares of common stock issued and outstanding respectively.   At March 31, 2008 and 2007, 24,874,000 shares of common stock, were reserved for issuance upon exercise of redeemable warrants, underwriters’ purchase option and warrants issued to Oliveira Capital, LLC.  At March 31, 2009 we had 10,091,171shares of common stock issued and outstanding.

NOTE H – INCOME TAXES

The provision for income taxes for the year ended March 31, 2009 and the period ended March 31, 2008 consists of the following:

	March 31,
	2009	2008

Current:
Federal	$61,355	$708,868
Foreign	1,396,248	(370,355)
State	0	-
Net Current	1,457,603	338,513

Deferred:
Federal	10,322	(748,894)
Foreign	95,824	420,368
State	0	66,103
Net Deferred	106,146	(262,424)
Total tax provision	$1,563,750	$76,089

The total tax provision for income taxes for year ended March 31, 2009 and the period ended March 31, 2008 differs from that amount which would be computed by applying the U.S. Federal income tax rate to income before provision for income taxes as follows:

	March 31,
	2009	2008
Statutory Federal income tax rate	34%	34%
State tax benefit net of federal tax	0%	(0.8)%
Increase in state valuation allowance	0%	0.8%
Effective income tax rate	34%	34.0%

	March 31,
	2009	2008
Operating costs deferred for income tax purposes	$(183,129)	$184,570
Interest income deferred for reporting purposes	0	95,792
Difference between accrual accounting for reporting purposes and cash accounting for tax purposes	599,802	235,665
Less: Valuation Allowance	(108,041)	(110,951)
Net deferred tax asset	$309,252	$405,076

The Company has recorded a valuation allowance against the state deferred tax asset since they cannot determine realizability for tax purposes and therefore cannot conclude that the deferred tax asset is more likely than not recoverable at this time.

NOTE I — COMMITMENTS AND CONTINGENCY

The Founders will be entitled to registration rights with respect to their shares of common stock acquired prior to the Public Offering and the shares of common stock they purchased in the Private Placement pursuant to an agreement executed on March 3, 2006. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time after the date on which the lock-up period expires.  In addition, the Founders have certain “piggy-back” registration rights on registration statements filed subsequent to the anniversary of the effective date of the Public Offering.

NOTE J – INVESTMENT ACTIVITIES

Contract Agreement between IGC, CWEL, AMTL and MAIL

As previously disclosed in our Form 8-K dated May 2, 2007 and Form 10-QSB for the quarterly period ended June 30, 2007, on April 29, 2007, the Company entered into a Contract Agreement Dated April 29, 2007 (“CWEL Purchase Agreement”) with CWEL, Arul Mariamman Textiles Limited (AMTL), and Marudhavel Industries Limited (MAIL), collectively CWEL. Pursuant to the CWEL Purchase Agreement, the Company or its subsidiary in Mauritius will acquire 100% of a 24-mega watt wind energy farm, consisting of 96 250-kilowatt wind turbines, located in Karnataka, India to be manufactured by CWEL.

CWEL is a manufacturer and supplier of wind operated electricity generators, towers and turnkey implementers of wind energy farms.  On May 22, 2007, the Company made a down payment of approximately $250,000 to CWEL.  Pursuant to the First Amendment dated August 20, 2007 (as previously disclosed in the Company’s Form 8-K dated August 22, 2007), if the Company does not consummate the transaction with CWEL, approximately $187,500 will be returned to the Company.

The Company is contemplating pursuing this and similar opportunities in the alternative energy space if it is able to obtain adequate funding from the exercise of warrants, debt or other means.

NOTE K – BUSINESS COMBINATION

As previously disclosed in our Form 8-K dated September 21, 2007 and Form 10-QSB for the quarterly period ended June 30, 2007, on September 21, 2007, the Company entered into a Share Subscription cum Purchase Agreement  (the “Sricon Subscription Agreement”) dated as of September 15, 2007 with Sricon Infrastructure Private Limited  (“Sricon”) and certain individuals (collectively, the “Sricon Promoters”), pursuant to which the Company or its subsidiary in Mauritius (IGC-M) will acquire (the “Sricon Acquisition”)   4,041,676 newly-issued equity shares  (the “New Sricon Shares”) directly from Sricon for approximately $26 million and 351,840 equity shares from Mr. R. L. Srivastava for approximately $3 million (both based on an exchange rate of INR 40 per USD) so that at the conclusion of the transactions contemplated by the Sricon Subscription Agreement the Company would own   approximately   63% of the outstanding equity shares of Sricon.  Effectively, the purchase price of $26 million was funded with approximately $8.1 million in cash and a note for $17.9 million (computed at an exchange rate of approximately 40 INR to $1 USD).  Failure to repay the note or negotiate a settlement could result in IGC having to decrease its ownership in Sricon by tendering all or a portion of the Sricon shares it owns to Sricon to repay the note. The Sricon Acquisition was consummated on March 7, 2008.

 As previously disclosed in our Form 8-K dated September 21, 2007 and Form 10-QSB for the quarterly period ended June 30, 2007, on September 21, 2007, the Company entered into a Share Subscription Agreement  (the “TBL Subscription Agreement”) dated as of September 16, 2007 with Techni Bharathi Limited (“TBL”) and certain individuals (collectively, the “TBL Promoters”), pursuant to which the Company through its subsidiary in Mauritius (IGC-M) acquired (the “TBL Acquisition”)   7,150,000 newly-issued company stock for approximately $6.9 million, 1,250,000 newly-issued convertible preference shares for approximately $3.13 million  (both at an exchange rate of INR 40 per USD; collectively, the “New Shares”) directly from TBL and 5,000,000 convertible preference shares from Odeon, a Singapore based holder of TBL securities, for approximately $2 million.  With the conclusion of this transaction, on March 7, 2008 the Company owns   approximately 77%, of the outstanding equity shares of TBL.

NOTE L – PRIVATE PLACEMENT OF PROMISSORY NOTES

 Private Placement Offering of Secured Promissory Notes (the “Bridge Offering”)

As previously disclosed in our Form 8-K dated December 27, 2007, we conducted a private placement offering of secured promissory notes (the “Notes”) for an aggregate principal amount of $7,275,000 (the “Bridge Offering”). The Notes bear interest at a rate equal to 5% per annum from the date of issuance (January 10, 2008) until paid in full.  The Notes were repaid in full on March 19, 2008.

On March 7, 2008 the Company, issued 754,953 shares of common stock to the holders of the Notes on a pro rata basis and recorded the cost of the shares as an expense based on the closing price of the company’s stock on March 7, 2008.  The expense associated with the issuance of the shares is about $3,170,806.

NOTE M – VALUATION OF WARRANTS ISSUED TO OLIVEIRA CAPITAL, LLC

We account for derivative instruments and embedded derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The amended standard requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. Fair value is estimated using the Black-Scholes Pricing model. We also follow EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock, which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF Issue No. 00-19, a contract designated as an asset or a liability must be carried at fair value, with any changes in fair value recorded in the results of operations. A contract designated as an equity instrument can be included in equity, with no fair value adjustments are required.

As previously disclosed, the Company sold a promissory note and 425,000 warrants to Oliveira Capital, LLC for $3,000,000. Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 and expires five years from the date of issuance.  The Company has determined, based upon a Black-Scholes model, that the fair value of the warrants on the date of issuance would approximately be $1,235,000 using an expected life of five years, volatility of 46% and a risk-free interest rate of 4.8%. This amount is accounted for as a discount of the notes payable to Oliveira Capital, LLC.

We computed volatility for a period of five years. For approximately the first four years, we used the trading history of two representative companies that are listed on the Indian Stock exchange. For approximately one year, the trading history of the Company’s common stock was used. The average volatility of the combined data extending over five years was calculated as 46%. Management believes that this volatility is a reasonable benchmark to use in estimating the value of the warrants.

NOTE N – SPAC RELATED EXPENSES

As of March 31, 2008 we incurred about $5.765 Million of SPAC related expenses, and about $1.9 Million of SPAC interest related expenses, mostly as one-time expenses.  The major expenses are as follows: 1) Approximately $3.1 Million was non-cash expenses associated with the award of stock to the Bridge investors.  2) Approximately $1.5 Million was paid to Ferris Baker Watts, of which $.9 Million was expensed as the services rendered by them related to acquisitions that we did not close.  3) Approximately $.469 Million relates to the bridge loan from Oliveira Capital, LLC , and 5) approximately $.5 Million was incurred for legal and professional fees for two bridge loans and several acquisitions that we did not close.  In addition, we incurred about $1.23 Million in non-cash interest related expenses for the warrants issued to Oliveira Capital.

NOTE O – SUBSEQUENT EVENTS

IGC-Mauritius has beneficially formed a company called IGC Materials, Private Limited based in India.  At the completion of the formalities, in the month of July 2009, IGC-Mauritius will beneficially own 100% of the shares of IGC Materials, Private Limited, which will conduct IGC’s rock aggregate and materials business.

IGC India Mining & Trading, a wholly owned subsidiary of IGC- Mauritius, has received a line of credit from State Bank of Mysore with the following parameters:

a) Letter of Credit - USD 1 million (USD 1 = INR 50);

b) Forward Contract  - USD 1 million (USD 1 = INR 50); and

c) Foreign Demand Bills Payable / Foreign Usance Bills Payable - USD 1 million (USD 1 = INR 50).

The line of credit is secured by a corporate guarantee from IGC Mauritius, V. C. Homes (an associate company of the promoters of TBL), and a personal guarantee of Mr. Pious Abraham (associate of TBL promoters). The rate of interest is 1.25% above bank’s prime lending rate with a minimum of interest rate of 14.25%.   The line is used to provide back to back letters of credit for iron ore contracts.

PART I  - Financial Information

Item 1.  Financial Statements

India Globalization Capital, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31, 2009 (unaudited)	March 31, 2009 (audited)

ASSETS
Current Assets:
Cash and cash equivalents	$2,079,706	$2,129,365
Accounts Receivable	5,648,811	9,307,088
Unbilled Receivables	0	2,759,632
Inventories	2,124,836	2,121,837
Prepaid taxes	88,683	88,683
Restricted cash	215,517
Prepaid expenses and other current assets	2,113,766	2,801,148
Due from related parties	3,675,599	290,831
Total Current Assets	15,946,918	19,498,584
Property and equipment, net	1,141,709	6,601,394
Accounts Receivable – Long Term	0	2,769,196
Goodwill	6,931,307	17,483,501
Investments in Affiliates	8,172,475	0
Other Investments	64,655	70,743
Deposits towards acquisitions	334,236	261,479
Restricted cash, non-current	1,627,656	1,430,137
Deferred tax assets, net of valuation allowance	972,493	898,792
Other Assets	773,984	2,818,687
Total Assets	$35,965,433	$51,832,513
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings and current portion of long-term debt	$924,495	$3,422,239
Trade payables	4,020,618	462,354
Advance from Customers	0	206,058
Accrued expenses	469,806	555,741
Taxes payable	76,569	76,569
Notes Payable	4,120,000	1,517,328
Due to related parties	1,339,010	1,214,685
Other current liabilities	114,134	1,991,371
Total current liabilities	$11,064,632	$9,446,345
Long-term debt, net of current portion	69,174	1,497,458
Deferred taxes on income	0	590,159
Other liabilities	1,332,359	2,440,676
Total Liabilities	$12,466,165	$13,974,638
COMMITMENTS AND CONTINGENCY
STOCKHOLDERS’ EQUITY
Common stock — $.0001 par value; 75,000,000 shares authorized; 12,898,291 issued and outstanding at December 31, 2009 and issued and 10,091,171 outstanding at March 31, 2009.	1,291	1,009
Additional paid-in capital	36,534,929	33,186,530
Retained Earnings (Deficit)	(11,954,396)	(4,662,689)
Accumulated other comprehensive (loss) income (AOCI)	(2,721,057)	(4,929,581)
Total stockholders’ equity	21,860,767	23,595,269
Non-controlling Interest	1,638,501	14,262,606
Total liabilities and stockholders’ equity	$35,965,433	$51,832,513

The accompanying notes should be read in connection with the financial statements.

        India Globalization Capital, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Nine Months Ended December 31, 2009	Nine Months Ended December 31, 2008
Revenue:	$5,909,024	$3,836,428	13,994,503	$32,263,680
Cost of revenue:	(5,326,393)	(2,902,431)	(11,829,440)	(23,948,382)

Gross Profit	582,631	933,996	2,165,063	8,315,299

Selling, General and Administrative	(3,049,603)	(2,135,267)	(4,446,137)	(4,224,524)
Depreciation	(101,991)	(212,527)	(519,812)	(679,835)
Total operating expenses	(3,151,594)	(2,347,794)	(4,965,949)	(4,904,359)
Operating income (loss)	(2,568,963)	(1,413,798)	(2,800,886)	3,410,939
Compensation Expense	(123,139)		(123,139)
Other income (expense):
Interest and other income	40,884	137,663	146,477	324,062
Interest expense	(252,619)	(442,265)	(1,019,687)	(1,244,350)
Amortization of debt discount	(178,218)		(178,218)
Total other income (expense)	(389,953)	(304,602)	(1,051,428)	(920,288)
Equity in (gain) loss of affiliates	16,446		16,446
Income before extraordinary items and income taxes	(3,065,609)	(1,718,400)	(3,959,007)	2,490,651
(Provision) benefit for income taxes	103,281	(565,885)	(54,486)	(1,928,490)
Income before extraordinary items	(2,962,328)	(2,284,285)	(4,013,493)	562,161
Extraordinary items:
Loss on dilution of stake in Sricon	(3,205,616)		(3,205,616)
Consolidated Net Income	(6,167,944)	(2,284,285)	(7,291,709)	562,161
Net Income attributable to non-controlling interest	(7,574)	550,207	(72,599)	(936,996)
Net income (loss) attributed to controlling interest	$(6,175,518)	$(1,734,078)	$(7,291,708)	$(374,835)
Weighted average number of shares outstanding:
Basic	12,898,291	8,780,107	12,898,291	8,780,107
Diluted	13,559,184	8,780,107	13,559,184	8,780,107
Net income per share:
Basis	$(0.48)	$(0.20)	$(0.56)	$(0.04)
Diluted	$(0.45)	$(0.20)	$(0.54)	$(0.04)

The accompanying notes should be read in connection with the financial statements

India Globalization Capital, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited)

	Three	Three	Nine	Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	31-Dec-09	31-Dec-08	31-Dec-09	30-Dec-08
Net income / (loss)	$(6,175,518)	$(1,734,078)	$(7,291,708)	$(374,835)
Foreign currency translation adjustments	2,167,829	(746,217)	3,357,114	(4,119,684)
Deconsolidation of Sricon	(1,148,591)		(1,148,591)
Comprehensive income (loss)	$(5,156,280)	$(2,480,295)	$(5,083,185)	$(4,494,519)

India Globalization Capital, Inc.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(unaudited)

	Common Stock		Additional Paid-in	Accumulated Retained Earnings	Accumulated Other Comprehensive Income	Non Controlling	Total Stockholders'	Comprehensive
	Shares	Amount	Capital	(Deficit)	/ Loss	Interest	Equity	Income
Balance at March 31, 2009	$10,091,171	$1,009	$33,186,530	$(4,662,689)	$(4,929,581)	$14,262,606	$37,857,875	$
Stock Option for 1,413,000 grants			90,997				90,997
Issue of 78,820 common stock	78,820	8	39,402				39,410
Issue of Common Stock for Red Chip Companies @ .88 per share in Sep 09	15,000	2	13,198				13,200
Issuance of 1,599,000 shares @ 1.25 per share	1,599,000	160	1,638,690				1,638,850
Loss of translation					1,189,286		1,189,286	1,189,286
Net Income for non controlling interest						65,025	65,025
Net Income (Loss)				(1,116,189)			(1,116,189)	(1,116,189)
Balance at September 30, 2009	11,783,991	1,179	34,968,817	(5,778,878)	(3,740,295)	14,327,631	39,778,454	73,097
Issue of 51,000 common stock @ 1.60 per share	51,000	5	81,595				81,600
Issue of 3,300 common stock @ 1.58 per share	3,300	1	5,054				5,055
Issue of 530,000 common stock to Bricoleur Capital	530,000	53	811,528				811,582
Issue of 530,000 common stock to Oliviera	530,000	53	667,936				667,989
Loss on translation					2,167,829		2,167,829	2,167,829
Impact of de-consolidation of Sricon					(1,148,591)		(1,148,591)	(1,148,591)
Elimination of non controlling interest pertaining to Sricon						(12,696,704)	(12,696,704)
Net Income for non controlling interest						7,574	7,574
Net /Income (Loss)				(6,175,518)			(6,175,518)	(6,175,518)
Rounding Difference								(2)
Balance at December 31, 2009	$12,898,291	$1,291	$36,534,930	$(11,954,396)	$(2,721,057)	$1,638,501	$23,499,270	$(5,083,185)

The accompanying notes should be read in connection with the financial statements.

India Globalization Capital, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

	Nine months ended
	December 31, 2009	December 31, 2008
Cash flows from operating activities:
Net income	$(7,291,708)	$(374,835)
Adjustment to reconcile net income to net cash used in operating activities:
Non-cash compensation & interest expense	375,758	450,850
Deferred taxes	(68,699)	222,873
Depreciation	519,812	679,835
Loss/(Gain) on sale of property, plant and equipment	0	(50,905)
Amortization of debt discount	178,219	2,652
Deferred acquisition costs written-off	1,854,750	0
Loss on dilution of stake	3,205,616	0
Loss on extinguishment of loan	586,785	0
Non controlling interest	72,599	0
Equity in earnings of affiliates	(16,446)	0
Changes in:
Accounts and unbilled receivable	(5,364,846)	(5,693,844)
Inventories	(389,904)	(436,945)
Prepaid expenses and other assets	(94,307)	730,991
Accrued expenses	(85,935)	(925,311)
Taxes payable	0	87,497
Trade Payable	3,621,690	243,425
Advance from Customers	0	(1,347,958)
Other liabilities	14,503	(2,005,072)
Due to / from related parties	118,344	2,124,212
Net cash provided (used) in operating activities	(2,763,768)	(6,292,536)
Cash flows from investing activities:
Net proceeds from purchase and sale of property and equipment	(123,450)	(1,843,985)
Purchase of investments	0	(85,116)
Proceeds from sale of investments	0	1,424,897
Restricted Cash	(261,232)	116,545
Deposit towards acquisitions, net of cash acquired	(600,024)	0
Redemption of convertible debenture		3,000,000
Net cash provided (used) in investing activities	(984,706)	2,612,341
Cash flows from financing activities:
Net proceeds / repayment of cash credit and bank overdraft	82,097	(2,153,085)
Proceeds from other short-term and long-term borrowings	(75,879)	1,192,408
Repayment of long-term borrowings	0	(569,372)
Net proceeds from issue of equity shares	1,777,939
Repayment of notes payable		(2,756,010)
Proceeds from notes acquired	2,000,000	2,000,000
Interest paid	(72,710)	0
Net cash provided (used) by financing activities	3,711,447	(2,286,059)
Effect of exchange rate changes on cash and cash equivalents	(12,632)	(691,910
Net increase in cash and cash equivalent	(49,659)	(6,658,165)
Cash and cash equivalent at the beginning of the period	2,129,365	8,397,440
Cash and cash equivalent at the end of the period	$2,079,706	$1,739,275

The accompanying notes should be read in connection with the financial statements.

Background of India Globalization Capital, Inc. (IGC)

Notes to Consolidated Financial Statements (unaudited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The operations of IGC are based in India. IGC owns 100% of a subsidiary in Mauritius called IGC-Mauritius (IGC-M).  This company in turn operates through five subsidiaries in India.   We own twenty two (22.3%) of percent of Sricon Infrastructure Private Limited (“Sricon”) and seventy seven percent of Techni Bharathi, Limited (“TBL”).  We also beneficially own one hundred percent of IGC India Mining and Trading, Private Limited, IGC Logistic, Private Limited, and IGC Materials, Private Limited. Through our subsidiaries we operate in the infrastructure industry.  Operating as a fully integrated infrastructure company, IGC, through its subsidiaries, has expertise in road building, mining and quarrying and engineering of high temperature plants. The Company’s medium term plans are to expand each of these core competencies while offering an integrated suite of service offerings to our customers.

The Company’s operations are subject to certain risks and uncertainties, including among others, dependency on India’s economy and government policies, seasonal business factors, competitively priced raw materials, dependence upon key members of the management team and increased competition from existing and new entrants.

India Globalization Capital, Inc.

IGC, a Maryland corporation, was organized on April 29, 2005 as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. On March 8, 2006, we completed an initial public offering.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) and 77% of the equity of Techni Bharathi Limited (TBL).   On February 19, 2009 IGC-M beneficially purchased 100% of IGC Mining and Trading, Limited based in Chennai India.

On July 4, 2009 IGC-M beneficially purchased 100% of IGC Materials, Private Limited, and 100% of IGC Logistics, Private Limited.  Both these companies are based in Nagpur, India.

Effective October 1, 2009 we decreased our ownership in Sricon Infrastructure from 63% to 22.3%.  By way of background: As explained in Note 13 (Deconsolidation) on or about March 7, 2008 we consummated the Sricon Acquisition by purchasing 63% for about $29 million (based on an exchange rate of 40 INR for $1 USD).  We subsequently borrowed around $17.9 million (based on 40 INR for 1 USD) from Sricon.  Through 2008 and 2009 we expanded our business offerings beyond construction to include a rapidly growing materials business. We have successfully repositioned the company as a materials and construction company; with construction activity in our TBL subsidiary and materials activity in our other subsidiaries.  Rather than continue to owe Sricon $17.9 million, and more importantly, continue to fund two construction companies, we decreased our ownership in Sricon by an amount proportionate to the loan.  The impact of this is that we no longer owe Sricon $17.9 million and our corresponding ownership is a non-controlling interest.  The deconsolidation of Sricon from the balance sheet of IGC, results in shrinking the IGC balance sheet and a one-time charge on the P&L.

Merger and Accounting Treatment

Most of the shares of Sricon and TBL acquired by IGC were purchased directly from the companies.  IGC purchased a portion of the shares from the existing owners of the companies.  The founders and management of Sricon own 77.7% of Sricon and the founders and management of TBL own 23% of TBL.
Our interest in Sricon and the ownership interest of the founders and management, of TBL, is reflected in our financial statements as “Non-Controlling Interest”.

Unless the context requires otherwise, all references in this report to the “Company”, “IGC”, “we”, “our”, and “us” refer to India Globalization Capital, Inc, together with its wholly owned subsidiary IGC-M, and its direct and indirect subsidiaries (Sricon, TBL IGC-IMT, IGC-LPL, and IGC-MPL).

IGC’s organizational structure is as follows:

Securities

We have three securities listed on NYSE Amex : (1) common stock, $.0001 par value (ticker symbol: IGC), (2) redeemable warrants to purchase common stock (ticker symbol: IGC.WS) and (3) units consisting of one share of common stock and two redeemable warrants to purchase common stock (ticker symbol: IGC.U).  Each Unit consists of one share of common stock and two warrants.  The Units may be separated into common stock and warrants.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00.  The warrants expire on March 3, 2011, or earlier upon redemption.  The registration statement for initial public offering was declared effective on March 2, 2006.   The warrants may be exercised by contacting the Company or the transfer agent Continental Stock Transfer & Trust Company.  We have a right to call the warrants, provided the common stock has traded at a closing price of at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.  If we call the warrants, the holder will either have to redeem the warrants by purchasing the common stock from us for $5.00 or the warrants will expire.

On January 9, 2009 we completed an exchange of 11,943,878 public and private warrants for 1,311,064 new shares of common stock.  Following the issuance of the shares relating to the warrant exercise, we had 10,091,971 shares of common stock and 11,855,122 warrants outstanding as of March 31, 2009.  On May 13, 2009, we issued 78,820 shares of common stock to certain of our officers and directors pursuant to our 2008 Omnibus Incentive Plan.  Subsequent to this issuance, as of June 30, 2009 we had 10,169,991 shares of common stock issued and outstanding.

On July 13, 2009, we issued 15,000 shares of common stock to RedChip Companies Inc. for services rendered.

On September 15, 2009, we entered into a securities purchase agreement (“Registered Direct”) with institutional investors for the sale and issuance of an aggregate of 1,599,000 shares of our common stock and warrants to purchase up to 319,800 shares of our common stock, for a total purchase price of $1,998,750.  The common stock and warrants were sold on a per unit basis at a purchase price of $1.25 per unit.  The shares of common stock and warrants were issued separately. Each investor received one warrant representing the right to purchase, at an exercise price of $1.60 per share, a number of shares of common stock equal to 20% of the number of shares of common stock purchased by the investor in the offering. The sales were made pursuant to a shelf registration statement.   The warrants issued to the investors in the offering will be exercisable any time on or after the date of issuance for a period of three years from that date. The Black Scholes value of the warrants associated with the Registered Direct is $71,411.

On October 5, 2009, the Company issued 530,000 new shares of common stock as partial consideration for the exchange of an outstanding promissory note for a new interest free note of $2,120,000 with an extended due date of October 10, 2010.

On October 13, 2009, the Company entered into an At The Market (“ATM”) Agency Agreement with Enclave Capital LLC.  Under the ATM Agency Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $4 million from time to time.  Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE Amex at market prices, or as otherwise agreed with Enclave.  We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $3.73 million.  We intend to use the net proceeds from the sale of securities offered for working capital, repayment of indebtedness and other general corporate purposes.

On October 16, 2009, the Company issued 530,000 new shares of common stock in a private placement in connection with the sale of an interest free, one year, promissory note in the amount of $2,000,000 to an investor.

In November 2009 we sold 3,300 shares of our common stock under the ATM Agency Agreement.

Following the issuance of the shares in the preceding transactions, we have 12,898,291 shares of common stock outstanding, warrants to purchase 11,855,122 shares of common stock outstanding and new warrants to purchase 267,800 shares of common stock outstanding.

Unaudited Interim Financial Statements

The unaudited consolidated balance sheet as of December 31, 2009, consolidated statements of operations and cash flows for the three and nine months ended December 31, 2009 and 2008 and consolidated statements of stockholders’ equity (deficit) for the nine months ended December 31, 2009 include the accounts of the Company and its subsidiaries. The unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Accordingly, they do not include certain information and footnote disclosures required by generally accepted accounting principles for annual financial reporting and should be read in conjunction with the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements.  Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full fiscal year.

Prior Pro Forma Results of Operations

We previously disclosed Pro Forma results of Operations in our Quarterly Reports’ Management’s Discussion and Analysis sections. These Pro Forma statements were reported as if the acquisition of Sricon and TBL occurred on April 1, 2007 and April 1, 2008 respectively.  We felt that this was a more meaningful presentation of our results of operations since we acquired both Sricon and TBL on March 7, 2008.  Since the results from operations,  for Sricon and TBL, are included for the three and nine month periods ending December 31, 2009 and December 31, 2008, we no longer believe that Pro Forma results of operations as reported in filings prior to the June 30, 2009 quarterly filings present a meaningful discussion of our results of operations.  Therefore, the quarterly filing for the three and nine month periods ended December 31, 2009 contains no pro forma results.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The accompanying unaudited interim financial statements have been prepared on a consolidated basis and reflect the unaudited interim financial statements of IGC and all of its subsidiaries that are more than 50% owned and controlled. When the Company does not have a controlling interest in an entity, but exerts a significant influence on the entity, the Company applies the equity method of accounting. All inter-company transactions and balances are eliminated in the consolidated financial statements.

The non-controlling interest disclosed in the accompanying unaudited interim consolidated financial statements represents the non-controlling interest in Techni Bharathi (TBL) and Sricon and the profits or losses associated with the non-controlling interest in those operations.

The adoption of Accounting Standards Codification (ASC) 810-10-65 “Consolidation — Transition and Open Effective Date Information” (previously referred to as SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”), has resulted in the reclassification of amounts previously attributable to minority interest (now referred to as non-controlling interest) to a separate component of Shareholders’ Equity on the accompanying consolidated balance sheets and consolidated statements of shareholders’ equity and comprehensive income (loss). Additionally, net income attributable to non-controlling interest is shown separately from net income in the consolidated statements of income. This reclassification had no effect on our previously reported financial position or results of operations.

Prior period amounts related to non-controlling interest (previously referred to as minority interest) have been reclassified to conform to the current period financial statement presentation.

Reclassifications

Certain prior year balances have been reclassified to the presentation of the current year.  Sales and services include adjustments made towards liquidated damages, price variation and charges paid for discounting of receivables arising from construction/project contracts on a non-recourse basis, wherever applicable.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The majority of the revenue recognized for the three and nine month periods ended December 31, 2009 was derived from the Company’s subsidiaries and as follows:

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured.

In Government contracting we recognize revenue when a Government consultant verifies and certifies an invoice for payment.

Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.

Revenue from construction/project related activity and contracts for supply/commissioning of complex plant and equipment is recognized as follows:

a)	Cost plus contracts: Contract revenue is determined by adding the aggregate cost plus proportionate margin as agreed with the customer and expected to be realized.

b)
Fixed price contracts: Contract revenue is recognized using the percentage completion method. Percentage of completion is determined as a proportion of cost incurred-to-date to the total estimated contract cost. Changes in estimates for revenues, costs to complete and profit margins are recognized in the period in which they are reasonably determinable.

Full provision is made for any loss in the period in which it is foreseen.

Revenue from property development activity is recognized when all significant risks and rewards of ownership in the land and/or building are transferred to the customer and a reasonable expectation of collection of the sale consideration from the customer exists.

Revenue from service related activities and miscellaneous other contracts are recognized when the service is rendered using the proportionate completion method or completed service contract method.

Income per common share:

Basic earnings per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the additional dilution for all potentially dilutive securities such as stock warrants and options.

Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.  The IGC parent expects to realize sufficient earnings and profits to utilize deferred tax assets as it begins invoicing its subsidiaries for services and establishes iron sales contracts with customers in China and other countries.

Cash and Cash Equivalents:

For financial statement purposes, the Company considers all highly liquid debt instruments with maturity of three months or less when purchased to be cash equivalents. The company maintains its cash in bank accounts in the United States of America and Mauritius, which at times may exceed applicable insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalent.  The company does not invest its cash in securities that have an exposure to U.S. mortgages.

Restricted cash:

Restricted cash consists of deposits pledged to various government authorities and deposits used as collateral with banks for guarantees and letters of credit, given by the Company to its customers or vendors.

Accounts receivable:

Accounts receivables are recorded at the invoiced amount, taking into consideration any adjustments made by Government consultants that verify and certify construction and material invoices.  Account balances are written off when the company believes that the receivables will not be recovered. The company did not recognize any bad debt during the 9 month period ended December 31, 2009 and December 31, 2008, respectively.

Inventories:

Inventories primarily comprise of finished goods, raw materials, work in progress, stock at customer site, stock in transit, components and accessories, stores and spares, scrap and residue.  Inventories are stated at the lower of cost or estimated net realizable value.

The Cost of various categories of inventories is determined on the following basis:

Raw Material are valued at weighed average of landed cost (purchase price, freight inward and transit insurance charges), work in progress is valued as confirmed, valued and certified by the technicians and site engineers and finished goods at material cost plus appropriate share of labor cost and production overheads. Components and accessories, stores erection, materials, spares and loose tools are valued on a first-in-first out basis.  Real Estate is valued at the lower of purchase price or net realizable value.

Accounts Receivable – Long Term:

This is typically for Build-Operate-Transfer (BOT) contracts.  It is money due to the company by the private or public sector to finance, design, construct, and operate a facility stated in a concession contract over an extended period of time.

Investments in Subsidiaries and Other Investments:

The Company's equity in the earnings/(losses) of affiliates is included in the statement of income and the Company's share of net assets of affiliates is included in the balance sheet.

Other Investments are initially measured at cost, which is the fair value of the consideration given for them, including transaction costs.  Investments generally comprises of fixed deposits with banks.

Property, Plant and Equipment:

Property and equipment are stated at cost less accumulated depreciation. Depreciation of computers, construction, scrap processing and other equipments, buildings and other assets are provided based on the straight-line method over useful life of the assets.

The value of plant and equipment that are capitalized include the acquisition price and other direct attributable expenses.

The estimated useful life of various assets and associated historical costs are as follows:

Category	Useful Life (years)	As of December 31, 2009	As of March 31, 2009
Land	N/A	$12,370	$34,234
Building (Flat)	25	81,898	230,428
Plant and Machinery	20	3,702,253	9,374,001
Computer Equipment	3	233,317	261,099
Office Equipment	5	179,329	160,728
Furniture and Fixtures	5	97,376	127,680
Vehicles	5	786,531	740,886
Leasehold Improvements	Over the period of lease or useful life (if less)	0	139,185
Assets under construction	N/A	0	13,063
Total		5,093,074	11,081,304
Less: Accumulated Depreciation		(3,951,365)	(4,479,910)
Net Assets		$1,141,709	$6,601,394

Upon disposition, cost and related accumulated depreciation of the Property and equipment are removed from the accounts and the gain or loss is reflected in the results of operation. Cost of additions and substantial improvements to property and equipment are capitalized in the books of accounts. The cost of maintenance and repairs of the property and equipment are charged to operating expenses.

Policy for Goodwill / Impairment

Goodwill represents the excess cost of an acquisition over the fair value of the Group's share of net identifiable assets of the acquired subsidiary at the date of acquisition.  Goodwill on acquisition of subsidiaries is disclosed separately.  Goodwill is stated at cost and adjusted for impairments losses, if any.

The company adopted provisions of Accounting Standards Codification (“ASC”) 350, “Intangibles – Goodwill and Others”, (previously referred to as SFAS No. 142, "Goodwill and Other Intangible Assets", which sets forth the accounting for goodwill and intangible assets subsequent to their acquisition. ASC 350 requires that goodwill and indefinite-lived intangible assets be allocated to the reporting unit level, which the Group defines as each circle.

ASC 350 also prohibits the amortization of goodwill and indefinite-lived intangible assets upon adoption, but requires that they be tested for impairment at least annually, or more frequently as warranted, at the reporting unit level.

The goodwill impairment test under ASC 350 is performed in two phases. The first step of the impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill of the reporting unit is considered impaired, and step two of the impairment test must be performed. The second step of the impairment test quantifies the amount of the impairment loss by comparing the carrying amount of goodwill to the implied fair value. An impairment loss is recorded to the extent the carrying amount of goodwill exceeds its implied fair value.

Impairment of long – lived assets and intangible assets

The company reviews its long-lived assets, including identifiable intangible assets with finite lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Such circumstances include, though are not limited to, significant or sustained declines in revenues or earnings and material adverse changes in the economic climate.  For assets that the company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets or subsidiary company is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets.  For assets the company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets.  Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.

Asset retirement obligations:

Asset retirement obligations associated with the Company’s leasehold land are subject to the provisions of  ASC 410, “Asset Retirement and Environmental Obligations”, (previously referred to as SFAS No. 143 “Accounting for Asset Retirement Obligations” and related interpretation, FIN No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”).The lease agreements entered into by the Company may contain clauses requiring restoration of the leased site at the end of the lease term and therefore create asset retirement obligations. The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value of each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, the Company either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

Foreign currency transactions:

Our functional currency is Indian Rupees (INR, or Rs).  Our financial statements reporting currency is the United States Dollar. We refer to foreign currency as currencies that are not US Dollars.  Monetary assets and liabilities denominated in foreign currencies are converted from the foreign currency at the rate of exchange in effect at the close of the balance sheet.  A transaction in a foreign currency is recorded at the exchange rate on the date of the transaction.  Adjustments resulting from the translation of financial statements in the functional currency to financial statements in to the reporting currency are accumulated and reported as other comprehensive income/(loss), a separate component of shareholders’ equity.

Operating leases:

Lease payments made for operating leases are recognized as expenses using a straight-line over the term of the lease.

Capital leases:

Assets acquired under capital leases are capitalized as assets by the Company at the lower of the fair value of the leased property or the present value of the related lease payments or where applicable, the estimated fair value of such assets. Amortization of leased assets is computed on straight line basis over the useful life of the assets. The amortization charge for capital leases is included in depreciation expense.

Recently adopted accounting pronouncements

In December 2007, the FASB issued ASC 810-10-65 “Consolidation — Transition and Open Effective Date Information” (previously referred to as SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”). ASC 810-10 establishes accounting and reporting standards for a non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. ASC 810-10-65 establishes accounting and reporting standards that require (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent’s equity, (ii) the amount of consolidated net income attributable to the parent and the non-controlling interest to be clearly identified and presented on the face of the consolidated statements of income, and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently. Effective April 1, 2009, the Company adopted ASC 810-10-65. See “Consolidated Balance Sheets”, “Consolidated Statements of Income”, “Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)”, and note 2 for information and related disclosures regarding non-controlling interest.

In December 2007, the FASB issued ASC 805 “Business Combinations” (previously referred to as SFAS No. 141 (revised 2007), “Business Combinations”, which was a revision of SFAS No. 141, “Business Combinations”). This Statement establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling interest in an acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Effective April 1, 2009, the Company adopted ASC 805 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In February 2008, the FASB approved ASC 820-10 “Fair Value Measurements and Disclosures” (previously referred to as FASB Staff Position FAS No.157-2, “Effective Date of FASB statement No. 157” (FSP FAS 157-2), which grants a one-year deferral of SFAS No. 157’s fair-value measurement requirements for non-financial assets and liabilities, except for items that are measured or disclosed at fair value in the financial statements on a recurring basis). Effective April 1, 2009, the Company has adopted ASC 820-10 for non-financial assets and liabilities. The adoption of ASC 820-10 for non-financial assets and liabilities did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In November 2008, the FASB’s Emerging Issues Task Force reached a consensus on ASC 323-10 “Investments-Equity Method and Joint Ventures” (previously referred to as EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations”). ASC 323-10 continues to account for the initial carrying value of equity method investments on a cost accumulation model, which generally excludes contingent consideration. ASC 323-10 also specifies that other-than-temporary impairment testing by the investor should be performed at the investment level and that a separate impairment assessment of the underlying assets is not required. An impairment charge by the investee should result in an adjustment of the investor’s basis of the impaired asset for the investor’s pro-rata share of such impairment. In addition, ASC 323-10 reached a consensus on how to account for an issuance of shares by an investee that reduces the investor’s ownership share of the investee. An investor should account for such transactions as if it had sold a proportionate share of its investment with any gains or losses recorded through earnings. ASC 323-10 also addresses the accounting for a change in an investment from the equity method to the cost method after adoption of ASC 810-10 (previously referred to as SFAS No. 160). ASC 323-10 affirms existing guidance which requires cessation of the equity method of accounting and application of ASC 320-10 (previously referred to as FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”), or the cost method under ASC 323-10-35, as appropriate. Effective April 1, 2009, the Company adopted ASC 323-10 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In April 2009, the FASB issued ASC 805-20 “Business Combinations — Identifiable Assets and Liabilities, and Any Non-controlling Interest” (previously referred to as FASB Staff Position FAS No. 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (FSP FAS No. 141R-1). ASC 805-20 eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria, in ASC 805 and instead carries forward most of the provisions in FASB Statement No. 141, Business Combinations, for acquired contingencies. ASC 805-20 is effective for contingent assets or contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Effective April 1, 2009, the Company adopted ASC 805-20 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In April 2009, the FASB issued the following three ASCs intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

ASC 820-10-65 “Fair Value Measurements and Disclosures — Transition and Open Effective Date Information” (previously referred to as FASB Staff Positions FAS 157-4 “ Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”) provides additional guidance for estimating fair value in accordance with ASC 820-10 “Fair Value Measurements and Disclosures” (previously referred to as  SFAS No. 157) when the volume and level of activity for the asset or liability have decreased significantly. ASC 820-10-65 also provides guidance on identifying circumstances that indicate a transaction is not orderly. The provisions of ASC 820-10-65 are effective for the Company’s interim period ending on June 30, 2009. Effective April 1, 2009, the Company adopted ASC 820-10-65 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

ASC 825-10-65 “Financial Instruments - Transition and Open Effective Date Information” (previously referred to as FASB Staff Positions FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”), requires disclosures about the fair value of financial instruments in interim reporting periods of publicly traded companies that were previously only required to be disclosed in annual financial statements. The provisions of ASC 825-10-65 are effective for the Company’s interim period ending on June 30, 2009. Effective April 1, 2009, the Company adopted ASC 825-10-65 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

ASC 320-10-65 “Investments-Debt and Equity Securities - Transition and Open Effective Date Information” (previously referred to as FASB Staff Positions FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”) amends current other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This ASC does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The provisions of ASC 320-10-65 are effective for the Company’s interim period ending on June 30, 2009. Effective April 1, 2009, the Company adopted ASC 320-10-65 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In May 2009, the FASB issued ASC 855-10 “Subsequent events” (previously referred to as SFAS No. 165, “Subsequent Events” (“SFAS 165”)), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. ASC 855-10 is effective for interim and annual periods ending after June 15, 2009. Effective April 1, 2009, the Company adopted ASC 855-10 which only requires additional disclosures and the adoption did not have any impact on its consolidated financial position, results of operations or cash flows. The Company evaluated all events or transactions that occurred after December 31, 2009 up through February 6, 2010. Based on this evaluation, the Company is not aware of any events or transactions that would require recognition or disclosure in the consolidated financial statements.

In June 2009, the FASB issued ASC 105-10 “Generally Accepted Accounting Principles” (previously referred to as SFAS No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162”). The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. ASC 105-10 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in ASC 105-10. Effective October 1, 2009, the Company adopted ASC 105-10 and the adoption did not have any material impact on its consolidated financial position, results of operations or cash flows.

Recently issued accounting pronouncements

In October 2009, the FASB issued ASU 2009-13 (EITF No. 08-1) which amends ASC 605-25 “Revenue Recognition—Multiple-Element Arrangements”. ASU 2009-13 amends ASC 605-25 to eliminate the requirement that all undelivered elements have Vendor Specific Objective Evidence (VSOE) or Third Party Evidence (TPE) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, the overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative estimated selling prices. Application of the “residual method” of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted upon adoption of ASU 2009-13. The provisions of ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption will be permitted. The Company is currently evaluating the effect of adoption of the provisions of the ASU 2009-13 on the Company’s consolidated financial Statements.

In August 2009, the FASB issued ASU 2009-05 which amends Subtopic 820-10 “Fair Value Measurements and Disclosures” for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value utilizing one or more of the following techniques (1) a valuation technique that uses the quoted market price of an identical liability or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820, such as a present value technique or a market approach. The provisions of ASU No. 2009-05 are effective for the first reporting period (including the interim periods) beginning after issuance. The provisions of ASU No. 2009-05 will be effective for interim and annual periods beginning after August 27, 2009. The Company is currently evaluating the effect of the provisions of the ASU 2009-05 on the Company’s consolidated financial statements.

NOTE 3 – PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other current assets consist of the following:

Description	As of December 31, 2009	As of March 31, 2009
Advance to suppliers & services	$828,777	$1,831,998
Security & other Deposits	225,100	596,793
Discount on issues of Debt	534,657	0
Prepaid / Preliminary Expenses	525,232	372,357
Total	$2,113,766	$2,801,148

Other Assets consist of the following:

Description	As of December 31, 2009	As of March 31, 2009
Sr. Debtors Pending more than 1 year	$488,655	$771,076
Advance pending more than 1 year	285,329	2,047,611
Total	$773,984	$2,818,687

NOTE 4 – CURRENT AND LONG TERM LIABILITIES

Short term debt for the consolidated companies consists of the following:

	As of December 31, 2009	As of March 31,2009
Secured	$869	$2,502
Unsecured	56	249
Total	925	2,751
Add:
Current portion of long term debt	0	671
Total	$925	$3,422

Amounts in thousand US Dollars

The above debt is secured by hypothecation of materials, stock of spares, Work in Progress, receivables and property & equipment in addition to personal guarantee of three India based directors & collaterally secured by mortgage of company’s land & other immovable properties of directors and their relatives.

Long term debt for the consolidated companies consists of the following:

	As of December 31, 2009		As of March 31, 2009
Secured	$		$-
Term loans		69
Loan for assets purchased under capital lease		0	2,168
Total		69	2,168
Less: Current portion (Payable within 1 year)		0	671
Total		$69	$1,497
Amounts in thousand US Dollars

The secured loans were collateralized by:

•	The unencumbered Net Asset Block of the Company,
•	property owned by the India based promoter directors,
•	cash term deposits,
•	Hypothecation of receivables, assignment of toll rights, pledge of machineries, vehicles and land,
•	First charge on the Debt-Service Reserve Account

Other current liabilities consist of the following:

Description	As of December 31,2009	As of March 31, 2009
ITDS payable	$5,483	$0
Payables more than 1 year	0	860,819
Employees’ dues	74,666	0
Accrued vacation	33,985	1,130,552
Total	$114,134	$1,991,371

Other liabilities consist of the following:

Description	As of December 31,2009	As on March 31, 2009
Sr. Creditors pending more than 1 year	$1,299,690	$1,188,480
Provision for Expenses	32,669	1,252,196
Total	$1,332,359	$2,440,676

NOTE 5 – OTHER DEBT AND NOTES PAYABLE

As previously disclosed in Form 8-K dated October 5, 2009, the Company on October 5, 2009, consummated the exchange of an outstanding promissory note in the total principal amount of $2,000,000 (the “Original Note”) initially issued to the Steven M. Oliveira 1998 Charitable Remainder Unitrust (“Oliveira”) for a new promissory note (the “New Note”) on substantially the same terms as the original note except that the principal amount of the New Note is $2,120,000 reflected the accrued but unpaid interest on the Original Note. There is no interest payable on the New Note and the New Note is due and payable on October 4, 2010 (the “Maturity Date”). As is the case with the Original Note, IGC can pre-pay the New Note at any time without penalty or premium, and the New Note is unsecured. The New Note is not convertible into IGC Common Stock (the “Common Stock”) or other securities of the Company. However, under the Note and Share Purchase Agreement (the “Note and Share Purchase Agreement”), effective as of October 4, 2009, by and among IGC and Oliveira, as additional consideration for the exchange of the Original Note, IGC agreed to issue 530,000 shares of Common Stock to Oliveira.

The exchange or modification of the old loan was a substantial modification determined in accordance with ASC 470-50, “Modifications and Extinguishments”, (previously referred to as EITF 96-19, Debtors Accounting for Modification or Exchange of Debt Instruments). Thus the Company recorded $586,785 as loss on exchange or extinguishment of the old debt in the income statement during the period ended December 31, 2009.

As previously disclosed in Form 8-K dated October 16, 2009, the Company on October 16, 2009 consummated the sale of a promissory note in the principal amount of $2,000,000 (the “Note”) to Bricolueur Partners, L.P. (“Bricoleur”) for $2,000,000. There is no interest payable on the Note and the Note is due and payable on October 16, 2010 (the “Maturity Date”). The Company can pre-pay the Note at any time without penalty or premium and the Note is unsecured. The Note is not convertible into the Company’s Common Stock or other securities of the Company. However, under the Note and Share Purchase Agreement (the “Note and Share Purchase Agreement”), effective as of October 16, 2009, by and among IGC and Bricoleur, as additional consideration for the investment in the Note, IGC issued 530,000 shares of Common Stock to Bricoleur.

The Company in accordance with ASC 835-30, “Imputation of Interest”, (previously referred to as APB 21, Interest on Receivables and Payables), and drawing inference from ASC 815-40, “Contracts in Entity’s Own Equity”, (previously referred to as EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock), allocated the proceeds based on the relative fair value of the various components of the transaction and allocated such proceeds on a pro-rata basis, based on those separately determined fair values.  Accordingly, the Company recorded $712,872 as discount on issue of debt, which will be amortized over the period of the loan. The Company amortized such discount amounting to $178,218 during the the three month period ended December 31, 2009.

The Company’s total interest expense was $1,019,687 for the nine months ended December 31, 2009.  No interest was capitalized by the Company for the nine months ended December 31, 2009.

NOTE 6 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company’s current assets and current liabilities approximate their carrying value because of their short term maturity. Such financial instruments are classified as current and are expected to be liquidated within the next twelve months.

NOTE 7 – GOODWILL

The change in goodwill balance is as follows::

	December 31 2009	March 31 2009
	(Unaudited)	(Audited)
Balance at the beginning of the period	$17,483,501	$17,483,501
Elimination on deconsolidation of Sricon	(10,552,194)	-
Balance at the end of the period	$6,931,307	$17,483,501

NOTE 8 - RELATED PARTY TRANSACTIONS

For the three month period ended December 31, 2009, $8,000 was paid to SJS Associates for Mr. Selvaraj’s consulting services.

The Company had agreed to pay Integrated Global Network, LLC (“IGN, LLC”), an affiliate of our Chief Executive Officer, Mr. Mukunda, an administrative fee of $4,000 per month for office space and general and administrative services.  A total $8,000 was paid to IGN, LLC for the period.  The Company and IGN, LLC have agreed to continue the agreement on a month-to-month basis.

NOTE 9 -COMMITMENTS AND CONTINGENCY

 No significant commitments and contingencies were made during the 3 month and 9 month periods ended December 31, 2009.

NOTE 10 - INVESTMENT ACTIVITIES

No significant investment activities occurred during the 3 month and 9 month periods ended December 31, 2009.

NOTE 11 - COMMON STOCK

See Securities Section.

NOTE 12 – STOCK-BASED COMPENSATION

On April 1, 2009 the Company adopted ASC 718, “Compensation-Stock Compensation”, (previously referred to as SFAS No. 123 (revised 2004), Share Based Payment).  ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. No stock based compensation was awarded during the 3 month period ended December 31, 2009.    On May 13, 2009, the Company granted 78,820 shares of common stock and 1,413,000 stock options, to its directors and employees.   The options vested immediately.  The exercise price of the options was $1.00 per share, and the options will expire on May 13, 2014.  The fair value of the stock was $39,410 on the date of grant and the fair value of the stock options was $90,997.  Total share-based compensation expense, related to all of the Company’s share-based awards, recognized for the 9 month period ended December 31, 2009 is $130,407. Under the 2008 Omnibus Plan, 457,408 options remain issuable under the plan.

The fair value of stock option awards is estimated on the date of grant using a Black-Scholes Pricing Model with the following assumptions for options awarded during the three and nine months ended December 31, 2009:

Three Months Ended December 31,
	2009	2008

Expected life of options (years)	None	None
Vested Options	None	None
Risk free interest rate	None	None
Expected volatility of stock	None	None
Expected dividend yield	None	None

	Nine Months Ended December 31,

	2009	2008

Expected life of options (years)	5	None
Vested Options	100%	None
Risk free interest rate	1.98%	None
Expected volatility of stock	35.35%	None
Expected dividend yield	None	None

The volatility estimate was derived using historical data for the IGC stock and for public companies in the infrastructure industry.

NOTE 13 -  DECONSOLIDATION

As previously disclosed in our Form 8-K dated September 21, 2007 and Form 10-QSB for the quarterly period ended June 30, 2007, on September 21, 2007, the Company entered into a Share Subscription cum Purchase Agreement  (the “Sricon Subscription Agreement”) dated as of September 15, 2007 with Sricon Infrastructure Private Limited  (“Sricon”) and certain individuals (collectively, the “Sricon Promoters”), pursuant to which the Company or its subsidiary in Mauritius (IGC-M)  acquired (the “Sricon Acquisition”) 4,041,676 newly-issued equity shares  (the “New Sricon Shares”) directly from Sricon for approximately $26 million and 351,840 equity shares from Mr. R. L. Srivastava for approximately $3 million (both based on an exchange rate of INR 40 per USD) so that at the conclusion of the transactions contemplated by the Sricon Subscription Agreement, the Company owned approximately 63% of the outstanding equity shares of Sricon.  We paid full price for the stock of Sricon, and we subsequently borrowed $17.9 million (computed at an exchange rate of approximately 40 INR to $1 USD) from Sricon.    As previously disclosed, failure to repay the note or negotiate a settlement could result in IGC having to decrease its ownership in Sricon by tendering all or a portion of the Sricon shares it owns to Sricon to repay the note.  The Sricon Acquisition was consummated on March 7, 2008.

Pursuant to board resolutions dated February 8, 2010, effective as of October 1, 2009 we decreased our ownership in Sricon Infrastructure from 63% to 22.3%. Rather than continue to owe Sricon $17.9 million, and more importantly, continue to fund two construction companies, we decreased our ownership in Sricon by an amount proportionate to the loan.  The impact is that we no longer owe Sricon $17.9 million and our corresponding ownership is decreased.  The deconsolidation of Sricon from the balance sheet of IGC results in shrinking the IGC balance sheet and a one-time charge on the P&L taken in the quarter ended December 31, 2009. The equity dilution of 40.715% resulted in a consideration of $17,900,000 adjusted primarily for the inter-company loan provided by Sricon to the parent.  Following the guidance under ASC 810-10, the parent derecognized the assets, liabilities and equity components (including the amounts previously recognized in other comprehensive income) related to Sricon.  IGC recorded a loss of $1,107,124 million and further reclassified an accumulated AOCI loss of $2,098,492 million in the income statement as a result of the dilution.  Deferred acquisition costs related to Sricon amounted to $1,854,750, which were subsequently recorded in the income statement for the period ended December 31, 2009.

The Company has accounted for its remaining 22.3% interest in Sricon by the equity method. The carrying value of the investment in Sricon as of December 31, 2009, was $8,182,387. The Company’s equity in the income of Sricon for the three months ended December 31, 2009 was $16,446.

NOTE 14 - INCOME TAXES

The provision for income taxes decreased $1.9 million in the nine month period ended December 31, 2009 compared to the same period in 2008.  The decrease in income taxes was primarily due to the decrease in income before income taxes of $6.4 million for the same nine month period. Our effective tax rate was 1.3% in the nine month period ending December 31, 2009 and 77% for the same period in 2008. The majority of the tax expense was incurred by our overseas subsidiaries with Sricon having the bulk of the tax expense allocation. The decrease in our effective tax rate was due to the sharp decrease in income before income taxes.

NOTE 15 - RECONCILIATION OF EPS

For December 31, 2009, the basic shares include founders shares, shares sold in the private placement, shares sold in the IPO, shares sold in the registered direct, shares arising from the exercise of warrants issued in the placement of debt and the registered direct, shares issued in connection with debt and shares issued to employees, directors and vendors.   The fully diluted shares include the basic shares plus warrants issued as part of the units sold in the private placement and IPO, warrants sold as part of the units sold in the registered direct and employee options.   The UPO issued to the underwriters (1,500,000 shares) is not considered as the strike price for the UPO is “out of the money” at $6.50 per share.  The historical weighted average per share, for our shares, through December 31, 2009, was applied using the treasury method of calculating the fully diluted shares.  The calculations for fully diluted shares include 660,893 shares and exclude 12,954,849 shares from the fully diluted EPS computations.

NOTE 16 - SUBSEQUENT EVENTS

As stated in our 8-K dated January 6, 2010 we commissioned a quarry for commercial production in Maharashtra, India and announced plans for use of a second quarry.

India Globalization Capital, Inc.

Units, each Unit Consisting of
Share(s) Common Stock and
Warrant(s) to purchase up to shares of Common Stock

PROSPECTUS

Until           (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver this prospectus.

PART II

Information not required in prospectus

Item 13.	Other expenses of issuance and distribution

The following table sets forth all expenses payable in connection with registration of the securities covered by this prospectus. All the amounts shown are estimates, except the SEC registration fee.  We will bear all costs, fees and expenses listed below incurred in effecting the issuance and registration of the shares covered by this prospectus.

	Total

SEC registration fee	$1212
Printing expenses	$40,000	*
Legal fees and expenses	$70,000	*
Accounting fees and expenses	$20,000	*
Miscellaneous	$25,000	*
Total	$156,212
*              Estimated.

Item 14.        Indemnification of officers and directors

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 2-418 of the Maryland General Corporation Law. Section 2-418 of the Maryland General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 2-418. Indemnification of directors, officers, employees and agents.

(a) Definitions. — In this section the following words have the meanings indicated.

(1)             “Director” means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

(2)           “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(3)              ”Expenses” includes attorney’s fees.

(4)             “Official capacity” means the following:

(i)             When used with respect to a director, the office of director in the corporation; and

(ii)           When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

(iii)             “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(5)             “Party” includes a person who was, is, or is threatened to be made a named defendant or r respondent in a proceeding.

(6)           “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

(b) Permitted indemnification of director. —

(1)             A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

(i)             The act or omission of the director was material to the matter giving rise to the proceeding; and

1.             Was committed in bad faith; or

2.             Was the result of active and deliberate dishonesty; or

(ii)             The director actually received an improper personal benefit in money, property, or services; or

(iii)             In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

(2)             (i)             Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

(ii)             However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

(3)             (i)             The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

(ii)             The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

(4)           A corporation may not indemnify a director or advance expenses under this section for a proceeding brought by that director against the corporation, except:

                                 (i)             For a proceeding brought to enforce indemnification under this section; or

(ii)             If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly provide otherwise.

(c) No indemnification of director liable for improper personal benefit. — A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

(d) Required indemnification against expenses incurred in successful defense — Unless limited by the charter:

(1)             A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

(2)             A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

(i)             If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

(ii)             If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(3)           A court of appropriate jurisdiction may be the same court in which the proceeding involving the director’s liability took place.

(e) Determination that indemnification is proper. — (1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

(2)             Such determination shall be made:

(i)             By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

(ii)              By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

(iii)             By the stockholders.

(3)             Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

(4)           Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

(f) Payment of expenses in advance of final disposition of action. — (1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

(i)             A written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

(ii)             A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(2)             The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(3)             Payments under this subsection shall be made as provided by the charter, bylaws, or contract or as specified in subsection (e) of this section.

(g) Validity of indemnification provision. — The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) Reimbursement of director’s expenses incurred while appearing as witness. — This section does not limit the corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

(i)      Director’s service to employee benefit plan. — For purposes of this section:

(1)             The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director’s duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;

(2)           Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

(3)           Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director’s duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

(j) Officer, employee or agent. — Unless limited by the charter:

(1)             An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

(2)             A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

(3)           A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

(k) Insurance or similar protection. — (1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

(2)             A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

(3)             The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

(l) Report of indemnification to stockholders. — Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders’ meeting or prior to the meeting.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B. of Article Tenth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 2-418 of the MGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”

Article XI of our Bylaws provides for indemnification of any of our directors, officers, employees or agents for certain matters in accordance with Section 2-418 of the Maryland General Corporation Law.

Item 15.	Recent sales of unregistered securities

Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by us within the past three years. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the SEC under which exemption from registration was claimed.

On February 3, 2006, the Company sold 200,000 shares of common stock for an aggregate consideration of $2,000 in cash at a price of approximately $.01 per share as follows:

Name	Number of Shares	Relationship to the Company at the Time of Acquisition
Dr. Ranga Krishna	100,000	Chairman of the Board
John Cherin	37,500	Chief Financial Officer, Treasurer
		and Director
Larry Pressler	25,000	Special Advisor
P.G. Kakodkar	12,500	Special Advisor
Sudhakar Shenoy	12,500	Director
Suhail Nathani	12,500	Director

These shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as they were sold to sophisticated, wealthy individuals. No underwriting discounts or commissions were paid with respect to such sales.

In March, 2006, immediately prior to the initial public offering of the Company’s units, in a private placement, the Company sold an aggregate of 170,000 units, with each unit consisting of 1 share of Common Stock and 2 warrants, each exercisable to purchase 1 share of common stock (at an initial exercise price of $5.00 per share) at a price equal to the offering price of the Company’s initial public offering, $6.00 per unit.  These shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as they were sold to sophisticated, wealthy individuals. No underwriting discounts or commissions were paid with respect to such sales.  The units were sold as follows:

Name	Number of Units	Relationship to the Company at the Time of Acquisition
Dr. Ranga Krishna	120,000	Chairman of the Board
John Cherin	16,666	Chief Financial Officer, Treasurer and Director
Ram Mukunda	33,334	Chief Executive Officer, President and Director

On February 5, 2007, the Company entered into a Note and Warrant Purchase Agreement with Oliveira Capital, LLC (“Oliveira”) pursuant to which the Company sold Oliveira a Promissory Note in the principal amount of $3,000,000 and a warrant to purchase up to 425,000 shares of common stock of the Company (at an initial exercise price of $5.00 per share) in a private placement.  The Note became due on February 5, 2008.  As provided in the Note and Warrant Purchase Agreement, the Company requested an extension of the term of the Note and issued to Oliveira an additional warrant to purchase up to 425,000 shares of common stock of the Company (at an initial exercise price of $5.00 per share).  These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sales.

On December 24, 2007, the Company sold Promissory Notes and shares of the Company’s common stock in a private placement as follows:

Name	Principal Amount of Promissory Note	Number of Shares of Common Stock	Relationship to the Company at the Time of Acquisition
Dr. Ranga Krishna	$4,300,000	446,226	Chairman of the Board
Oliveira Capital, LLC	$1,000,000	103,774	None

On January 10, 2008, the Company sold Promissory Notes and shares of the Company’s common stock in a private placement as follows:

Name	Principal Amount of Promissory Note	Number of Shares of Common Stock	Relationship to the Company at the Time of Acquisition
Funcorp Associates	$50,000	5,189	None
Trufima NV	$50,000	5,189	None
Geri Investments NV	$100,000	10,377	None
Harmon Corp NV	$50,000	5,189	None
La Legetaz	$100,000	10,377	None
Arterio, Inc.	$50,000	5,189	None
Domanco Venture Capital Find	$50,000	5,189	None
Anthony Polak	$75,000	7,783	None
Anthony Polak “S”	$50,000	5,189	None
Jamie Polak	$50,000	5,189	None
RL Capital Partners LP	$250,000	25,943	None
Ronald M. Lazar, IRA	$50,000	5,189	None
White Sand Investor Group	$500,000	51,887	None
MLR Capital Offshore Master Fund, Ltd.	$550,000	57,075	None

The December 2007 and January 2008 transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sales.   These Promissory Notes have been repaid in full  Pursuant to the terms of the Note Purchase Agreement between the Company and the purchasers of the Promissory Notes and shares, the shares of common stock were issued to the purchasers subsequent to the Company’s acquisition of a controlling interest in Sricon and TBL

On August 15, 2008, the Company issued 10,000 shares of its common stock to RedChip Companies, Inc. in a private placement as payment for services .  This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sale.

On September 30, 2008, the Company entered into a Note and Share Purchase Agreement with Steven M. Oliveira 1998 Charitable Remainder Unitrust (“Oliveira Trust”) pursuant to which the Company sold the Oliveira Trust a Promissory Note in the principal amount of $2,000,000 (the “Original Olivera Trust Note”) and 200,000 shares of common stock of the Company .  The Original Olivera Trust Note was due and payable on September 30, 2009, or upon an earlier change in control of the Company, and bears interest at a rate of 6% per annum.   The Note and Share Purchase Agreement provided for the issuance by the Company of additional shares of its Common Stock to the Oliveira Trust for no additional consideration as follows:  if an event of default under the Promissory Note remains uncured for a period of more than 30 days, the Company would issue to the Oliveira Trust an additional 10,000 shares of Common Stock for each $100,000 of outstanding principal amount of the Original Olivera Trust Note and if the Company failed to file a registration statement covering the resale Common Stock within 45 days after the sale of the Original Olivera Trust Note and Common Stock to the Oliveira Trust or such registration statement is not declared effective within 150 days after filing (subject to certain exceptions and extensions) the Company would issue to the Oliveira Trust an additional 25,000 shares of Common Stock for each $100,000 of outstanding principal amount of the “Original Olivera Trust Note and an additional 5,000 shares  for each $100,000 of outstanding principal amount of the Promissory Note for each subsequent 30 day period such registration statement is not declared effective,  These transactions were exempt from registration under the Securities Act pursuant to Regulation D promulgated under the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sales.

On July 13, 2009, the Company issued 15,000 shares of common stock to RedChip Companies Inc. in a private placement as payment for services.  This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sale.

On October 5, 2009, the Company entered into a new Note and Share Purchase Agreement (the “New Oliveira Purchase Agreement”) with the Oliveira Trust pursuant to which the Oliveria Trust exchanged the Original Olivera Trust Note for a new promissory note (the “New Note”) on substantially the same terms as the Original Olivera Trust Note except that the principal amount of the New Note is $2,120,000, which reflects the accrued but unpaid interest on the Original Olivera Trust Note. There is no interest payable on the New Note and the New Note is due and payable on October 4, 2010 (the “Maturity Date”).  As is the case with the Original Olivera Trust Note, the Company can pre-pay the New Note at any time without penalty or premium, and the New Note is unsecured.

The New Note is not convertible into Common Stock) or other securities of the Company. However, under the New Oliveira Purchase Agreement, as additional consideration for the exchange of the Original Olivera Trust Note, the Company agreed to issue 530,000 shares of Common Stock to the Oliveira Trust.  If the Company fails to repay the Notes by the Maturity Date, the Oliveira Trust would be entitled to receive an additional 200,000 shares of Common Stock.

Pursuant to the New Oliveira Purchase Agreement, which supercedes the original Note and Warrat Purcahse Agreement, the Company has also agreed that if the Note is not repaid by the Maturity Date it will use reasonable best efforts to ensure that no later than  October 4, 2010, it will have a registration statement effective with a sufficient number of shares of Common Stock based on the then fair market value of the shares registered in excess of the amount due under the New Note.  The securities sold in this transaction have not been registered under the Securities Act of 1933, as amended (the “Act”) and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act.  The issuance of the foregoing securities was exempt from registration under Section 3(a)(9) of the Act as an exchange of securities solely with an existing securityholder where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

On October 16, 2009, the Company entered into a Note and Share Purchase Agreement with Bricoleur Partners, L.P.  (“Bricoleur”) pursuant to which the Company sold Bricoleur a Promissory Note in the principal amount of $2,000,000 and 530,000 shares of common stock of the Company .  The Promissory Note is due and payable on October 16, 2010, or upon an earlier change in control of the Company, and bears no interest.   The Note and Share Purchase Agreement, provides for the issuance by the Company of additional shares of its Common Stock to Bricoleur for no additional consideration as follows:  if an event of default under the Promissory Note remains uncured for a period of more than 30 days, the Company shall issue to Bricoleur an additional 10,000 shares of Common Stock for each $100,000 of outstanding principal amount of the Promissory Note and if the Company fails to file a registration statement covering the resale Common Stock within 45 days after the sale of the Promissory Note and Common Stock to Bricoleur or such registration statement is not declared effective within 150 days after filing (subject to certain exceptions and extensions) the Company shall issue to Bricoleur an additional 25,000 shares of Common Stock for each $100,000 of outstanding principal amount of the Promissory Note and an additional 5,000 shares  for each $100,000 of outstanding principal amount of the Promissory Note for each subsequent 30 day period such registration statement is not declared effective,  These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sales.

On May 13, 2009, the Company granted 39,410 shares of its common stock to each of Ram Mukunda and Dr. Ranga Krishna.  These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sales.

In March 2010, the Company issued 9,135 shares of common stock to RedChip Companies Inc. in a private placement as payment for services.  This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sale.

Item 16.	Exhibits and financial statement schedules

(a)	Exhibits

Exhibit No.	Description

1.1	Placement Agency Agreement between the Registrant, Source Capital Group, Inc. and ________ dated ________, 2010.*
3.1	Amended and Restated Articles of Incorporation. (1)
3.2	By-laws. (2)
4.1	Specimen Unit Certificate. (3)
4.2	Specimen Common Stock Certificate. (3)
4.3	Specimen Warrant Certificate. (3)
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant. (1)
4.5	Form of Purchase Option to be granted to Ferris, Baker Watts, Inc. (1)
4.6	Form of Common Stock Purchase Warrant.*
4.7	Form of Subscription Agreement [if applicable.]*
5.1	Opinion of Seyfarth Shaw LLP *
10.1	Amended and Restated Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and Ram Mukunda. (4)
10.2	Amended and Restated Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and John Cherin. (4)
10.3	Amended and Restated Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and Ranga Krishna. (4)
10.4	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant. (5)
10.5	Promissory Note issued by the Registrant to Ram Mukunda. (2)
10.5.1	Extension of Due Date of Promissory Note issued to Ram Mukunda. (2)
10.6	Form of Stock and Unit Escrow Agreement among the Registrant, Ram Mukunda, John Cherin and Continental Stock Transfer & Trust Company. (2)
10.7	Form of Registration Rights Agreement among the Registrant and each of the existing stockholders. (3)
10.8	Form of Unit Purchase Agreement among Ferris, Baker Watts, Inc. and one or more of the Initial Stockholders. (5)
10.9	Form of Office Service Agreement between the Registrant and Integrated Global Networks, LLC. (5)
10.10	Amended and Restated Letter Advisory Agreement between the Registrant, Ferris, Baker Watts, Inc. and SG Americas Securities, LLC. (5)
10.11	Form of Letter Agreement between Ferris, Baker Watts, Inc. and certain officers and directors of the Registrant. (4)
10.12	Form of Letter Agreement between Ferris, Baker Watts, Inc. and each of the Special Advisors of the Registrant. (4)
10.13	Form of Letter Agreement between the Registrant and certain officers and directors of the Registrant. (4)
10.14	Form of Letter Agreement between the Registrant and each of the Special Advisors of the Registrant. (4)
10.15	Promissory Note issued by the Registrant to Ranga Krishna. (2)
10.15.1	Extension of Due Date of Promissory Note issued to Ranga Krishna. (2)

10.16	Form of Promissory Note to be issued by the Registrant to Ranga Krishna. (2)
10.17	Share Subscription Cum Purchase Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons “named as Promoters therein”. (6)
10.18	Debenture Subscription Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein. (6)
10.19	Note and Warrant Purchase Agreement dated February 5, 2007 by and among India Globalization Capital, Inc. and Oliveira Capital, LLC. (6)
10.20	Promissory Note dated February 5, 2007 in the initial principal amount for $3,000,000 issued by India Globalization Capital, Inc. to Oliveira Capital, LLC. (6)
10.21	Warrant to Purchase Shares of Common Stock of India Globalization Capital, Inc. issued by India Globalization Capital, Inc. to Oliveira Capital, LLC. (6)
10.22
First Amendment to Share Subscription Cum Purchase Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein. (7)

10.23
First Amendment to the Debenture Subscription Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein. (7)

10.24	Contract Agreement dated April 29, 2007 between IGC, CWEL, AMTL and MAIL. (7)
10.25	First Amendment dated August 20, 2007 to Agreement dated April 29, 2007 between IGC, CWEL, AMTL and MAIL. (8)
10.26	Share Subscription Cum Purchase Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein (9).
10.27	Shareholders Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein. (9)
10.28	Share Purchase Agreement dated September 21, 2007 by and between India Globalization Capital, Inc. and Odeon Limited. (9)
10.29	Share Subscription Cum Purchase Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (9)
10.30	Shareholders Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (9)
10.31
Form of Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on December 19, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (10)

10.32
Form of Amendment to the Share Subscription Agreement Dated September 16, 2007, entered into on December 21, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein. (10)

10.33	Note Purchase Agreement, effective as of December 24, 2007, by and among India Globalization Capital, Inc. and the persons named as Lenders therein. (10)
10.34	Form of India Globalization Capital, Inc. Promissory Note. (10)

10.35	Form of Registration Rights Agreement by and among India Globalization Capital, Inc. and the persons named as Investors therein. (10)
10.36	Form of Pledge Agreement, effective as of December 24, 2007, by and among India Globalization Capital, Inc. and the persons named as Secured Parties therein. (10)
10.37	Form of Lock up Letter Agreement, dated December 24, 2007 by and between India Globalization Capital, Inc. and Dr. Ranga Krishna. (10)
10.38	Form of Letter Agreement, dated December 24, 2007, with Dr. Ranga Krishna. (10)
10.39	Form of Letter Agreement, dated December 24, 2007, with Oliveira Capital, LLC. (10)
10.40	Form of Warrant Clarification Agreement, dated January 4, 2008, by and between the Company and Continental Stock Transfer & Trust Company. (11)
10.41	Form of Amendment to Unit Purchase Options, dated January 4, 2008, by and between the Company and the holders of Unit Purchase Options. (11)
10.42
Second Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on January 14, 2008 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (12)

10.43
Letter Agreement dated January 8, 2008 by and among India Globalization Capital, Inc., Odeon Limited, and Techni Bharathi Limited with respect to the Share Purchase Agreement dated September 21, 2007 by and among India Globalization Capital, Inc. and  Odeon Limited. (12)

10.44	Employment Agreement between India Globalization Capital, Inc., India Globalization Capital Mauritius and Ram Mukunda dated as of March 8, 2008. (13)
10.45	2008 Omnibus Incentive Plan. (14)
10.46	Note and Share Purchase Agreement dated as of September 30, 2008, by and among India Globalization Capital, Inc. and Steven M. Oliveira 1998 Charitable Remainder Unitrust (15)
10.47	Registration Rights Agreement dated September 30, 2008 by and among India Globalization Capital, Inc. and the persons named as Investors therein. (15)
10.48	Note and Share Purchase Agreement dated as of October 5, 2009, by and among India Globalization Capital, Inc. and Steven M. Oliveira 1998 Charitable Remainder Unitrust (16)
10.49	Unsecured Promissory Note dated as of October 5, 2009 in the principal amount of $2,120,000 issued by the Company to the Steven M. Oliveira 1998 Charitable Remainder Unitrust. (16)
10.50	Note and Share Purchase Agreement dated as of October 16, 2009 between the Company and Bricoleur Partners, L.P. (17)
10.51	Unsecured Promissory Note dated as of October 16, 2009 in the principal amount of $2,000,000 issued by the Company to Bricoleur Partners, L.P. (17)
10.52	Registration Rights Agreement dated as of October 16, 2009 between the Company and Bricoleur Partners, L.P. (17)
10.53	Form of Securities Purchase Agreement dated as of September 14, 2009 by and among India Globalization Capital, Inc. and the investors named therein (18)
10.54	Amendment No. 1 dated as of October 30, 2009 to Securities Purchase Agreement by and among India Globalization Capital, Inc. and the investors named therein. ***
10.55	ATM Agency Agreement, dated as of October 13, 2009, by and between India Globalization Capital, Inc. and Enclave Capital LLC (19)
21	Subsidiaries ***
23.1	Consent of Yoganandh & Ram **
23.2	Consent of Seyfarth Shaw LLP (incorporated by reference from Exhibit 5.1) *
23.3	Consent of Mega Ace Consultancy. (4)
24	Power of Attorney. ***
99.1	Code of Ethics. (5)

*	To be filed by amendment.
**	Filed herewith.
***	Previously filed as an exhibit to this Registration Statement.
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on November 2, 2005.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on February 14, 2006.
(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as originally filed on May 13, 2005.
(4)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on July 11, 2005.
(5)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on March 2, 2006.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on February 12, 2007.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on May 2, 2007.
(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on August 23, 2007.
(9)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on September 27, 2007.
(10)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on December 27, 2007.
(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on January 7, 2008.
(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on January 16, 2008.
(13)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on May 23, 2008.
(14)	Incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A (SEC File No. 333-124942), as originally filed on February 8, 2008.
(15)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 6, 2008.
(16)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 8, 2009.
(17)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 21, 2009.
(18)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on September 17, 2009.
(19)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 13, 2009.

(b)	Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable, not required or the information is indicated elsewhere in the financial statements or the notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes that,

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on April 27, 2010 .

INDIA GLOBALIZATION CAPITAL, INC.

By:	/s/ Ram Mukunda
Name:	Ram Mukunda
Title:	President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Ram Mukanda  his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date
/s/ Ram Mukunda	President and Chief Executive Officer	April 27, 2010
Ram Mukunda	(Principal Executive Officer)

/s/*	Chairman	April 27, 2010
Ranga Krishna

/s/ John Selvaraj	Treasurer	April 27, 2010
John Selvaraj	(Principal Financial and Accounting Officer)

/s/*	Director	April 27, 2010
Suhail Nathani

/s/*	Director	April 27, 2010
Sudhakar Shenoy

/s/*	Director	April 27, 2010
Richard Prins

*By:	/s/ Ram Mukunda
Ram Mukunda
Power of Attorney

EXHIBIT INDEX

Exhibit No.	Description
1.1	Placement Agency Agreement between the Registrant, Source Capital Group, Inc. and ________ dated ________, 2010.*
3.1	Amended and Restated Articles of Incorporation. (1)
3.2	By-laws. (2)
4.1	Specimen Unit Certificate. (3)
4.2	Specimen Common Stock Certificate. (3)
4.3	Specimen Warrant Certificate. (3)
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant. (1)
4.5	Form of Purchase Option to be granted to Ferris, Baker Watts, Inc.. (1)
4.6	Form of Common Stock Purchase Warrant.*
4.7	Form of Subscription Agreement [if applicable.]*
5.1	Opinion of Seyfarth Shaw LLP *
10.1	Amended and Restated Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and Ram Mukunda. (4)
10.2	Amended and Restated Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and John Cherin. (4)
10.3	Amended and Restated Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and Ranga Krishna. (4)
10.4	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant. (5)
10.5	Promissory Note issued by the Registrant to Ram Mukunda. (2)
10.5.1	Extension of Due Date of Promissory Note issued to Ram Mukunda. (2)
10.6	Form of Stock and Unit Escrow Agreement among the Registrant, Ram Mukunda, John Cherin and Continental Stock Transfer & Trust Company. (2)
10.7	Form of Registration Rights Agreement among the Registrant and each of the existing stockholders. (3)
10.8	Form of Unit Purchase Agreement among Ferris, Baker Watts, Inc. and one or more of the Initial Stockholders. (5)
10.9	Form of Office Service Agreement between the Registrant and Integrated Global Networks, LLC. (5)
10.10	Amended and Restated Letter Advisory Agreement between the Registrant, Ferris, Baker Watts, Inc. and SG Americas Securities, LLC. (5)
10.11	Form of Letter Agreement between Ferris, Baker Watts, Inc. and certain officers and directors of the Registrant. (4)
10.12	Form of Letter Agreement between Ferris, Baker Watts, Inc. and each of the Special Advisors of the Registrant. (4)
10.13	Form of Letter Agreement between the Registrant and certain officers and directors of the Registrant. (4)
10.14	Form of Letter Agreement between the Registrant and each of the Special Advisors of the Registrant. (4)
10.15	Promissory Note issued by the Registrant to Ranga Krishna. (2)
10.15.1	Extension of Due Date of Promissory Note issued to Ranga Krishna. (2)

10.16	Form of Promissory Note to be issued by the Registrant to Ranga Krishna. (2)
10.17	Share Subscription Cum Purchase Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons “named as Promoters therein”. (6)
10.18	Debenture Subscription Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein. (6)
10.19	Note and Warrant Purchase Agreement dated February 5, 2007 by and among India Globalization Capital, Inc. and Oliveira Capital, LLC. (6)
10.20	Promissory Note dated February 5, 2007 in the initial principal amount for $3,000,000 issued by India Globalization Capital, Inc. to Oliveira Capital, LLC. (6)
10.21	Warrant to Purchase Shares of Common Stock of India Globalization Capital, Inc. issued by India Globalization Capital, Inc. to Oliveira Capital, LLC. (6)
10.22
First Amendment to Share Subscription Cum Purchase Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein. (7)

10.23
First Amendment to the Debenture Subscription Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein. (7)

10.24	Contract Agreement dated April 29, 2007 between IGC, CWEL, AMTL and MAIL. (7)
10.25	First Amendment dated August 20, 2007 to Agreement dated April 29, 2007 between IGC, CWEL, AMTL and MAIL. (8)
10.26	Share Subscription Cum Purchase Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein (9).
10.27	Shareholders Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein. (9)
10.28	Share Purchase Agreement dated September 21, 2007 by and between India Globalization Capital, Inc. and Odeon Limited. (9)
10.29	Share Subscription Cum Purchase Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (9)
10.30	Shareholders Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (9)
10.31
Form of Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on December 19, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (10)

10.32
Form of Amendment to the Share Subscription Agreement Dated September 16, 2007, entered into on December 21, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein. (10)

10.33	Note Purchase Agreement, effective as of December 24, 2007, by and among India Globalization Capital, Inc. and the persons named as Lenders therein. (10)
10.34	Form of India Globalization Capital, Inc. Promissory Note. (10)

10.35	Form of Registration Rights Agreement by and among India Globalization Capital, Inc. and the persons named as Investors therein. (10)
10.36	Form of Pledge Agreement, effective as of December 24, 2007, by and among India Globalization Capital, Inc. and the persons named as Secured Parties therein. (10)
10.37	Form of Lock up Letter Agreement, dated December 24, 2007 by and between India Globalization Capital, Inc. and Dr. Ranga Krishna. (10)
10.38	Form of Letter Agreement, dated December 24, 2007, with Dr. Ranga Krishna. (10)
10.39	Form of Letter Agreement, dated December 24, 2007, with Oliveira Capital, LLC. (10)
10.40	Form of Warrant Clarification Agreement, dated January 4, 2008, by and between the Company and Continental Stock Transfer & Trust Company. (11)
10.41	Form of Amendment to Unit Purchase Options, dated January 4, 2008, by and between the Company and the holders of Unit Purchase Options. (11)
10.42
Second Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on January 14, 2008 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (12)

10.43
Letter Agreement dated January 8, 2008 by and among India Globalization Capital, Inc., Odeon Limited, and Techni Bharathi Limited with respect to the Share Purchase Agreement dated September 21, 2007 by and among India Globalization Capital, Inc. and  Odeon Limited. (12)

10.44	Employment Agreement between India Globalization Capital, Inc., India Globalization Capital Mauritius and Ram Mukunda dated as of March 8, 2008. (13)
10.45	2008 Omnibus Incentive Plan. (14)
10.46	Note and Share Purchase Agreement dated as of September 30, 2008, by and among India Globalization Capital, Inc. and Steven M. Oliveira 1998 Charitable Remainder Unitrust (15)
10.47	Registration Rights Agreement dated September 30, 2008 by and among India Globalization Capital, Inc. and the persons named as Investors therein. (15)
10.48	Note and Share Purchase Agreement dated as of October 5, 2009, by and among India Globalization Capital, Inc. and Steven M. Oliveira 1998 Charitable Remainder Unitrust (16)
10.49	Unsecured Promissory Note dated as of October 5, 2009 in the principal amount of $2,120,000 issued by the Company to the Steven M. Oliveira 1998 Charitable Remainder Unitrust. (16)
10.50	Note and Share Purchase Agreement dated as of October 16, 2009 between the Company and Bricoleur Partners, L.P. (17)
10.51	Unsecured Promissory Note dated as of October 16, 2009 in the principal amount of $2,000,000 issued by the Company to Bricoleur Partners, L.P. (17)
10.52	Registration Rights Agreement dated as of October 16, 2009 between the Company and Bricoleur Partners, L.P. (17)
10.53	Form of Securities Purchase Agreement dated as of September 14, 2009 by and among India Globalization Capital, Inc. and the investors named therein (18)
10.54	Amendment No. 1 dated as of October 30, 2009 to Securities Purchase Agreement by and among India Globalization Capital, Inc. and the investors named therein .**
10.55	ATM Agency Agreement, dated as of October 13 2009, by and between India Globalization Capital, Inc. and Enclave Capital LLC (19)
21	Subsidiaries ***
23.1	Consent of Yoganandh & Ram**
23.2	Consent of Seyfarth Shaw LLP (incorporated by reference from Exhibit 5.1) *
23.3	Consent of Mega Ace Consultancy. (4)
24	Power of Attorney. ***
99.1	Code of Ethics. (5)

*	To be filed by amendment.
**	Filed herewith
***	Previously filed as an exhibit to this Registration Statement.
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on November 2, 2005.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on February 14, 2006.
(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as originally filed on May 13, 2005.
(4)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on July 11, 2005.
(5)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on March 2, 2006.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on February 12, 2007.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on May 2, 2007.
(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on August 23, 2007.
(9)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on September 27, 2007.
(10)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on December 27, 2007.
(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on January 7, 2008.
(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on January 16, 2008.
(13)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on May 23, 2008.
(14)	Incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A (SEC File No. 333-124942), as originally filed on February 8, 2008.
(15)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 6, 2008.
(16)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 8, 2009.
(17)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 21, 2009.
(18)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on September 17, 2009.
(19)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 13, 2009.